     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 29, 1999

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         THE GOLDMAN SACHS GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                              6211                             13-4019460
  (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                            ------------------------

                                85 BROAD STREET
                            NEW YORK, NEW YORK 10004
                                 (212) 902-1000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 ROBERT J. KATZ
                                GREGORY K. PALM
                              GOLDMAN, SACHS & CO.
                                85 BROAD STREET
                            NEW YORK, NEW YORK 10004
                                 (212) 902-1000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

              RICARDO A. MESTRES, JR.                                   ALAN L. BELLER
                    JOHN P. MEAD                                    CHRISTOPHER E. AUSTIN
                   DAVID B. HARMS                                   CHRISTOPHER J. WALTON
                ROBERT W. REEDER III                          CLEARY, GOTTLIEB, STEEN & HAMILTON
                SULLIVAN & CROMWELL                                   ONE LIBERTY PLAZA
                  125 BROAD STREET                                 NEW YORK, NEW YORK 10006
              NEW YORK, NEW YORK 10004                                  (212) 225-2000
                   (212) 558-4000

                            ------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If the delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                PROPOSED MAXIMUM       PROPOSED MAXIMUM
         TITLE OF EACH CLASS               AMOUNT TO BE          OFFERING PRICE           AGGREGATE              AMOUNT OF
   OF SECURITIES TO BE REGISTERED         REGISTERED(1)           PER UNIT(2)         OFFERING PRICE(2)       REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
    % Notes due 200  ................     $1,000,000,000              100%              $1,000,000,000            $278,000
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) This registration statement also covers an undeterminable amount of the Notes that may be reoffered and resold on an ongoing basis after the initial sale, in market-making transactions by affiliates of the registrant.

(2) Estimated solely for purposes of determining the registration fee.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This registration statement covers $1,000,000,000 aggregate principal
amount of   % Notes due 200  (the "Notes") of The Goldman Sachs Group, Inc. ("GS
Inc.") for sale in an initial offering. This registration statement also covers an undeterminable amount of the Notes for resale by affiliates of GS Inc., including Goldman, Sachs & Co., in market-making transactions on an ongoing basis after the initial offering has begun. The prospectus to be used in the initial offering follows immediately after this explanatory note. The prospectus to be used in market-making transactions will be identical, except that it will have:

     - different front and back cover pages; and

     - a section entitled "Plan of Distribution" instead of the section entitled "Underwriting".

The alternate and additional pages of the market-making prospectus follow immediately after the prospectus for the initial offering.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                  Subject to Completion. Dated March 29, 1999.

                                 $1,000,000,000
                         THE GOLDMAN SACHS GROUP, INC.
[GOLDMAN SACHS LOGO]
                                   % Notes due 200

                            ------------------------

     The Goldman Sachs Group, Inc. will pay interest on the Notes on May 15 and November 15 of each year. The first interest payment date will be November 15, 1999.

     Goldman Sachs will not be permitted to redeem the Notes before they mature, unless the principal amount of all outstanding Notes falls below $100,000,000. In that event, Goldman Sachs may redeem the remaining Notes in whole at any time, at a price equal to 100% of their principal amount plus accrued interest to the redemption date.

     Goldman Sachs does not plan to list the Notes for trading on any securities exchange.

     See "Risk Factors" beginning on page 12 to read about certain factors you should consider before investing in the Notes.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                                                              Per Note    Total
                                                              --------    -----
Initial public offering price...............................      %        $
Underwriting discount.......................................      %        $
Proceeds, before expenses, to Goldman Sachs.................      %        $

     The initial public offering price set forth above does not include accrued
interest, if any. Interest on the Notes will accrue from             , 1999 and
must be paid by the purchaser if the Notes are delivered after             ,
1999.

                            ------------------------

     The underwriters expect to deliver the Notes against payment in New York,
New York on             , 1999.

                              GOLDMAN, SACHS & CO.

                            ------------------------

                      Prospectus dated             , 1999.

                            OUR BUSINESS PRINCIPLES

1. Our clients' interests always come first. Our experience shows that if we serve our clients well, our own success will follow.

2. Our assets are our people, capital and reputation. If any of these is ever diminished, the last is the most difficult to restore. We are dedicated to complying fully with the letter and spirit of the laws, rules and ethical principles that govern us. Our continued success depends upon unswerving adherence to this standard.

3. Our goal is to provide superior returns to our shareholders. Profitability is critical to achieving superior returns, building our capital and attracting and keeping our best people. Significant employee stock ownership aligns the interests of our employees and our shareholders.

4. We take great pride in the professional quality of our work. We have an uncompromising determination to achieve excellence in everything we undertake. Though we may be involved in a wide variety and heavy volume of activity, we would, if it came to a choice, rather be best than biggest.

5. We stress creativity and imagination in everything we do. While recognizing that the old way may still be the best way, we constantly strive to find a better solution to a client's problems. We pride ourselves on having pioneered many of the practices and techniques that have become standard in the industry.

6. We make an unusual effort to identify and recruit the very best person for every job. Although our activities are measured in billions of dollars, we select our people one by one. In a service business, we know that without the best people, we cannot be the best firm.

7. We offer our people the opportunity to move ahead more rapidly than is possible at most other places. We have yet to find the limits to the responsibility that our best people are able to assume. Advancement depends solely on ability, performance and contribution to the Firm's success, without regard to race, color, religion, sex, age, national origin, disability, sexual orientation, or any other impermissible criterion or circumstance.

8. We stress teamwork in everything we do. While individual creativity is always encouraged, we have found that team effort often produces the best results. We have no room for those who put their personal interests ahead of the interests of the Firm and its clients.

9. The dedication of our people to the Firm and the intense effort they give their jobs are greater than one finds in most other organizations. We think that this is an important part of our success.

10. We consider our size an asset that we try hard to preserve. We want to be big enough to undertake the largest project that any of our clients could contemplate, yet small enough to maintain the loyalty, the intimacy and the esprit de corps that we all treasure and that contribute greatly to our success.

11. We constantly strive to anticipate the rapidly changing needs of our clients and to develop new services to meet those needs. We know that the world of finance will not stand still and that complacency can lead to extinction.

12. We regularly receive confidential information as part of our normal client relationships. To breach a confidence or to use confidential information improperly or carelessly would be unthinkable.

13. Our business is highly competitive, and we aggressively seek to expand our client relationships. However, we must always be fair competitors and must never denigrate other firms.

14. Integrity and honesty are at the heart of our business. We expect our people to maintain high ethical standards in everything they do, both in their work for the Firm and in their personal lives.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the Notes. You should read the entire prospectus carefully, especially the risks of investing in the Notes discussed under "Risk Factors" on pages 12-22.

                         THE GOLDMAN SACHS GROUP, INC.

     Goldman Sachs is a leading global investment banking and securities firm with three principal business lines:

     - Investment Banking;
     - Trading and Principal Investments; and
     - Asset Management and Securities Services.

Our goal is to be the advisor of choice for our clients and a leading participant in global financial markets. We provide services worldwide to a substantial and diversified client base, which includes corporations, financial institutions, governments and high net worth individuals.

     For our fiscal year ended November 27, 1998, our net revenues were $8.5 billion and our pre-tax earnings were $2.9 billion. As of the end of fiscal 1998, our total assets were $217.4 billion and our partners' capital was $6.3 billion.

     We have over time produced strong earnings growth and attractive returns on partners' capital through different economic and market conditions. Over the last 15 years, our pre-tax earnings have grown from $462 million in 1983 to $2.9 billion in 1998, representing a compound annual growth rate of 13%. Economic and market conditions can, however, significantly affect our performance. For example, in the second half of fiscal 1998, the Firm's performance was adversely affected by turbulence in global financial markets.

     We have achieved this growth, which has been generated without the benefit of a large acquisition, by maintaining an intense commitment to our clients, focusing on our core businesses and key opportunities and operating as an integrated franchise.

     Because we believe that the needs of our clients are global and that international markets have high growth potential, we have built upon our strength in the United States to achieve leading positions in other parts of the world. Today, the Firm has a strong global presence as evidenced by the geographic breadth of our transactions, leadership in our core products and the size of our international operations. As of the end of fiscal 1998, we operated offices in 23 countries and 36% of our 13,000 employees were based outside the United States.

     We are committed to a distinctive culture and set of core values. These values are reflected in our Business Principles, which emphasize placing our clients' interests first, integrity, commitment to excellence and innovation, and teamwork.

                             SUMMARY FINANCIAL DATA
                                ($ in millions)

                                                                    AS OF OR FOR
                                                                YEAR ENDED NOVEMBER
                                                          --------------------------------
                                                            1996        1997        1998
                                                            ----        ----        ----
Net revenues:
  Investment Banking....................................  $  2,113    $  2,587    $  3,368
  Trading and Principal Investments.....................     2,693       2,926       2,379
  Asset Management and Securities Services..............     1,323       1,934       2,773
                                                          --------    --------    --------
Total net revenues......................................  $  6,129    $  7,447    $  8,520
                                                          ========    ========    ========
Pre-tax earnings(1).....................................  $  2,606    $  3,014    $  2,921
Total assets............................................   152,046     178,401     217,380
Adjusted assets(2)......................................    93,279     119,883     144,906
Partners' capital.......................................     5,309       6,107       6,310
Ratio of earnings to fixed charges(1)(3)................     1.23x       1.23x       1.21x

---------------
Read the table above in conjunction with the footnotes to "Selected Consolidated Financial Data" as well as the following footnotes:
(1) Since the Firm has been a partnership, payments to the Firm's profit participating limited partners have been accounted for as distributions of partners' capital rather than as compensation expense. As a result, the Firm's pre-tax earnings and compensation and benefits expense have not reflected any payments for services rendered by its profit participating limited partners. Accordingly, pre-tax earnings understate the expected operating costs to be incurred by the Firm after its conversion to corporate form as described below. As a corporation, the Firm will include payments for services rendered by its former profit participating limited partners in compensation and benefits expense. For financial information that reflects pro forma compensation and benefits expense as if we had been a corporation, see "Pro Forma Consolidated Financial Information".
(2) Adjusted assets represent total assets less securities purchased under agreements to resell, certain securities borrowed transactions and, with respect to November 27, 1998, an increase of $11.64 billion in total assets related to the adoption of the provisions of Statement of Financial Accounting Standards ("SFAS") No. 125 that were deferred by SFAS No. 127.
(3) For purposes of the ratio of earnings to fixed charges, "earnings" represent pre-tax earnings plus fixed charges and "fixed charges" represent interest expense plus that portion of rent expense that, in our opinion, approximates the interest factor included in rent expense. For a pro forma ratio of earnings to fixed charges reflecting our conversion to corporate form, please see "Pro Forma Consolidated Financial Information". The ratio of earnings to fixed charges does not give effect to this offering of the Notes or our new medium-term note program described below.

                            ----------------------------

                     STRATEGY AND PRINCIPAL BUSINESS LINES

     Our strategy is to grow our three core businesses -- Investment Banking, Trading and Principal Investments, and Asset Management and Securities
Services -- in markets throughout the world. Our leadership position in investment banking provides us with access to governments, financial institutions and corporate clients globally. Trading and principal investing has been an important part of our culture and earnings, and we remain committed to these businesses irrespective of their volatility. Managing wealth is one of the fastest growing segments of the financial services industry and we are positioning our asset management and securities services businesses to take advantage of that growth. Our assets under supervision, for example, have grown from $92.7 billion as of the end of fiscal 1994 to $336.8 billion as of the end of fiscal 1998, representing a compound annual growth rate of 38%.

INVESTMENT BANKING

     Investment Banking represented 39% of fiscal 1998 net revenues and 35% of fiscal 1997 net revenues. We are a market leader in both the financial advisory and underwriting businesses, serving over 3,000 clients worldwide. For the period January 1, 1994 to December 31, 1998, we had the industry-leading market share of 25.3% in worldwide mergers and acquisitions advisory services, having advised on over $1.7 trillion of transactions. Over the same period, we also achieved number one market shares of 15.2% in underwriting worldwide initial public offerings and 14.4% in underwriting worldwide common stock issues. The source for this market share information is Securities Data Company.

TRADING AND PRINCIPAL INVESTMENTS

     Trading and Principal Investments represented 28% of fiscal 1998 net revenues and 39% of fiscal 1997 net revenues. We make markets in equity and fixed income products, currencies and commodities; enter into swaps and other derivative transactions; engage in proprietary trading and arbitrage; and make principal investments. In trading, we focus on building lasting relationships with our most active clients while maintaining leadership positions in our key markets. We believe our research, market-making and proprietary activities enhance our understanding of markets and ability to serve our clients.

ASSET MANAGEMENT AND SECURITIES SERVICES

     Asset Management and Securities Services represented 33% of fiscal 1998 net revenues and 26% of fiscal 1997 net revenues. We provide global investment management and advisory services; earn commissions on agency transactions; earn management fees and derive overrides from our merchant banking funds; and provide prime brokerage, securities lending and financing services. As of the end of fiscal 1998, the Firm had $336.8 billion of assets under supervision, of which $194.8 billion represented assets under management. Our asset management business is rapidly growing, with net asset inflows that averaged over $125 million per business day during fiscal 1998. We manage merchant banking funds that had $15.5 billion of capital commitments as of the end of fiscal 1998.

     Assets under supervision are comprised of assets under management and other client assets. Assets under management typically generate fees based on a percentage of their value. Other client assets are comprised of assets in brokerage accounts of primarily high net worth individuals, on which the Firm earns commissions.

     We pursue our strategy to grow our three core businesses through an emphasis on:

EXPANDING HIGH VALUE-ADDED BUSINESSES

     To achieve strong growth and high returns, we seek to build leadership positions in high value-added services for our clients. For example, we have substantially increased the number of professionals in investment banking to improve and expand our ability to execute mergers and acquisitions, initial public offerings and high-yield financings. In trading, we structure and execute large and complex transactions for institutional investors, pension funds and corporate clients around the world. In asset management, we emphasize equity and alternative investment products and use our established international presence to build a global asset management franchise.

INCREASING THE STABILITY OF OUR EARNINGS

     We seek to balance the stability of our earnings with return on equity and long-term earnings growth. We believe our trading businesses are key ingredients to our success. While we plan to continue to grow our trading businesses, the financial market shocks of the past year underscored the importance of our strategy to emphasize growth in our investment banking, asset management and securities services businesses. Through a greater relative emphasis on these businesses, we plan to gradually increase the stability of our earnings.

PURSUING INTERNATIONAL OPPORTUNITIES

     We believe that our global reach will allow us to take advantage of growth in international markets. In Europe, for example, the recent establishment of the Economic and Monetary Union is expected, over time, to create a large pan-European market rivaling the U.S. capital markets in size and liquidity. We believe this will generate increased activity across our businesses in the region. In Asia, we expect increased mergers and acquisitions advisory opportunities as a result of corporate restructurings and increased trading opportunities as we meet the liquidity needs of our clients. In the longer term, we anticipate additional opportunities in asset management activities due to an expected shift towards privatization of pension systems and changing demographics.

LEVERAGING THE FRANCHISE

     We believe our various businesses are generally stronger and more successful because they are part of the Goldman Sachs franchise. Our culture of teamwork fosters cooperation among our businesses, which allows us to provide our clients with a full range of products and services on a coordinated basis. Our investment bankers, for example, refer clients who are selling their businesses to those in the Firm who manage wealth. In addition, our merchant banking investments in companies lead to future clients for investment banking.

                             COMPETITIVE STRENGTHS

STRONG CLIENT RELATIONSHIPS

     We focus on building long-term client relationships. In fiscal 1998, over 75% of our Investment Banking revenues represented business from existing clients of the Firm. We also aggressively pursue new client relationships as evidenced by the over 400 investment banking transactions we completed for first-time clients in fiscal 1998. In our trading businesses, we structure and execute transactions across a wide array of markets and countries to meet our clients' needs. In our asset management business, we managed assets for three of the five largest pension pools in the United States as ranked as of September 30, 1998 by Pensions & Investments and maintain accounts for 41% of the 1998 "Forbes 400 List of the Richest Americans".

DISTINCTIVE PEOPLE AND CULTURE

     Our most important asset is our people. We seek to reinforce our employees' commitment to our culture and values through recruiting, training, a comprehensive review system and a compensation philosophy that rewards teamwork. We were ranked number seven in Fortune magazine's "The 100 Best Companies to Work for in America" in January 1999 and were ranked number three in Fortune magazine's 1999 "The Top 50 MBA Dream Companies", the highest-ranked investment banking and securities firm in each case.

GLOBAL REACH

     Over the past decade, we have made a significant commitment to building a worldwide business. We have achieved leading positions in major international markets by capitalizing on our product knowledge and global research, as well as by building a local presence where appropriate. In doing so, we have become one of the few truly global investment banking and securities firms with the ability to execute large and complex cross-border transactions. We had the number one market share of 23.2% in cross-border mergers and acquisitions for the period from January 1, 1994 to December 31, 1998, according to Securities Data Company. In addition, in Japan, we were the largest non-Japanese mutual fund manager as of January 31, 1999, according to The Investment Trusts Association.

                                OUR HEADQUARTERS

     Our headquarters are located at 85 Broad Street, New York, New York 10004, telephone (212) 902-1000.

                         INDUSTRY AND ECONOMIC OUTLOOK

     We believe that significant growth and profit opportunities exist in the financial services industry over the long term. These opportunities derive from long-term trends, including financial market deregulation, the globalization of the world economy, the increasing focus of companies on shareholder value, consolidations in various industries, growth in investable funds and accelerating technology and financial product innovation. We believe that over the last 15 years these trends, coupled with generally declining interest rates and favorable market conditions, have contributed to a substantially higher rate of growth in activity in the financial services industry than the growth in overall economic activity. While the future economic environment may not be as favorable as that experienced in the last 15 years and there may be periods of adverse economic and market conditions, we believe that these trends should continue to affect the financial services industry positively over the long term.

     The following table sets forth selected key industry indicators:

                            KEY INDUSTRY INDICATORS
                          ($ in billions, except GDP)
                         (volume in millions of shares)

                                                     AS OF OR FOR
                                                YEAR ENDED DECEMBER 31,
                                          -----------------------------------     CAGR(6)
                                           1983     1988     1993      1998       '83-'98
                                           ----     ----     ----      ----       -------
Worldwide GDP ($ in trillions)(1).......  $   10   $   18   $    24   $    29(7)     8%(7)
Worldwide mergers and acquisitions(2)...      96      527       460     2,522       24
Worldwide equity issued(2)..............      50       51       172       269       12
Worldwide debt issued(2)................     146      631     1,546     2,932       22
Worldwide equity market
  capitalization(3).....................   3,384    9,728    14,016    23,541(7)    15(7)
NYSE average daily volume...............      85      162       265       674       15
Worldwide pension assets(4).............  $1,900   $3,752   $ 6,560   $ 9,694(7)    12(7)
U.S. mutual fund assets(5)..............     293      810     2,075     5,530       22

---------------
(1) Gross domestic product. Source: The Economist Intelligence Unit, January
    1999.
(2) Source: Securities Data Company.
(3) Source: International Finance Corporation.
(4) Source: InterSec Research Corp.
(5) Source: Investment Company Institute.
(6) Compound annual growth rate.
(7) Data as of December 31, 1997; compound annual growth rate 1983-1997.

                                  THE OFFERING

     We refer to the initial offering of the Notes as the "Offering". Please refer to "Description of Notes We Are Offering" in this prospectus for more information about the Notes.

Notes offered..............       % Notes due 200 .

Issuer.....................  The Goldman Sachs Group, Inc.

Stated maturity............  May 15, 200 .

Total principal amount
being issued...............  $1,000,000,000.

Ranking....................  General, unsecured and unsubordinated obligations.

Interest rate..............    % annually.

Date interest starts
accruing...................            , 1999.

Interest payment dates.....  Every May 15 and November 15.

First interest payment
date.......................  November 15, 1999.

Regular record dates for
  interest.................  May 1 for May 15 interest; November 1 for November
                             15 interest.

Redemption features........  We will not be permitted to redeem the Notes before they mature, unless the principal amount of all outstanding Notes falls below $100,000,000. In that event, we may redeem the remaining Notes in whole at any time, at a price equal to 100% of their principal amount plus accrued interest to the redemption date.

Book-entry issuance and
  settlement...............  We will issue the Notes only in book-entry form -- i.e., as global Notes registered in the name of The Depository Trust Company, New York, New York, or its nominee. The sale of the Notes will settle in immediately available funds through DTC.

Use of proceeds............  We intend to use the net proceeds from the sale of the Notes to provide additional funds for our operations and for other general corporate purposes, including the repayment of short-term obligations.

                           OUR COMMON STOCK OFFERING

     Shortly before the closing of this Offering, the Firm will convert from partnership to corporate form, with GS Inc. as the successor parent company, and GS Inc. will complete an initial public offering of its Common Stock. In that offering, GS Inc. expects to sell 42,000,000 shares for its own account and two of its shareholders expect to sell a total of 18,000,000 shares for their accounts. In addition, GS Inc. will grant the underwriters of that offering options to purchase up to 9,000,000 additional shares of Common Stock. We refer to that offering as the "Common Stock Offering".

     We expect to receive net proceeds from the Common Stock Offering of approximately $1.8 billion, based on an assumed initial public offering price that may change and after deducting the underwriting discounts and estimated offering expenses payable by the Company in the Common Stock Offering. This amount also assumes that the underwriters' options to purchase additional shares are not exercised. We intend to use those proceeds in the manner described below under "Use of Proceeds".

     The Firm is managed by its principal owners. Simultaneously with our conversion from partnership to corporate form and our Common Stock Offering, we will make equity-based awards to substantially all of our employees. Following those transactions, our employees, including former partners, will own approximately 66% of the Company. None of our employees will be selling shares in the Common Stock Offering. We will also complete a number of other transactions in order to convert from partnership to corporate form at the time of the closing of the Common Stock Offering. For a more detailed description of these and other transactions, see "Certain Relationships and Related Transactions -- Incorporation and Related Transactions", "Management -- The Employee IPO Awards" and "Pro Forma Consolidated Financial Information".

                          OUR MEDIUM-TERM NOTE PROGRAM

     At or about the time of the closing of this Offering, we plan to begin offering debt securities on an ongoing basis under a new medium-term note program. Under that program, we expect to issue up to $15 billion aggregate principal amount of our debt securities over the next two years. Those debt securities will be general, unsecured obligations of GS Inc. and will rank equally in right of payment with the Notes. The specific terms of those debt securities, including as to maturity and interest, will be fixed at the time of sale. We do not know the principal amount of debt securities we will sell under our new medium-term note program or when sales will occur.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The summary historical consolidated income statement and balance sheet data set forth below have been derived from the Firm's consolidated financial statements and the notes thereto. The Firm's consolidated financial statements have been audited by PricewaterhouseCoopers LLP, independent public accountants, as of November 28, 1997 and November 27, 1998 and for the years ended November 29, 1996, November 28, 1997 and November 27, 1998. These financial statements are included elsewhere in this prospectus, together with the report thereon of PricewaterhouseCoopers LLP.

     The summary historical consolidated income statement and balance sheet data set forth below as of November 25, 1994, November 24, 1995 and November 29, 1996 and for the years ended November 25, 1994 and November 24, 1995 have been derived from audited consolidated financial statements of the Firm not included in this prospectus.

     The pro forma data set forth below as of and for the year ended November 27, 1998 have been derived from the pro forma data set forth in "Pro Forma Consolidated Financial Information" included elsewhere in this prospectus.

     The summary consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Pro Forma Consolidated Financial Information" and the consolidated financial statements and the notes thereto.

                                                             AS OF OR FOR YEAR ENDED NOVEMBER
                                                  -------------------------------------------------------
                                                   1994        1995        1996        1997        1998
                                                   ----        ----        ----        ----        ----
                                                                      ($ in millions)
INCOME STATEMENT DATA:
  Net revenues..................................  $ 3,537    $  4,483    $  6,129    $  7,447    $  8,520
  Pre-tax earnings(1)...........................      508       1,368       2,606       3,014       2,921
BALANCE SHEET DATA:
  Total assets(2)...............................  $95,296    $100,066    $152,046    $178,401    $217,380
  Adjusted assets (unaudited)(3)................   75,772      73,552      93,279     119,883     144,906
  Long-term borrowings..........................   14,418      13,358      12,376      15,667      19,906
  Partners' capital.............................    4,771       4,905       5,309       6,107       6,310

PRO FORMA DATA (UNAUDITED)(4):
  Pro forma net earnings........................       --          --          --          --    $  1,316
  Pro forma ratio of earnings to fixed
    charges(5)..................................       --          --          --          --        1.16x
  Pro forma stockholders' equity as adjusted for
    the Common Stock Offering...................       --          --          --          --    $  6,291

SELECTED DATA AND RATIOS (UNAUDITED):
  Ratio of earnings to fixed charges(1)(5)......     1.06x       1.14x       1.23x       1.23x       1.21x
  Assets under supervision:
    Assets under management.....................  $43,671    $ 52,358    $ 94,599    $135,929    $194,821
    Other client assets.........................   49,061      57,716      76,892     102,033     142,018
                                                  -------    --------    --------    --------    --------
  Total assets under supervision................  $92,732    $110,074    $171,491    $237,962    $336,839
                                                  =======    ========    ========    ========    ========

 (1) Since the Firm has been a partnership, payments to the Firm's profit participating limited partners have been accounted for as distributions of partners' capital rather than as compensation expense. As a result, the Firm's pre-tax earnings and compensation and benefits expense have not reflected any payments for services rendered by its profit participating limited partners. Accordingly, pre-tax earnings understate the expected operating costs to be incurred by the Firm after its conversion to corporate form. As a corporation, the Firm will include payments for services rendered by its former profit participating limited partners in compensation and benefits expense. For financial information that reflects pro forma compensation and benefits expense as if we had been a corporation, see "Pro Forma Consolidated Financial Information".

 (2) Total assets and liabilities as of November 27, 1998 were increased by $11.64 billion due to the adoption of the provisions of SFAS No. 125 that were deferred by SFAS No. 127. For a discussion of SFAS Nos. 125 and 127, see "Accounting Developments" in Note 2 to the consolidated financial statements.

 (3) Adjusted assets represent total assets less securities purchased under agreements to resell, certain securities borrowed transactions and, with respect to November 27, 1998, an increase of $11.64 billion in total assets related to the adoption of the provisions of SFAS No. 125 that were deferred by SFAS No. 127.

 (4) Reflects such adjustments as are necessary, in the opinion of management, for a fair presentation of the results of operations and stockholders' equity of the Firm on a pro forma basis. See "Pro Forma Consolidated Financial Information" for more detailed information concerning these adjustments.

 (5) For purposes of the ratio of earnings to fixed charges, "earnings" represent pre-tax earnings plus fixed charges and "fixed charges" represent interest expense plus that portion of rent expense that, in our opinion, approximates the interest factor included in rent expense. Neither the pro forma ratio of earnings to fixed charges nor the historical ratio of earnings to fixed charges gives effect to this Offering of the Notes or our new medium-term note program.

                                  RISK FACTORS

     An investment in securities of the Firm, such as the Notes, involves a number of risks, some of which, including market, liquidity, credit, operational, legal and regulatory risks, could be substantial and are inherent in the businesses of the Firm. You should carefully consider the following information about these risks, together with the other information in this prospectus, before investing in the Notes.

                   MARKET FLUCTUATIONS COULD ADVERSELY AFFECT
                          OUR BUSINESSES IN MANY WAYS

     As an investment banking and securities firm, our businesses are materially affected by conditions in the financial markets and economic conditions generally, both in the United States and elsewhere around the world. The equity and debt markets in the United States and elsewhere have achieved record or near record levels, and this favorable business environment will not continue indefinitely. In the event of a market downturn, our businesses could be adversely affected in many ways, including those described below. Our revenues are likely to decline in such circumstances and, if we were unable to reduce expenses at the same pace, our profit margins would erode. For example, in the second half of fiscal 1998, we recorded negative net revenues from our Trading and Principal Investments business and from mid-August to mid-October the number of equity underwritings and announced mergers and acquisitions transactions in which we participated declined substantially due to adverse economic and market conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Business Environment" for a discussion of the market environment in which we operated during that period. Even in the absence of a market downturn, the Firm is exposed to substantial risk of loss due to market volatility.

Losses from Trading and Investment Activity

     The Firm generally maintains large trading and investment positions in the fixed income, currency, commodity and equity markets. To the extent that the Firm owns assets, i.e., has long positions, in any of those markets, a downturn in those markets could result in losses from a decline in the value of those long positions. Conversely, to the extent that the Firm has sold assets it does not own, i.e., has short positions, in any of those markets, an upturn in those markets could expose the Firm to potentially unlimited losses as it attempts to cover its short positions by acquiring assets in a rising market. The Firm may from time to time have a trading strategy consisting of holding a long position in one asset and a short position in another, from which the Firm expects to earn revenues based on changes in the relative value of the two assets. If, however, the relative value of the two assets changes in a direction or manner that the Firm does not anticipate or against which it is not hedged, the Firm might realize a loss in those paired positions. We incurred significant losses in our Trading and Principal Investments business in the second half of fiscal 1998 from this type of "relative value" trade. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Business Environment" for a discussion of those losses and the market environment in which we operated during that period. In addition, the Firm maintains substantial trading positions that can be adversely affected by the level of volatility in the financial markets, i.e., the degree to which trading prices fluctuate over a particular period, in a particular market, regardless of market levels.

Lower Revenues from Investment Banking Activity

     Unfavorable financial or economic conditions would likely reduce the number and size of transactions in which we provide underwriting, mergers and acquisitions advisory and other services. Our Investment Banking revenues, in the form of financial advisory and underwriting fees, are directly related to the number and size of the transactions in which we participate and would therefore be adversely affected by a sustained market downturn. In particular, our results of operations would be adversely affected by a significant reduction in the number or size of mergers and acquisitions transactions.

Lower Revenues from Commissions and Asset Management Fees

     A market downturn could lead to a decline in the volume of transactions that we execute for our customers and, therefore, to a decline in the revenues we receive from commissions and spreads. In addition, because the fees that we charge for managing our clients' portfolios are in many cases based on the value of those portfolios, a market downturn that reduces the value of our clients' portfolios or increases the amount of withdrawals would reduce the revenue we receive from our asset management business.

Concentration of Risk

     The Firm has committed substantial amounts of capital to its arbitrage, market-making, block trading, underwriting and lending businesses. These activities often require the Firm to take large positions in the securities of a particular issuer or issuers in a particular industry, country or region. In the past, concentration of risk has increased the losses that we have incurred in these activities. Moreover, the trend in all major capital markets is towards larger and more frequent commitments of capital in many of these activities. For example, as described under "Business -- Trading and Principal
Investments -- Equities", we are experiencing an increase in the number and size of block trades that we execute, and we expect this trend to continue.

Ineffectiveness of Hedges

     We utilize a variety of instruments and strategies to hedge our exposure to various types of risk. Many of these strategies are based on historical trading patterns and correlations. For example, if we hold a long position in an asset, we may hedge this position by taking a short position in an asset where the short position has, historically, moved in a direction that would offset a change in value in the long position. However, these strategies may not be fully effective in mitigating our risk exposure in all market environments or against all types of risk. We have often hedged our exposure to corporate fixed income securities by taking a short position in U.S. Treasury securities, since historically the value of U.S. Treasury securities has changed in a manner similar to changes in the value of corporate fixed income securities. Due to the "flight to quality" in mid-August to mid-October 1998, however, the prices for corporate fixed income securities declined while the prices for U.S. Treasury securities increased and, as a result, we incurred losses on both positions. Unexpected market developments also affected other hedging strategies during this time, and unanticipated developments could impact these or different hedging strategies in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Management" for a discussion of the policies and procedures we use to identify, monitor and manage the risks we assume in conducting our businesses and of refinements we have made to our risk management policies and procedures as a result of our recent experience.

Prolonged Market Downturn

     While the Firm encountered extremely difficult market conditions in mid-August to mid-October 1998, the financial markets rebounded late in the fourth quarter of fiscal 1998. At some time in the future, there may be a more sustained period of market decline or weakness that will leave us operating in a difficult market environment and subject us to the risks that we describe in this section for a longer period of time.

Other Risks Increased by Market Risk

     In addition to the potentially adverse effects on our businesses described above, market risk could exacerbate other risks that we face. For example, if we incur substantial trading losses, our need for liquidity could rise sharply while our access to liquidity could be impaired. In addition, in conjunction with a market downturn, our customers and counterparties could incur substantial losses of their own, thereby weakening their financial condition and increasing our credit risk to them. Our liquidity risk and credit risk are described below.

                        OUR RISK MANAGEMENT POLICIES AND
                       PROCEDURES MAY LEAVE US EXPOSED TO
                       UNIDENTIFIED OR UNANTICIPATED RISK

     We have devoted significant resources to develop our risk management policies and procedures and expect to continue to do so in the future. Nonetheless, our policies and procedures to identify, monitor and manage risks may not be fully effective. Certain of our methods of managing risk are based upon our use of observed historical market behavior. As a result, these methods may not predict future risk exposures, which could be significantly greater than the historical measures indicate. For example, the market movements of the late third and early fourth quarters of fiscal 1998 were larger and involved greater divergences in relative asset values than we anticipated. This caused us to experience trading losses that were greater and recurred more frequently than certain of our risk measures indicated were likely to occur. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Business Environment" for a discussion of the market environment in which we operated during the second half of fiscal 1998 and "-- Risk Management" for a discussion of the policies and procedures we use to identify, monitor and manage the risks we assume in conducting our businesses and of refinements we have made to our risk management policies and procedures as a result of our recent experience.

     Other risk management methods depend upon evaluation of information regarding markets, clients or other matters that is publicly available or otherwise accessible by the Firm. This information may not in all cases be accurate, complete, up-to-date or properly evaluated. Management of operational, legal and regulatory risk requires, among other things, policies and procedures to record properly and verify a large number of transactions and events, and these policies and procedures may not be fully effective.

                    LIQUIDITY RISK COULD IMPAIR OUR ABILITY
                     TO FUND OPERATIONS AND JEOPARDIZE OUR
                              FINANCIAL CONDITION

     Liquidity, i.e., ready access to funds, is essential to our businesses. In addition to maintaining a cash position, we rely on three principal sources of liquidity: borrowing in the debt markets; access to certain other funding sources, such as the repurchase and securities lending markets; and selling securities and other assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity" for a discussion of our sources of liquidity.

Continuous Borrowing Needs

     We depend on continuous access to the debt capital markets to finance our day-to-day operations. An inability to raise money in the long-term or short-term debt markets, or to engage in repurchase agreements or securities lending, could have a substantial negative effect on our liquidity. Our access to debt in amounts adequate to finance our activities could be impaired by factors that affect the Firm in particular or the financial services industry in general. For example, lenders could develop a negative perception of our long-term or short-term financial prospects if we incurred large trading losses, if the level of our business activity decreased due to a market downturn, if regulatory authorities took significant action against the Firm or if we discovered that one of our employees had engaged in serious unauthorized or illegal activity. Our ability to borrow in the debt markets also could be impaired by factors that are not specific to the Firm, such as a severe disruption of the financial markets or negative views about the prospects for the investment banking, securities or financial services industries generally.

     We also depend on banks to finance our day-to-day operations. As a result of the recent consolidation in the banking industry, certain of our lenders have merged or consolidated with other banks and financial institutions. While we have not been materially adversely affected to date, it is possible that further consolidation could lead to a loss of a number of our key banking relationships and a reduction in the amount of credit extended to us.

Dependence on Access to Short-Term Debt Markets

     The Firm depends on the issuance of commercial paper and promissory notes as a principal source of unsecured short-term funding for its operations. As of the end of fiscal 1998, the Firm had $20.8 billion of outstanding commercial paper and promissory notes with a weighted average maturity of approximately 63 days. The Firm's liquidity depends to an important degree on its ability to refinance these borrowings on a continuous basis. Investors who hold the Firm's outstanding commercial paper and promissory notes have no obligation to purchase new instruments when the outstanding instruments mature.

Dependence on Ability to Sell Assets

     If we were unable to borrow in the debt capital markets, we would need to liquidate assets in order to meet our maturing liabilities. In certain market environments, such as times of market volatility or uncertainty, overall market liquidity may decline. In a time of reduced liquidity, we may be unable to sell certain assets, or we may have to sell assets at depressed prices, which could adversely affect our results of operations and financial condition.

     Our ability to sell our assets may be impaired by other market participants seeking to sell similar assets into the market at the same time. In the late third and early fourth quarters of fiscal 1998, for example, the markets for certain assets were adversely affected by simultaneous attempts by a number of institutions to sell similar assets.

Dependence on Credit Ratings

     Our borrowing costs and our access to the debt capital markets depend significantly on our credit ratings. These ratings are assigned by rating agencies, which may reduce or withdraw their ratings or place the Firm on "credit watch" with negative implications at any time. Credit ratings are also important to the Firm when competing in certain markets and when seeking to engage in longer-term transactions, including over-the-counter derivatives. A reduction in our credit ratings could increase our borrowing costs and limit our access to the capital markets. This, in turn, could reduce our earnings and adversely affect our liquidity. In addition, a reduction in the credit rating of the Notes could adversely affect their market value or your ability to sell the Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity -- Credit Ratings" for additional information concerning our credit ratings.

                    CREDIT RISK EXPOSES US TO LOSSES CAUSED
                         BY FINANCIAL OR OTHER PROBLEMS
                          EXPERIENCED BY THIRD PARTIES

     We are exposed to the risk that third parties that owe us money, securities or other assets will not perform their obligations. These parties include our trading counterparties, customers, clearing agents, exchanges, clearing houses and other financial intermediaries as well as issuers whose securities we hold. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure or other reasons. This risk may arise, for example, from holding securities of third parties; entering into swap or other derivative contracts under which counterparties have long-term obligations to make payments to us; executing securities, futures, currency or commodity trades that fail to settle at the required time due to non-delivery by the counterparty or systems failure by clearing agents, exchanges, clearing houses or other financial intermediaries; and extending credit to our clients through bridge or margin loans or other arrangements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Management -- Credit Risk" for a further discussion of the credit risks to which we are exposed.

Increased Credit Exposure in Recent Years

     In recent years, we have significantly expanded our swaps and other derivatives businesses and placed a greater emphasis on providing credit and liquidity to our clients. As a result, our credit exposures have increased in amount and in duration. In addition, as competition in the financial services industry has increased, we have experienced pressure to assume longer-term credit risk, extend credit against less liquid collateral and price more aggressively the credit risks that we take.

Country Risk

     Country, regional and political risks are components of credit risk, as well as market risk. Economic or political pressures in a country or region, including those arising from local market disruptions or currency crises, may adversely affect the ability of clients or counterparties located in that country or region to obtain foreign exchange or credit and, therefore, to perform their obligations to us. See "-- We Are Exposed to Risks in Emerging and Other Markets" for a further discussion of our exposure to these risks.

Systemic Risk

     The commercial soundness of many financial institutions may be closely interrelated as a result of credit, trading, clearing or other relationships between the institutions. As a result, concerns about, or a default by, one institution could lead to significant liquidity problems or losses in, or defaults by, other institutions. This is sometimes referred to as "systemic risk" and may adversely affect financial intermediaries, such as clearing agencies, clearing houses, banks, securities firms and exchanges, with which we interact on a daily basis.

     The possibility of default by a major market participant in the second half of fiscal 1998 and concerns throughout the financial industry regarding the resulting impact on markets led us to participate in an industry-wide consortium that invested in Long-Term Capital Portfolio, L.P., which is described under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity -- The Balance Sheet". Actual defaults, increases in perceived default risk and other similar events could arise in the future and could have an adverse effect on the financial markets and on the Firm.

Uncertainty in Managing Credit Risk

     Although we regularly review our credit exposure to specific clients and counterparties and to specific industries, countries and regions that we believe may present credit concerns, default risk may arise from events or circumstances that are difficult to detect, such as fraud. We may also fail to receive full information with respect to the trading risks of a counterparty. In addition, in cases where we have extended credit against collateral, we may find that we are undersecured, for example, as a result of sudden declines in market values that reduce the value of collateral.

                     FIRM AND THIRD-PARTY COMPUTER SYSTEMS
                     MAY NOT ACHIEVE YEAR 2000 READINESS --
                         YEAR 2000 READINESS DISCLOSURE

     With the year 2000 approaching, many institutions around the world are reviewing and modifying their computer systems to ensure that they are Year 2000 compliant. The issue, in general terms, is that many existing computer systems and microprocessors (including those in non-information technology equipment and systems) use only two digits to identify a year in the date field with the assumption that the first two digits of the year are always "19". Consequently, on January 1, 2000, computers that are not Year 2000 compliant may read the year as 1900. Systems that calculate, compare or sort using the incorrect date may malfunction.

     Because the Firm is dependent, to a very substantial degree, upon the proper functioning of its computer systems, a failure of its systems to be Year 2000 compliant would have a material adverse effect on the Firm. Failure of this kind could, for example, cause settlement of trades to fail, lead to incomplete or inaccurate accounting, recording or processing of trades in securities, currencies, commodities and other assets, result in generation of erroneous results or give rise to uncertainty about our exposure to trading risks and our need for liquidity. If not remedied, potential risks include business interruption or shutdown, financial loss, regulatory actions, reputational harm and legal liability.

     In addition, the Firm depends upon the proper functioning of third-party computer and non-information technology systems. These parties include trading counterparties, financial intermediaries such as securities and commodities exchanges, depositories, clearing agencies, clearing houses and commercial banks and vendors such as providers of telecommunication services and other utilities. We are in the process of assessing counterparties, intermediaries and vendors with whom we have important financial or operational relationships to determine the extent of their Year 2000 preparedness. We have not yet received sufficient information from all parties about their remediation plans to assess the effectiveness of their efforts. Moreover, in many cases, we are not in a position to verify the accuracy or completeness of the information we receive from third parties and as a result are dependent on their willingness and ability to disclose, and to address, their Year 2000 problems. In addition, in some international markets in which we do business, the level of awareness and remediation efforts relating to the Year 2000 issue may be less advanced than in the United States.

     If third parties with whom we interact have Year 2000 problems that are not remedied, problems could include the following:

- in the case of vendors, disruption of important services upon which the Firm depends, such as telecommunications and electrical power;

- in the case of third-party data providers, receipt of inaccurate or out-of-date information that would impair our ability to perform critical data functions, such as pricing our securities or other assets;

- in the case of financial intermediaries, such as exchanges and clearing agents, failed trade settlements, inability to trade in certain markets and disruption of funding flows;

- in the case of banks and other lenders, disruption of capital flows potentially resulting in liquidity stress; and

- in the case of counterparties and customers, financial and accounting difficulties for those parties that expose the Firm to increased credit risk and lost business.

Disruption or suspension of activity in the world's financial markets is also possible.

     In addition, we believe that uncertainty about the success of remediation efforts generally may cause many market participants to reduce the level of their market activities temporarily as they assess the effectiveness of these efforts during a "phase-in" period beginning in late 1999. We believe that lenders are likely to take similar steps, which will result in a reduction in available funding sources. Consequently, there may be a downturn in customer and general market activity for a short period of time before and after January 1, 2000. If this occurs, our net revenues may be adversely affected, possibly materially, depending on how long the reduction in activity continues and how broadly it affects the markets. In addition, we expect to reduce our own trading activities and the size of our balance sheet in order to manage the number and type of our transactions that settle during this period and our related funding needs. This also could reduce our net revenues. We cannot predict the magnitude of the impact that these kinds of reductions would have on our businesses.

     We may also be exposed to litigation with our customers and counterparties as a result of Year 2000 problems. For example, litigation could arise from problems relating to our internal systems or to external systems on which we depend, as well as from problems involving companies in which our clients or the funds we manage hold investments.

     The Firm is implementing a worldwide program to prepare its computer systems to be Year 2000 compliant. We have substantially completed most phases of this process with respect to our mission-critical systems, and we expect to complete this process with respect to our remaining systems during 1999. We also plan to participate in numerous industry-sponsored and other tests of both our mission-critical and non-mission-critical systems during the first half of 1999. We currently estimate that the total cost of implementing our Year 2000 program will be between $140 million and $150 million, which includes the costs of technology personnel but does not include the costs of most non-technology personnel. Over half of this amount has been spent to date. We expect most of the remaining expenditures to cover remediation, testing and contingency planning during 1999. The Firm's Year 2000 program may not be effective and our estimates about the timing and cost of completing our program may not be accurate. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Management -- Operational and Year 2000
Risks -- Year 2000 Readiness Disclosure" for more detailed information concerning our current state of readiness.

                    OTHER OPERATIONAL RISKS MAY DISRUPT OUR
                    BUSINESSES, RESULT IN REGULATORY ACTION
                         AGAINST US OR LIMIT OUR GROWTH

     We face operational risk arising from mistakes made in the confirmation or settlement of transactions or from transactions not being properly recorded, evaluated or accounted for. Our businesses are highly dependent on our ability to process, on a daily basis, a large number of transactions across numerous and diverse markets in many currencies, and the transactions we process have become increasingly complex. Consequently, we rely heavily on our financial, accounting and other data processing systems. If any of these systems do not operate properly or are disabled, we could suffer financial loss, a disruption of our businesses, liability to clients, regulatory intervention or reputational damage. The inability of our systems to accommodate an increasing volume of transactions could also constrain our ability to expand our businesses. In recent years, we have substantially upgraded and expanded the capabilities of our data processing systems and other operating technology, and we expect that we will need to continue to upgrade and expand in the future to avoid disruption of, or constraints on, our operations.

                  LEGAL AND REGULATORY RISKS ARE INHERENT AND
                         SUBSTANTIAL IN OUR BUSINESSES

     Substantial legal liability or a significant regulatory action against the Firm could have a material financial effect on the Firm or cause significant reputational harm to the Firm, which in turn could seriously harm our business prospects.

Exposure to Legal Liability; Rising Litigation Costs

     We face significant legal risk in our businesses and the volume and amount of damages claimed in litigation against financial intermediaries are increasing. These risks include potential liability under securities or other laws for materially false or misleading statements made in connection with securities and other transactions, potential liability for the "fairness opinions" and other advice we provide to participants in corporate transactions and disputes over the terms and conditions of complex trading arrangements. We also face the possibility that counterparties in complex or risky trading transactions will claim that we improperly failed to tell them of the risks or that they were not authorized or permitted to enter into these transactions with us and that their obligations to the Firm are not enforceable. Particularly in our rapidly growing business focused on high net worth individuals, we are increasingly exposed to claims against the Firm for recommending investments that are not consistent with a client's investment objectives or engaging in unauthorized or excessive trading. During a prolonged market downturn, we would expect these types of claims to increase. We are also subject to claims arising from disputes with employees for alleged discrimination or harassment, among other things. These risks often may be difficult to assess or quantify and their existence and magnitude often remain unknown for substantial periods of time. We incur significant legal expenses every year in defending against litigation, and we expect to continue to do so in the future. See "Business -- Legal Matters" for a discussion of certain legal matters in which we are currently involved.

Extensive Regulation of the Firm

     The financial services industry is subject to extensive regulation. In the United States alone, our businesses are regulated by the Securities and Exchange Commission, the Commodity Futures Trading Commission and various other federal and state governmental authorities. In addition, the Firm is subject to regulation by various self-regulatory organizations such as the National Association of Securities Dealers, Inc., the NYSE and other exchanges. The Firm is also subject to regulation by governmental and self-regulatory organizations in virtually all other jurisdictions in which it operates around the world.

     The requirements imposed by our regulators are designed to ensure the integrity of the financial markets and to protect customers and other third parties who deal with the Firm and are not designed to protect shareholders of the Firm. Consequently, these regulations often serve to limit the Firm's activities, including through net capital, customer protection and market conduct requirements. We face the risk of significant intervention by regulatory authorities, including extended investigation and surveillance activity, adoption of costly or restrictive new regulations and judicial or administrative proceedings that may result in substantial penalties to the Firm. Among other things, the Firm could be fined or prohibited from engaging in certain business activities. See "Business -- Regulation" for a further discussion of the regulatory environment in which we conduct our businesses.

Legal Restrictions on Our Clients

     New laws or regulations or changes in enforcement of existing laws or regulations applicable to the Firm's clients may also adversely affect our businesses. For example, changes in antitrust enforcement could affect the level of mergers and acquisitions activity and changes in regulation could restrict the activities of the Firm's clients and, therefore, the Firm's services on their behalf.

               WE DEPEND ON FUNDS FROM OUR REGULATED SUBSIDIARIES

     Because GS Inc. will be a holding company, it will depend on dividends, distributions and other payments from its subsidiaries to fund all payments on its debt obligations, including its obligations to make payments on the Notes. Many of those subsidiaries, including Goldman, Sachs & Co., our principal U.S. subsidiary, are subject to laws that authorize regulatory bodies to block or reduce the flow of funds from those subsidiaries to us. Regulatory action of that kind could adversely affect GS Inc.'s ability to make payments on the Notes.

     In addition, Goldman, Sachs & Co. is structured as a partnership in which we are a general partner, and we may structure other subsidiaries the same way. A general partner of a partnership may be liable for the partnership's obligations. Therefore, if, for example, there were a bankruptcy or liquidation proceeding with respect to any partnership subsidiary in which we are a general partner and the assets of that subsidiary were insufficient to meet all its outstanding liabilities and obligations, our own assets could become available to the subsidiary's creditors.

                   HOLDERS OF NOTES MAY BE ADVERSELY AFFECTED
                        BECAUSE WE ARE A HOLDING COMPANY

     As a holding company, our right to participate in a distribution of assets of any of our subsidiaries, whether on liquidation, reorganization or otherwise, will be subject to the prior claims of the creditors of that subsidiary. The ability of holders of Notes to benefit from distributions of assets from our subsidiaries will also be subject to those prior claims. Consequently, the Notes will be effectively subordinated to all existing and future liabilities and obligations of our subsidiaries. This means that, if any of our subsidiaries were to become bankrupt or insolvent, its assets would be used to satisfy its own liabilities and obligations before we could use its assets to make payment on our own liabilities and obligations, including the Notes.

   WE MAY BE ABLE TO OBTAIN WAIVERS OF SOME OF OUR COVENANTS UNDER THE NOTES
                             WITHOUT YOUR APPROVAL

     The indenture governing the Notes permits us to issue an unlimited amount of debt securities in different series from time to time. The Notes will be a single, distinct series of debt securities under the indenture. If we want to make some types of changes to the indenture or obtain a waiver of compliance with our covenants under it, we must obtain the approval of the holders of a majority in principal amount of all series of debt securities that we issue under the indenture and that are affected by the change or waiver, taken together as a single class. In many cases, the approval of those holders will be sufficient for us to make the change or to obtain the waiver, even if it affects the Notes and the holders of a majority in principal amount of the Notes do not grant their approval. For a description of provisions governing consents and waivers, see "Description of Notes We Are Offering -- Modification and Waiver of Covenants -- Changes Requiring Majority Approval".

                    EMPLOYEE MISCONDUCT COULD HARM THE FIRM
                      AND IS DIFFICULT TO DETECT AND DETER

     There have been a number of highly publicized cases involving fraud or other misconduct by employees in the financial services industry in recent years, and we run the risk that employee misconduct could occur. Misconduct by employees could include binding the Firm to transactions that exceed authorized limits or present unacceptable risks, or hiding from the Firm unauthorized or unsuccessful activities, which, in either case, may result in unknown and unmanaged risks or losses. Employee misconduct could also involve the improper use or disclosure of confidential information, which could result in regulatory sanctions and serious reputational or financial harm. It is not always possible to deter employee misconduct and the precautions we take to prevent and detect this activity may not be effective in all cases.

                  THE FINANCIAL SERVICES INDUSTRY IS INTENSELY
                     COMPETITIVE AND RAPIDLY CONSOLIDATING

     The financial services industry -- and all of our businesses -- are intensely competitive, and we expect them to remain so. We compete on the basis of a number of factors, including transaction execution, our products and services, innovation, reputation and price. We have experienced intense price competition in certain businesses in recent years, such as underwriting fees on investment grade debt offerings and privatizations. We believe we may experience pricing pressures in these and other areas in the future as some of our competitors seek to obtain market share by reducing prices.

Trend Toward Consolidation and Increasing Competition

     In recent years, there has been substantial consolidation and convergence among companies in the financial services industry. In particular, a number of large commercial banks, insurance companies and other broad-based financial services firms have established or acquired broker-dealers or have merged with other financial institutions. Many of these firms have the ability to offer a wide range of products, from loans, deposit-taking and insurance to brokerage, asset management and investment banking services, which may enhance their competitive position. They also have the ability to support investment banking and securities products with commercial banking, insurance and other financial services revenues in an effort to gain market share, which could result in pricing pressure in our businesses.

Increased Need for Capital

     This trend toward consolidation and convergence has significantly increased the capital base and geographic reach of our competitors. This trend has also hastened the globalization of the securities and other financial services markets. As a result, we have had to commit capital to support our international operations and to execute large global transactions.

Competition in Non-U.S. Markets

     We believe that some of our most significant challenges and opportunities will arise outside the United States, as described under "Industry and Economic Outlook". In order to take advantage of these opportunities, we will have to compete successfully with financial institutions based in important non-U.S. markets, particularly in Europe. Certain of these institutions are larger, better capitalized and have a stronger local presence and a longer operating history in these markets.

Competition from Alternative Trading Systems

     Securities and futures transactions are now being conducted through the Internet and other alternative, non-traditional trading systems, and it appears that the trend toward alternative trading systems will continue and probably accelerate. A dramatic increase in computer-based or other electronic trading may adversely affect the Firm's commission and trading revenues, reduce the Firm's participation in the trading markets and associated access to market information and lead to the creation of new and stronger competitors.

                           WE ARE EXPOSED TO RISKS IN
                           EMERGING AND OTHER MARKETS

     We conduct our businesses in major markets around the world, including many developing markets in Asia, Latin America and Eastern Europe. We are subject to political, economic, legal, operational and other risks that are inherent in operating in other countries, which range from difficulties in settling transactions in emerging markets to possible nationalization, expropriation, price controls and other restrictive governmental actions. We also face the risk that exchange controls or similar restrictions imposed by foreign governmental authorities may restrict our ability to convert local currency received or held by us in their countries into U.S. dollars or other currencies, or to take those dollars or other currencies out of those countries.

     To date, a relatively small part of our business has been conducted in emerging and other markets. As we expand our businesses in these areas, our exposure to these risks will increase.

     In the last several years, various emerging market countries have experienced severe economic and financial disruptions, including significant devaluations of their currencies and low or negative growth rates in their economies. The possible effects of these conditions include an adverse impact on our businesses and increased volatility in financial markets generally. Moreover, economic or market problems in a single country or region are increasingly affecting other markets generally. For example, the economic crisis in Russia in August 1998 adversely affected other emerging markets and led to turmoil in financial markets worldwide. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Business Environment" for a discussion of the business environment in which we operated during the second half of fiscal 1998. A continuation of these situations could adversely affect global economic conditions and world markets and, in turn, could adversely affect the Firm's businesses. Among the risks are regional or global market downturns and, as noted above, increasing liquidity and credit risks, particularly in Japan where the economy continues to be weak and we have significant exposure.

     Moreover, in many countries, the laws and regulations applicable to the securities and financial services industries are uncertain and evolving, and it may be difficult for us to determine the exact requirements of local laws in every market. Our inability to remain in compliance with local laws in a particular foreign market could have a significant and negative effect not only on our businesses in that market but also on the Firm's reputation generally. These uncertainties may also make it difficult for us to structure our transactions in such a way that the results we expect to achieve are legally enforceable in all cases. See "-- Legal and Regulatory Risks Are Inherent and Substantial in Our Businesses -- Exposure to Legal Liability; Rising Litigation Costs" for additional information concerning these matters and "Business -- Regulation" for a discussion of the regulatory environment in which we conduct our businesses.

                        OUR CONVERSION TO CORPORATE FORM
                  MAY ADVERSELY AFFECT OUR ABILITY TO RECRUIT,
                       RETAIN AND MOTIVATE KEY EMPLOYEES

     The Firm's performance is largely dependent on the talents and efforts of highly skilled individuals. Competition in the financial services industry for qualified employees is intense. Our continued ability to compete effectively in our businesses depends on our ability to attract new employees and to retain and motivate our existing employees.

     In connection with the Common Stock Offering and the Firm's conversion from partnership to corporate form, the profit participating limited partners who are active in the Firm's businesses will receive substantial amounts of Common Stock in exchange for their interests in the Firm. Because these shares of Common Stock will be received in exchange for partnership interests, ownership of these shares will not be dependent upon these partners' continued employment. However, these shares will be subject to certain restrictions on transfer under a shareholders' agreement and a portion may be pledged to support these partners' obligations under noncompetition agreements. The transfer restrictions under the shareholders' agreement may, however, be waived, as described under "Certain Relationships and Related Transactions -- Shareholders'
Agreement -- Transfer Restrictions" and "-- Waivers". The steps taken by the Firm to encourage the continued service of these individuals in the Firm's businesses after the Common Stock Offering may not be effective. For a description of the compensation plan for our senior professionals to be implemented after the Common Stock Offering, see "Management -- The Partner Compensation Plan".

     In connection with the Common Stock Offering and the Firm's conversion from partnership to corporate form, employees other than the profit participating limited partners who are active in the Firm's businesses will receive equity-based awards. The incentives to attract, retain and motivate employees provided by these awards or by future arrangements, including equity-based arrangements, may not be as effective as the opportunity, which existed prior to conversion, to become a partner of the Firm. See "Management -- The Employee IPO Awards" for a description of these equity-based awards.

                          THE FIRM WILL BE CONTROLLED
                         BY ITS PRINCIPAL SHAREHOLDERS

     Upon consummation of the Common Stock Offering, the Firm's Managing Directors initially will be able to elect the entire Board of Directors and control the management and policies of the Company. See "Certain Relationships and Related Transactions -- Shareholders' Agreement -- Voting" and "-- Voting Agreement" for a discussion of the Firm's voting arrangements.

                            THERE HAS BEEN NO PRIOR
                              MARKET FOR THE NOTES

     The Notes are a new issue of securities with no established trading market. We do not intend to list the Notes on a securities exchange. While Goldman, Sachs & Co. has advised us that it intends to make a market in the Notes, it is not obligated to do so and may discontinue market-making at any time without notice.

                                USE OF PROCEEDS

     We expect to receive net proceeds from the sale of the Notes in the Offering of approximately $1.0 billion. We intend to use the net proceeds from this Offering to provide additional funds for our operations and for other general corporate purposes, including the repayment of short-term obligations.

     We do not expect to receive any proceeds from subsequent resales of the Notes by GS&Co. or any of our other affiliates in market-making transactions. We expect our affiliates to retain the proceeds of their market-making resales and not pay the proceeds to us.

     We intend to use the net proceeds from the Common Stock Offering to provide additional funds for our operations and for other general corporate purposes, including the purchase of short-term marketable securities.

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following Pro Forma Consolidated Financial Information is based upon the historical consolidated financial statements of the Firm. In addition to the Common Stock Offering, this information reflects the pro forma effects of the following items:

- the incorporation transactions (the "Incorporation Transactions") and the related transactions described under "Certain Relationships and Related Transactions -- Incorporation and Related Transactions";

- compensation to Managing Directors who were profit participating limited partners active in the Firm's businesses (the "PLPs");

- equity-based compensation;

- the provision for corporate income taxes;

- the redemption of the Firm's senior limited partnership interests (the
  "SLPs");

- certain cash distributions by The Goldman Sachs Group, L.P. ("Group L.P.") to its partners in the first and second quarters of fiscal 1999 in accordance with the Firm's partnership agreement, including distributions for partner income taxes related to the Firm's earnings in fiscal 1998; and

- the recognition of certain net tax assets.

These items are collectively referred to as the "Pro Forma Adjustments".

     The Pro Forma Consolidated Income Statement Information does not give effect to certain of these items because of their non-recurring nature. These are:

- the restricted stock units awarded to employees on a formula basis (the "Formula RSUs");

- the initial irrevocable contribution of shares of Common Stock to a nonqualified defined contribution plan (the "DCP");

- the recognition of certain net tax assets; and

- a cash contribution to a Goldman Sachs charitable foundation (the "Charitable Contribution").

The Pro Forma Consolidated Balance Sheet Information, however, does give effect to these non-recurring items.

     This Pro Forma Consolidated Financial Information, including the pro forma ratio of earnings to fixed charges, does not give effect to this Offering or the Firm's new medium-term note program.

     The Pro Forma Adjustments are based upon available information and certain assumptions that management believes are reasonable. The Pro Forma Consolidated Financial Information and accompanying notes should be read in conjunction with the consolidated financial statements and notes thereto.

     THE PRO FORMA CONSOLIDATED FINANCIAL INFORMATION PRESENTED IS NOT NECESSARILY INDICATIVE OF THE RESULTS OF OPERATIONS OR FINANCIAL CONDITION THAT MIGHT HAVE OCCURRED HAD THE PRO FORMA ADJUSTMENTS ACTUALLY TAKEN PLACE AS OF THE DATES SPECIFIED, OR THAT MAY BE EXPECTED TO OCCUR IN THE FUTURE.

              PRO FORMA CONSOLIDATED INCOME STATEMENT INFORMATION
                                  (unaudited)
                      (in millions, except per share data)

                                                               YEAR ENDED NOVEMBER 27, 1998
                                         -------------------------------------------------------------------------
                                                                                                       PRO FORMA
                                                                                       ADJUSTMENT     AS ADJUSTED
                                                                                        FOR THE         FOR THE
                                                        PRO FORMA                     COMMON STOCK    COMMON STOCK
                                         HISTORICAL    ADJUSTMENTS     PRO FORMA        OFFERING        OFFERING
                                         ----------    -----------    ------------    ------------    ------------
Total revenues.........................   $22,478        $    --        $22,478          $  --          $22,478
Interest expense, principally on short-
  term funding.........................    13,958             28(a)      13,986             --           13,986
                                          -------        -------        -------          -----          -------
Revenues, net of interest expense......     8,520            (28)         8,492             --            8,492
Compensation and benefits, excluding
  Employee IPO Awards..................     3,838            303(b)       4,141             --            4,141
Employee IPO Awards....................        --            360(c)         360             --              360
Other operating expenses...............     1,761             --          1,761             --            1,761
                                          -------        -------        -------          -----          -------
Total operating expenses...............     5,599            663          6,262             --            6,262
Pre-tax earnings.......................     2,921           (691)         2,230             --            2,230
Provision for taxes....................       493            421(d)         914             --              914
                                          -------        -------        -------          -----          -------
Net earnings...........................   $ 2,428        $(1,112)       $ 1,316          $  --          $ 1,316
                                          =======        =======        =======          =====          =======
Ratio of earnings to fixed charges.....      1.21x                         1.16x                           1.16x
Common Shares outstanding:
  Basic................................                                     426(e)          42(f)           468
  Diluted..............................                                     430(e)          42(f)           472
Earnings per Share:
  Basic................................                                 $  3.09                         $  2.81
  Diluted..............................                                    3.06                            2.79

                PRO FORMA CONSOLIDATED BALANCE SHEET INFORMATION
                                  (unaudited)
                      (in millions, except per share data)

                                                             AS OF NOVEMBER 27, 1998
                              -------------------------------------------------------------------------------------
                                                                                                        PRO FORMA
                                                                                        ADJUSTMENT     AS ADJUSTED
                                                                                         FOR THE         FOR THE
                                            PRO FORMA                                  COMMON STOCK    COMMON STOCK
                              HISTORICAL   ADJUSTMENTS                   PRO FORMA       OFFERING        OFFERING
                              ----------   -----------                  ------------   ------------    ------------
Total assets................   $217,380      $(1,510)(g)(h)(i)(k)(l)      $215,870        $1,788(f)      $217,658

Long-term borrowings........     19,906          371(a)                     20,277            --           20,277
Total liabilities...........    210,996          371(a)                    211,367            --          211,367
Partners' capital...........      6,384       (6,384)(a)(h)(i)(j)(k)            --            --               --
Stockholders' equity........         --        4,503(g)(j)(l)                4,503         1,788(f)         6,291
Book value per share........                                              $  10.58                       $  13.45

   The accompanying notes are an integral part of the Pro Forma Consolidated
                             Financial Information.

             NOTES TO PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

NOTE 1: BASIS OF PRESENTATION

     As permitted by the rules and regulations of the Securities and Exchange Commission (the "SEC"), the Pro Forma Consolidated Financial Information is presented on a condensed basis. The Pro Forma Consolidated Balance Sheet Information was prepared as if the Pro Forma Adjustments had occurred as of November 27, 1998. Historical partners' capital includes partners' capital allocated for income taxes and potential withdrawals. Book value per share equals stockholders' equity divided by Common Shares outstanding of 425,709,041 prior to the Common Stock Offering and 467,709,041 as adjusted for the Common Stock Offering. These amounts include the Nonvoting Common Stock, shares of Common Stock irrevocably contributed to the DCP and shares of Common Stock underlying the Formula RSUs. "Common Stock" means the shares of common stock of GS Inc., par value $.01 per share. "Nonvoting Common Stock" means the shares of nonvoting common stock of GS Inc., par value $.01 per share. "Common Shares" means the Common Stock and the Nonvoting Common Stock. The Nonvoting Common Stock will have no voting rights (except as required by law) but will otherwise have the same rights and privileges, including dividend rights, as the Common Stock.

     The Pro Forma Consolidated Income Statement Information for the fiscal year ended November 27, 1998 was prepared as if the Pro Forma Adjustments had taken place at the beginning of fiscal 1998.

     For pro forma purposes, the Common Stock Offering and, where applicable, the related transactions reflect an assumed initial public offering price of $45.00 per share.

     For purposes of the pro forma ratio of earnings to fixed charges, "earnings" represent pre-tax earnings plus fixed charges and "fixed charges" represent interest expense plus that portion of rent expense that, in our opinion, approximates the interest factor included in rent expense. The pro forma ratio of earnings to fixed charges does not give effect to this Offering of Notes or our new medium-term note program.

NOTE 2: PRO FORMA ADJUSTMENTS

     (a) THE RETIRED LIMITED PARTNERS OF THE FIRM (THE "RLPS") EXCHANGE FOR DEBENTURES. Adjustment to reflect the issuance of junior subordinated debentures (the "Junior Subordinated Debentures") to the RLPs in exchange for their interests in Group L.P. and certain affiliates. These Junior Subordinated Debentures will have a principal amount of $295 million, an initial carrying value of $371 million and an effective interest rate of 7.5%.

     (b) COMPENSATION AND BENEFITS, EXCLUDING EMPLOYEE IPO AWARDS. Adjustment to reflect (i) total compensation and benefits related to services rendered by the former PLPs of the Firm offset by (ii) the effect of equity-based compensation, issued in lieu of cash compensation, 50% of which will be expensed over the four-year period following the year of grant. The estimated total compensation attributable to the former PLPs of the Firm is based upon measures of financial performance described under "Management -- The Partner Compensation Plan -- Determination of Salary and Bonus".

     (c) EMPLOYEE IPO AWARDS. Adjustment to reflect the amortization of the 30,604,685 restricted stock units awarded to employees on a discretionary basis (the "Discretionary RSUs"). These Discretionary RSUs will have a value of $1.4 billion, approximately 26% of which will be amortized as a non-cash expense in the year of grant. The remaining Discretionary RSUs will be amortized over the four years following the year of grant.

     The stock options to purchase 40,000,400 shares of Common Stock awarded to employees on a discretionary basis (the "Discretionary Options") will be accounted for pursuant to Accounting Principles Board Opinion ("APB") No. 25, as permitted by paragraph 5 of SFAS No. 123. Since these options will have no intrinsic value on the date of grant, no compensation expense will be recognized pursuant to APB No. 25. The estimated fair value of these Discretionary Options on the date of grant is $600 million using a Black-Scholes option pricing model. If SFAS No. 123 had been applied, compensation expense of $157 million would have been included in the Pro Forma Consolidated Income Statement Information. See "Management -- The Employee IPO Awards" for a description of these awards.

     (d) PRO FORMA PROVISION FOR INCOME TAXES. Adjustment to reflect a pro forma provision for income taxes for the Company in corporate form at an effective tax rate of 41%.

     (e) PRO FORMA COMMON SHARES. Common Shares outstanding after giving effect to the Pro Forma Adjustments. Basic Common Shares outstanding of 425,709,041 prior to the Common Stock Offering includes the Nonvoting Common Stock, shares of Common Stock irrevocably contributed to the DCP and shares of Common Stock underlying the Formula RSUs. Diluted Common Shares outstanding of 429,704,653 prior to the Common Stock Offering reflects the dilutive effect of the Common Stock deliverable pursuant to the Discretionary RSUs.

     (f) ADJUSTMENT FOR THE COMMON STOCK OFFERING. Common Shares as adjusted to reflect the issuance of 42,000,000 shares of Common Stock offered by the Firm in the Common Stock Offering. Net proceeds to the Firm from the Common Stock Offering reflect the deduction of underwriting discounts and estimated expenses payable by the Firm in connection with the Common Stock Offering. The adjustment for the Common Stock Offering excludes 9,000,000 shares of Common Stock issuable upon exercise of the underwriters' options to purchase additional shares in the Common Stock Offering.

     (g) CHARITABLE CONTRIBUTION. Adjustment to reflect the Charitable Contribution of $200 million.

     (h) RLPS EXCHANGE FOR CASH. Adjustment to reflect the payment of $892 million in cash to the RLPs in exchange for their interests in Group L.P. and certain affiliates.

     (i) SLPS REDEMPTION FOR CASH. Adjustment to reflect the redemption of the SLPs for cash of $904 million by Group L.P. prior to the Incorporation Transactions.

     (j) PLP, RLP, SUMITOMO BANK CAPITAL MARKETS, INC. ("SBCM") AND KAMEHAMEHA ACTIVITIES ASSOCIATION ("KAA") EXCHANGE FOR COMMON SHARES. Adjustment of $3,530 million to reflect the issuance of 264,680,458 shares of Common Stock to PLPs, 47,264,592 shares of Common Stock to RLPs, 31,612,076 shares of Common Stock and 6,238,094 shares of Nonvoting Common Stock to SBCM and 30,962,950 shares of Common Stock to KAA, in exchange for their respective interests in Group L.P. and certain affiliates.

     (k) CASH DISTRIBUTIONS. Adjustment to reflect certain cash distributions by Group L.P. to its partners, including SBCM and KAA, in the first and second quarters of fiscal 1999 in accordance with the Firm's partnership agreement, including distributions for partner income taxes related to the Firm's earnings in fiscal 1998.

     The Firm expects that cash distributions for partner income taxes in the first and second quarters of fiscal 1999 related to the Firm's earnings in fiscal 1999 will be significant due, in part, to certain expenses that are not deductible to the partners in these periods. The Company expects to record a substantial tax asset on the consummation of the Common Stock Offering related to these expenses. These cash distributions and the related tax asset are not reflected in the Pro Forma Consolidated Balance Sheet Information.

     (l) NET TAX ASSETS. Adjustment to reflect the addition to equity associated with the recognition of $1,173 million in net tax assets under SFAS No. 109. These net tax assets relate to (i) the conversion of Group L.P. to corporate form, (ii) the 31,306,667 Formula RSUs and the initial irrevocable contribution of 13,644,204 shares of Common Stock contributed to the DCP and
(iii) the Charitable Contribution. As discussed in Note 2(k) above, the Company expects to record a substantial tax asset on the consummation of the Common Stock Offering related to certain expenses that are not deductible to the partners in fiscal 1999. This additional tax asset is not reflected in the Pro Forma Consolidated Balance Sheet Information.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Firm as of November 27, 1998 on a pro forma basis after giving effect to the Pro Forma Adjustments, and as further adjusted for:

- the sale of 42,000,000 shares of Common Stock by the Company in the Common Stock Offering at an assumed initial public offering price of $45.00 per share, the midpoint of the currently assumed range of initial public offering prices for that offering, and after deduction of the underwriting discounts and estimated expenses payable by the Company in the Common Stock Offering; and

- the sale of the Notes in this Offering.

     This table should be read in conjunction with the consolidated financial statements and the notes thereto and the Pro Forma Consolidated Financial Information and the notes thereto, and assumes no exercise of the underwriters' options to purchase additional shares in the Common Stock Offering.

     The table below does not give effect to the Company's new medium-term note program (the "MTN Program").

                                                                 AS OF NOVEMBER 27, 1998
                                                              ------------------------------
                                                                                 PRO FORMA
                                                                PRO FORMA       AS ADJUSTED
                                                               AS ADJUSTED        FOR THE
                                                                 FOR THE          COMMON
                                                                 COMMON            STOCK
                                                                  STOCK        OFFERING AND
                                                                OFFERING       THIS OFFERING
                                                              -------------    -------------
                                                                     ($ in millions)
Short-term borrowings (including commercial paper)(1).......     $27,430         $ 27,430
                                                                 =======         ========
Long-term borrowings(2):
  Senior debt, other than the Notes(3)......................     $19,906         $ 19,906
  Notes to be sold in this Offering.........................          --            1,000
  Junior Subordinated Debentures(4).........................         371              371
                                                                 -------         --------
          Total long-term borrowings........................      20,277           21,277
Stockholders' equity:
  Preferred Stock, par value $.01 per share;
     shares authorized, no shares issued and outstanding....          --               --
  Common Stock, par value $.01 per share; 2,000,000,000
     shares authorized, 430,164,280 shares issued and
     outstanding(5).........................................           4                4
  Restricted stock units; 61,911,352 units issued and
     outstanding(6).........................................       2,786            2,786
  Nonvoting Common Stock, par value $.01 per share;
     shares authorized and 6,238,094 shares issued and
     outstanding............................................           0                0
  Additional paid-in capital................................       5,927            5,927
  Retained earnings.........................................      (1,049)          (1,049)
  Unearned compensation(7)..................................      (1,377)          (1,377)
                                                                 -------         --------
          Total stockholders' equity........................       6,291            6,291
                                                                 -------         --------
            Total capitalization............................     $26,568         $ 27,568
                                                                 =======         ========

---------------
(1) Includes current portion of long-term borrowings of $2,955 million. See Note 4 to the consolidated financial statements for further information regarding the Firm's short-term borrowings.

(2) See Note 5 to the consolidated financial statements for further information regarding the Firm's long-term borrowings.

(3) Includes subordinated debt of GS&Co. of $275 million.

(4) Consists of Junior Subordinated Debentures issued to the RLPs as part of the Incorporation Transactions. See "Certain Relationships and Related Transactions -- Incorporation and Related Transactions" for further information regarding the Incorporation Transactions.

(5) Common Stock outstanding includes 13,644,204 shares of Common Stock irrevocably contributed to the DCP. Common Stock outstanding does not include 40,000,400 shares of Common Stock deliverable pursuant to the Discretionary Options. See "Management -- The Employee IPO Awards" for more detailed information regarding these awards.

(6) Restricted stock units includes 31,306,667 shares of Common Stock underlying the Formula RSUs and 30,604,685 shares of Common Stock underlying the Discretionary RSUs.

(7) Unearned compensation relates to the award of the Discretionary RSUs.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected historical consolidated income statement and balance sheet data set forth below have been derived from the Firm's consolidated financial statements and the notes thereto. The Firm's consolidated financial statements have been audited by PricewaterhouseCoopers LLP, independent public accountants, as of November 28, 1997 and November 27, 1998 and for the years ended November 29, 1996, November 28, 1997 and November 27, 1998. These financial statements are included elsewhere in this prospectus, together with the report thereon of PricewaterhouseCoopers LLP.

     The selected historical consolidated income statement and balance sheet data set forth below as of November 25, 1994, November 24, 1995 and November 29, 1996 and for the years ended November 25, 1994 and November 24, 1995 have been derived from audited consolidated financial statements of the Firm not included in this prospectus.

     The pro forma data set forth below as of and for the year ended November 27, 1998 have been derived from the pro forma data set forth in "Pro Forma Consolidated Financial Information" included elsewhere in this prospectus.

     The selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Pro Forma Consolidated Financial Information" and the consolidated financial statements and the notes thereto.

                                                                    AS OF OR FOR YEAR ENDED NOVEMBER
                                                           ---------------------------------------------------
                                                            1994       1995       1996       1997       1998
                                                            ----       ----       ----       ----       ----
                                                                             ($ in millions)
INCOME STATEMENT DATA:
  Total revenues.........................................  $12,452   $ 14,324   $ 17,289   $ 20,433   $ 22,478
  Interest expense.......................................    8,915      9,841     11,160     12,986     13,958
                                                           -------   --------   --------   --------   --------
  Net revenues...........................................    3,537      4,483      6,129      7,447      8,520
  Compensation and benefits(1)...........................    1,789      2,005      2,421      3,097      3,838
  Other operating expenses...............................    1,240      1,110      1,102      1,336      1,761
                                                           -------   --------   --------   --------   --------
  Pre-tax earnings(1)....................................  $   508   $  1,368   $  2,606   $  3,014   $  2,921
                                                           =======   ========   ========   ========   ========
BALANCE SHEET DATA:
  Total assets(2)........................................  $95,296   $100,066   $152,046   $178,401   $217,380
  Adjusted assets (unaudited)(3).........................   75,772     73,552     93,279    119,883    144,906
  Long-term borrowings...................................   14,418     13,358     12,376     15,667     19,906
  Total liabilities(2)...................................   89,981     94,686    145,753    171,864    210,996
  Partners' capital......................................    4,771      4,905      5,309      6,107      6,310
PRO FORMA DATA (UNAUDITED):(4)
  Pro forma net earnings.................................       --         --         --         --   $  1,316
  Pro forma ratio of earnings to fixed charges(5)........       --         --         --         --       1.16x
  Pro forma stockholders' equity as adjusted for the
    Common Stock Offering................................       --         --         --         --   $  6,291
SELECTED DATA AND RATIOS (UNAUDITED):
  Ratio of earnings to fixed charges(1)(5)...............     1.06x      1.14x      1.23x      1.23x      1.21x
  Employees:
    United States........................................    5,822      5,356      5,818      6,879      8,349
    International........................................    3,176      2,803      3,159      3,743      4,684
                                                           -------   --------   --------   --------   --------
  Total employees(6).....................................    8,998      8,159      8,977     10,622     13,033
                                                           =======   ========   ========   ========   ========
  Assets under supervision:
    Assets under management..............................  $43,671   $ 52,358   $ 94,599   $135,929   $194,821
    Other client assets..................................   49,061     57,716     76,892    102,033    142,018
                                                           -------   --------   --------   --------   --------
  Total assets under supervision.........................  $92,732   $110,074   $171,491   $237,962   $336,839
                                                           =======   ========   ========   ========   ========

(1) Since the Firm has been a partnership, payments to the Firm's profit participating limited partners have been accounted for as distributions of partners' capital rather than as compensation expense. As a result, the Firm's pre-tax earnings and compensation and benefits expense have not reflected any payments for services rendered by its profit participating limited partners. Accordingly, pre-tax earnings understate the expected operating costs to be incurred by the Firm after its conversion to corporate form. As a corporation, the Firm will include payments for services rendered by its former profit participating limited partners in compensation and benefits expense. For financial information that reflects pro forma compensation and benefits expense as if we had been a corporation, see "Pro Forma Consolidated Financial Information".

(2) Total assets and liabilities as of November 27, 1998 were increased by $11.64 billion due to the adoption of the provisions of SFAS No. 125 that were deferred by SFAS No. 127. For a discussion of SFAS Nos. 125 and 127, see "Accounting Developments" in Note 2 to the consolidated financial statements.

(3) Adjusted assets represent total assets less securities purchased under agreements to resell, certain securities borrowed transactions and, with respect to November 27, 1998, an increase of $11.64 billion in total assets related to the adoption of the provisions of SFAS No. 125 that were deferred by SFAS No. 127.

(4) Reflects such adjustments as are necessary, in the opinion of management, for a fair presentation of the results of operations and stockholders' equity of the Firm on a pro forma basis. See "Pro Forma Consolidated Financial Information" for more detailed information concerning these adjustments.

(5) For purposes of the ratio of earnings to fixed charges, "earnings" represent pre-tax earnings plus fixed charges and "fixed charges" represent interest expense plus that portion of rent expense that, in our opinion, approximates the interest factor included in rent expense. Neither the pro forma ratio of earnings to fixed charges nor the historical ratio of earnings to fixed charges gives effect to this Offering of the Notes or the MTN Program.

(6) Excludes employees of the Firm's two property management subsidiaries, The Archon Group, L.P. ("Archon") and Archon Group (France) S.C.A. ("Archon France"). Substantially all of the costs of these employees are reimbursed to the Firm by the real estate investment funds to which the two companies provide property management services. In addition, as of November 27, 1998, the Firm had 3,400 temporary staff and consultants. For more detailed information regarding the Firm's employees, see "Business -- Employees".

                              RECENT DEVELOPMENTS

     Goldman Sachs' pre-tax earnings were $1.19 billion in the first quarter ended February 26, 1999, compared to $1.02 billion in the first quarter of last year. Net revenues for the quarter were $2.99 billion and operating expenses were $1.80 billion. In the first quarter of 1998, net revenues were $2.47 billion and operating expenses were $1.45 billion.

     The Firm's investment banking business performed well during the quarter, particularly in financial advisory and debt underwriting, and assets under management continued to increase. The Firm's trading business achieved a strong performance, recovering significantly in the first quarter of 1999 from the difficult conditions experienced in the second half of 1998.

     Partners' capital increased to approximately $6.6 billion as of February 26, 1999 from $6.3 billion as of November 27, 1998.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

     The Firm is a global investment banking and securities firm that provides a wide range of services worldwide to a substantial and diversified client base.

     The Firm's activities are divided into three principal business lines:

- Investment Banking, which includes financial advisory services and underwriting;

- Trading and Principal Investments, which includes fixed income, currency and commodities ("FICC"), equities and principal investments (principal investments reflect primarily the Firm's investments in its merchant banking funds); and

- Asset Management and Securities Services, which includes asset management, securities services and commissions.

     All references to 1996, 1997 and 1998 refer to the Firm's fiscal year ended, or the date, as the context requires, November 29, 1996, November 28, 1997 and November 27, 1998, respectively.

     The "Company", the "Firm", "Goldman Sachs", "we" and "our" mean, prior to the principal incorporation transactions that are described under "Certain Relationships and Related Transactions -- Incorporation and Related
Transactions -- Incorporation Transactions" (the "Incorporation Transactions"), The Goldman Sachs Group, L.P., a Delaware limited partnership ("Group L.P."), and its consolidated subsidiaries and, after the Incorporation Transactions, The Goldman Sachs Group, Inc., a Delaware corporation ("GS Inc."), and its consolidated subsidiaries.

                              BUSINESS ENVIRONMENT

     Economic and market conditions can significantly affect the Firm's performance. For a number of years leading up to the second half of 1998, the Firm operated in a generally favorable macroeconomic environment characterized by low inflation, low interest rates and strong equity markets in the United States and many international markets. This favorable economic environment provided a positive climate for the Firm's investment banking activities, as well as for the Firm's customer-driven and proprietary trading activities. Economic conditions were also favorable for wealth creation which contributed positively to growth in the Firm's asset management businesses.

     From mid-August to mid-October 1998, the Russian economic crisis, the turmoil in Asian and Latin American emerging markets and the resulting "flight to quality" by many investors led to substantial declines in global financial markets. Investors broadly sold credit-sensitive products, such as corporate and high-yield debt, and bought higher-rated instruments, such as U.S. Treasury securities, which caused credit spreads to widen dramatically. This market turmoil also caused a widespread decline in global equity markets.

     As a major dealer in fixed income securities, the Firm maintains substantial inventories of corporate and high-yield debt. In the second half of 1998, the Firm sought to hedge the interest rate risk on these positions through short positions in U.S. Treasury securities. As a result, the Firm suffered losses from both the decline in the prices of corporate and high-yield debt instruments that it owned and the increase in the prices of the U.S. Treasury securities in which the Firm had short positions.

     These market shocks also led to trading losses in the Firm's fixed income relative value trading positions. Relative value trading positions are intended to profit from a perceived temporary dislocation in the relationship between the values of different financial instruments. From mid-August to mid-October 1998, the components of these relative value positions moved in directions that the Firm did not anticipate and the volatilities of certain positions increased to three times prior levels. When the Firm and other market participants with similar positions simultaneously sought to reduce positions and exposures, this caused a substantial reduction in market liquidity and a continuing decline in prices.

     In the second half of 1998, the Firm also experienced losses in equity arbitrage and in the value of certain merchant banking investments.

     Later in the fourth quarter of 1998, market conditions improved as the U.S. Federal Reserve cut interest rates, the International Monetary Fund finalized a credit agreement with Brazil and a consortium of 14 financial institutions, including Goldman Sachs, recapitalized Long-Term Capital Portfolio, L.P. ("LTCP"). For a further discussion of LTCP, see "-- Liquidity -- The Balance Sheet" below.

     The Firm's earnings in the second half of 1998 were adversely affected by market conditions from mid-August to mid-October. In this difficult business environment, Trading and Principal Investments recorded net revenues of $464 million in the third quarter of 1998 and net revenues of negative $663 million in the fourth quarter of 1998. As a result, Trading and Principal Investments did not make a significant contribution to pre-tax earnings in 1998.

                             RESULTS OF OPERATIONS

     Management believes that the best measure by which to assess the Firm's historical profitability is pre-tax earnings because, as a partnership, the Firm generally has not been subject to U.S. federal or state income taxes. See
"-- Provision for Taxes" below and Note 2 to the consolidated financial statements for a further discussion of the Firm's provision for taxes.

     Since the Firm has been a partnership, payments to the Firm's profit participating limited partners have been accounted for as distributions of partners' capital rather than as compensation expense. As a result, the Firm's compensation and benefits expense has not reflected any payments for services rendered by its profit participating limited partners and has therefore understated the expected operating costs to be incurred by the Firm after the Common Stock Offering. As a corporation, the Firm will include these payments to its former profit participating limited partners in compensation and benefits expense, as discussed in "Pro Forma Consolidated Financial Information". Moreover, in connection with the Common Stock Offering, the Firm will record the effect of certain non-recurring items in the second quarter of 1999. These non-recurring items are:

- the award of the Formula RSUs;

- the initial irrevocable contribution of shares of Common Stock to the DCP;

- the recognition of certain net tax assets; and

- the Charitable Contribution.

As a result, the Firm expects to record a substantial pre-tax loss in the second quarter of 1999.

     The composition of the Firm's historical net revenues has varied over time as financial markets and the scope of the Firm's operations have changed. The composition of net revenues can also vary over the shorter term due to fluctuations in economic and market conditions. As a result, period-to-period comparisons may not be meaningful. See "Risk Factors" for a discussion of various factors that could affect the Firm's future performance.

OVERVIEW

     The following table sets forth the Firm's net revenues and pre-tax earnings:

                               FINANCIAL OVERVIEW
                                 (in millions)

                                                            YEAR ENDED NOVEMBER
                                                         --------------------------
                                                          1996      1997      1998
                                                          ----      ----      ----
Net revenues...........................................  $6,129    $7,447    $8,520
Pre-tax earnings.......................................   2,606     3,014     2,921

     1998 VERSUS 1997. The Firm's net revenues were $8.52 billion in 1998, an increase of 14% compared to 1997. Net revenue growth was strong in Investment Banking, which increased 30%, due to higher levels of mergers and acquisitions activity, and in Asset Management and Securities Services, which increased 43%, due to increased commissions, higher customer balances in securities services and increased asset management fees. Net revenues in Trading and Principal Investments decreased 19% compared to the prior year, due primarily to a 30% reduction of net revenues in FICC. Pre-tax earnings in 1998 were $2.92 billion compared to $3.01 billion in the prior year.

     1997 VERSUS 1996. The Firm's net revenues were $7.45 billion in 1997, an increase of 22% compared to 1996. Net revenue growth was strong in Asset Management and Securities Services, which increased 46%, due to increased commissions and asset management fees and higher customer balances in securities services. Net revenues in Investment Banking increased 22%, due to increased levels of mergers and acquisitions and debt underwriting activity. Net revenues in Trading and Principal Investments increased 9% over the prior year, due to higher net revenues in FICC and principal investments. Pre-tax earnings were $3.01 billion in 1997, an increase of 16% over the prior year.

     The following table sets forth the net revenues of the Firm's principal business lines:

                    NET REVENUES BY PRINCIPAL BUSINESS LINE
                                 (in millions)

                                                            YEAR ENDED NOVEMBER
                                                         --------------------------
                                                          1996      1997      1998
                                                          ----      ----      ----
Investment Banking.....................................  $2,113    $2,587    $3,368
Trading and Principal Investments......................   2,693     2,926     2,379
Asset Management and Securities Services...............   1,323     1,934     2,773
                                                         ------    ------    ------
Total net revenues.....................................  $6,129    $7,447    $8,520
                                                         ======    ======    ======

                            ------------------------

     Net revenues in the Firm's principal business lines represent total revenues less allocations of interest expense to specific securities, commodities and other positions in relation to the level of financing incurred by each position. Interest expense is allocated to Trading and Principal Investments and the securities services component of Asset Management and Securities Services. Net revenues may not be indicative of the relative profitability of any principal business line.

INVESTMENT BANKING

     The Firm provides a broad range of investment banking services to a diverse group of corporations, financial institutions, governments and individuals. The Firm's investment banking activities are divided into two categories:

- FINANCIAL ADVISORY. Financial advisory includes advisory assignments with respect to mergers and acquisitions, divestitures, corporate defense activities, restructurings and spin-offs; and

- UNDERWRITING. Underwriting includes public offerings and private placements of equity and debt securities.

     The following table sets forth the net revenues of the Firm's Investment Banking business:

                        INVESTMENT BANKING NET REVENUES
                                 (in millions)

                                                            YEAR ENDED NOVEMBER
                                                         --------------------------
                                                          1996      1997      1998
                                                          ----      ----      ----
Financial advisory.....................................  $  931    $1,184    $1,774
Underwriting...........................................   1,182     1,403     1,594
                                                         ------    ------    ------
Total Investment Banking...............................  $2,113    $2,587    $3,368
                                                         ======    ======    ======

                            ------------------------

     1998 VERSUS 1997. The Investment Banking business achieved net revenues of $3.37 billion in 1998, an increase of 30% compared to 1997. Net revenue growth was strong in financial advisory and, to a lesser extent, in underwriting as the Firm's global presence and strong client base enabled it to capitalize on higher levels of activity in many industry groups, including communications, media and entertainment, financial institutions, general industrials and retail. Net revenue growth in the Firm's Investment Banking business was strong in all major regions in 1998 compared to the prior year.

     Financial advisory revenues increased 50% compared to 1997 due to increased revenues from mergers and acquisitions advisory assignments, which principally resulted from consolidation within certain industries and generally favorable U.S. and European stock markets. Despite a substantial decrease in the number of industry-wide underwriting transactions in August and September of 1998, underwriting revenues increased 14% for the year, primarily due to increased revenues from equity and high-yield corporate debt underwriting activities.

     1997 VERSUS 1996. The Investment Banking business achieved net revenues of $2.59 billion in 1997, an increase of 22% compared to 1996. Net revenue growth was strong in both financial advisory and underwriting, particularly in the financial institution, general industrial and real estate groups.

     Financial advisory revenues increased 27% compared to 1996 primarily due to increased revenues from mergers and acquisitions activity in the market as a whole. Underwriting revenues increased 19% primarily due to increased revenues from investment grade and high-yield debt underwriting, which resulted from lower interest rates. Revenues from equity underwriting activities increased modestly over 1996 levels.

TRADING AND PRINCIPAL INVESTMENTS

     The Firm's Trading and Principal Investments business facilitates customer transactions and takes proprietary positions through market making in and trading of fixed income and equity products, currencies, commodities, and swaps and other derivatives. The Trading and Principal Investments business includes the following:

- FICC. The Firm makes markets in and trades fixed income products, currencies and commodities, structures and enters into a wide variety of derivative transactions and engages in proprietary trading and arbitrage activities;

- EQUITIES. The Firm makes markets in and trades equities and equity-related products, structures and enters into equity derivative transactions and engages in proprietary trading and equity arbitrage; and

- PRINCIPAL INVESTMENTS. Principal investments primarily represents the Firm's net revenues from its investments in its merchant banking funds.

     Net revenues from principal investments do not include management fees and over-rides from the Firm's merchant banking funds. Overrides represent an increased share of a fund's income and gains to the Firm when the return on investments exceeds certain threshold returns to fund investors. These management fees and overrides are included in the net revenues of Asset Management and Securities Services.

     Substantially all of the Firm's inventory is marked-to-market daily and, therefore, its value and the Firm's net revenues are subject to fluctuations based on market movements. In addition, net revenues derived from the Firm's principal investments in privately held concerns and in real estate may fluctuate significantly depending on the revaluation or sale of these investments in any given period.

     The following table sets forth the net revenues of the Firm's Trading and Principal Investments business:

                 TRADING AND PRINCIPAL INVESTMENTS NET REVENUES
                                 (in millions)

                                                            YEAR ENDED NOVEMBER
                                                         --------------------------
                                                          1996      1997      1998
                                                          ----      ----      ----
FICC...................................................  $1,749    $2,055    $1,438
Equities...............................................     730       573       795
Principal investments..................................     214       298       146
                                                         ------    ------    ------
Total Trading and Principal Investments................  $2,693    $2,926    $2,379
                                                         ======    ======    ======

                            ------------------------

     1998 VERSUS 1997. Net revenues in Trading and Principal Investments were $2.38 billion in 1998, a decrease of 19% compared to 1997. This decrease in net revenues was concentrated in the second half of the year. See "-- Business Environment" above for a discussion of the losses suffered in Trading and Principal Investments in the second half of 1998. For the full year, significant net revenue reductions in FICC and principal investments were partially offset by increased net revenues in equities.

     Net revenues in FICC decreased 30% compared to 1997 due to an extraordinarily difficult environment in the second half of 1998. The net revenue reduction in FICC was concentrated in fixed income arbitrage and high-yield debt trading, which experienced losses in 1998 due to a reduction in liquidity and widening credit spreads in the second half of the year. An increase in net revenues from market making and trading in fixed income derivatives, currencies and commodities partially offset this decline.

     Net revenues in equities increased 39% compared to 1997 as higher net revenues in derivatives and European shares were partially offset by losses in equity arbitrage. The derivatives business generated significantly higher net revenues due, in part, to strong customer demand for over-the-counter ("OTC") products, particularly in Europe. Net revenues from European shares increased as the Firm benefited from generally favorable equity markets and increased customer demand. The equity arbitrage losses were due principally to the underperformance of various equity positions versus their benchmark hedges, to widening of spreads in a variety of relative value trades and to lower prices for event-oriented securities resulting from a reduction in announced mergers and acquisitions and other corporate activity in the second half of 1998.

     Net revenues from principal investments declined 51% compared to 1997 as investments in certain publicly held companies decreased in value during the second half of 1998. This decrease was partially offset by an increase in gains on the disposition of certain investments.

     1997 VERSUS 1996. The Trading and Principal Investments business achieved net revenues of $2.93 billion in 1997, an increase of 9% compared to 1996. Strong performances in FICC and principal investments more than offset a net revenue reduction in equities.

     Net revenues in FICC increased 17% compared to 1996 due principally to higher net revenues from market making and trading in currencies, fixed income derivatives and commodities. Fixed income arbitrage activities also contributed to net revenue growth in FICC. Net revenues from market making in and trading of emerging market debt securities and corporate bonds declined in 1997 compared to 1996.

     Net revenues in equities decreased 22% in 1997 compared to 1996 due principally to reductions in net revenues from derivatives and convertibles resulting from volatility in the global equity markets in October and November 1997 and declining asset values in Japan in late November 1997. This reduction was partially offset by increased net revenues from higher customer trading volume in certain European OTC markets.

     Net revenues from principal investments increased 39% in 1997 compared to 1996 as certain companies in which the Firm invested through its merchant banking funds completed initial public offerings and the Firm's positions in other publicly held companies increased in value.

ASSET MANAGEMENT AND SECURITIES SERVICES
     Asset Management and Securities Services is comprised of the following:

- ASSET MANAGEMENT. Asset management generates management fees by providing investment advisory services to a diverse and rapidly growing client base of institutions and individuals;

- SECURITIES SERVICES. Securities services includes prime brokerage, financing services and securities lending and the Firm's matched book businesses, all of which generate revenue primarily in the form of fees or interest rate spreads; and

- COMMISSIONS. Commission-based businesses include agency transactions for clients on major stock and futures exchanges. Overrides derived from the Firm's merchant banking funds are also included in commissions.

     The following table sets forth the net revenues of the Firm's Asset Management and Securities Services business:

             ASSET MANAGEMENT AND SECURITIES SERVICES NET REVENUES
                                 (in millions)

                                                            YEAR ENDED NOVEMBER
                                                         --------------------------
                                                          1996      1997      1998
                                                          ----      ----      ----
Asset management.......................................  $  242    $  458    $  675
Securities services....................................     354       487       730
Commissions............................................     727       989     1,368
                                                         ------    ------    ------
Total Asset Management and Securities Services.........  $1,323    $1,934    $2,773
                                                         ======    ======    ======

                            ------------------------

     The Firm's assets under supervision are comprised of assets under management and other client assets. Assets under management typically generate fees based on a percentage of their value and include the Firm's mutual funds, separate accounts managed for institutional and individual investors, the Firm's merchant banking funds and other alternative investment funds. Other client assets are comprised of assets in brokerage accounts of primarily high net worth individuals, on which the Firm earns commissions.

The following table sets forth the Firm's assets under supervision:

                            ASSETS UNDER SUPERVISION
                                 (in millions)

                                                        YEAR ENDED NOVEMBER
                                                  --------------------------------
                                                    1996        1997        1998
                                                    ----        ----        ----
Assets under management.........................  $ 94,599    $135,929    $194,821
Other client assets.............................    76,892     102,033     142,018
                                                  --------    --------    --------
Total assets under supervision..................  $171,491    $237,962    $336,839
                                                  ========    ========    ========

                            ------------------------

     1998 VERSUS 1997. The Asset Management and Securities Services business achieved net revenues of $2.77 billion in 1998, an increase of 43% compared to 1997. All major components of the business line exhibited strong net revenue growth.

     Asset management revenues increased 47% during this period, reflecting a 41% increase in average assets under management over 1997. In 1998, approximately 80% of the increase in assets under management was attributable to net asset inflows, with the remaining 20% reflecting market appreciation. Net revenues from securities services increased 50% primarily due to growth in the Firm's securities borrowing and lending businesses. Commission revenues increased 38% as generally strong and highly volatile equity markets resulted in increased transaction volumes in listed equity securities. Merchant banking overrides also contributed significantly to the increase in commission revenues.

     1997 VERSUS 1996. The Asset Management and Securities Services business achieved net revenues of $1.93 billion in 1997, an increase of 46% compared to 1996. All major components of the business line exhibited strong net revenue growth.

     Asset management revenues increased 89% during this period, reflecting a 73% increase in average assets under management due to strong net asset inflows, market appreciation and assets added through the acquisitions of Liberty Investment Management in January 1997 and Commodities Corporation in June 1997. Net revenue growth in securities services was 38%, principally reflecting growth in the Firm's securities borrowing and lending businesses. Commission revenues increased 36% as customer trading volumes increased significantly on many of the world's principal stock exchanges, including those in the United States where industry-wide volumes increased substantially in the third and fourth quarters of 1997. Merchant banking overrides also contributed significantly to the increase in commission revenues.

OPERATING EXPENSES

     In recent years, the Firm's operating expenses have increased as a result of numerous factors, including higher levels of compensation, expansion of the Firm's asset management business, expansion of the Firm's global operations, greater levels of business activity and complexity and additional systems and consulting costs relating to various technology initiatives.

     Since the Firm has been a partnership, payments to the Firm's profit participating limited partners have been accounted for as distributions of partners' capital rather than as compensation expense. As a result, the Firm's compensation and benefits expense has not reflected any payments for services rendered by its profit participating limited partners. Accordingly, the Firm's compensation and benefits, the principal component of its operating expenses, will increase significantly after the Common Stock Offering since, as a corporation, the Firm will include these payments to its former profit participating limited partners in compensation and benefits expense. For financial information that reflects pro forma compensation and benefits expense as if the Firm had been a corpora- tion, see "Pro Forma Consolidated Financial Information".

     The following table sets forth the Firm's operating expenses and number of employees:

                        OPERATING EXPENSES AND EMPLOYEES
                                ($ in millions)

                                                           YEAR ENDED NOVEMBER
                                                       ----------------------------
                                                        1996      1997       1998
                                                        ----      ----       ----
Compensation and benefits............................  $2,421    $ 3,097    $ 3,838
Brokerage, clearing and exchange fees................     278        357        424
Market development...................................     137        206        287
Communications and technology........................     173        208        265
Depreciation and amortization........................     172        178        242
Occupancy............................................     154        168        207
Professional services and other......................     188        219        336
                                                       ------    -------    -------
Total operating expenses.............................  $3,523    $ 4,433    $ 5,599
                                                       ======    =======    =======
Employees at fiscal year-end(1)......................   8,977     10,622     13,033

---------------
(1) Excludes employees of the Firm's two property management subsidiaries, Archon and Archon France. Substantially all of the costs of these employees are reimbursed to the Firm by the real estate investment funds to which the two companies provide property management services. In addition, as of November 1998, the Firm had approximately 3,400 temporary staff and consultants. For more detailed information regarding the Firm's employees, see "Business -- Employees".

                            ------------------------

     1998 VERSUS 1997. Operating expenses were $5.60 billion in 1998, an increase of 26% over 1997, primarily due to increased compensation and benefits expense.

     Compensation and benefits increased as a percentage of net revenues to 45% from 42% in 1997, principally as a result of increases in employment levels and in expenses associated with temporary staff and consultants. Employment levels increased 23% during the year, with particularly strong growth in asset management. Expenses associated with the Firm's temporary staff and consultant populations were $330 million in 1998, an increase of 85% compared to 1997, reflecting greater business activity, the Firm's global expansion and consulting costs associated with various technology initiatives, including preparations for the Year 2000 and the establishment of the European Economic and Monetary Union (the "EMU").

     Brokerage, clearing and exchange fees increased 19%, primarily due to higher transaction volumes in European and U.S. equities and futures contracts. Market development expenses increased 39% and professional services and other expenses increased 53%, due to higher levels of business activity and the Firm's global expansion. Communications and technology expenses increased 27%, reflecting higher telecommunications and market data costs associated with higher employment levels and additional spending on technology initiatives. Depreciation and amortization increased 36%, principally due to capital expenditures on telecommunications and technology-related equipment and leasehold improvements. Occupancy expenses increased 23%, reflecting additional office space needed to accommodate higher employment levels.

     1997 VERSUS 1996. Operating expenses were $4.43 billion in 1997, an increase of 26% over 1996, primarily due to increased compensation and benefits expense.

     Compensation and benefits increased as a percentage of net revenues to 42% from 40% in 1996. This increase primarily reflected higher compensation due to higher profit levels and an 18% increase in employment levels across the Firm due to higher levels of market activity and the Firm's global expansion into new businesses and markets. Expenses associated with the Firm's temporary staff and consultant populations also contributed to the increase in compensation and benefits as a percentage of net revenues. These expenses were $178 million in 1997, an increase of 55% compared to 1996, reflecting greater business activity, the Firm's global expansion and consulting costs associated with various technology initiatives.

     Brokerage, clearing and exchange fees increased 28%, primarily due to higher transaction volumes in global equities, derivatives and currencies. Market development expenses increased 50% and professional services and other expenses increased 16%, due to higher levels of business activity and the Firm's global expansion. Communications and technology expenses increased 20%, reflecting higher telecommunications and market data costs associated with higher employment levels and additional spending on technology initiatives. Depreciation and amortization increased 3%. Occupancy expenses increased 9%, reflecting additional office space needed to accommodate higher employment levels.

PROVISION FOR TAXES

     Group L.P., as a partnership, generally has not been subject to U.S. federal and state income taxes. The earnings of Group L.P. and certain of its subsidiaries have been subject to the 4% New York City unincorporated business tax. In addition, certain of the Firm's non-U.S. subsidiaries have been subject to income taxes in their local jurisdictions. The amount of the Firm's provision for income and unincorporated business taxes has varied significantly from year to year depending on the mix of earnings among the Firm's subsidiaries. For information on the pro forma effective tax rate of the Firm under corporate form, see "Pro Forma Consolidated Financial Information".

GEOGRAPHIC DATA

     For a summary of the total revenues, net revenues, pre-tax earnings and identifiable assets of the Firm by geographic region, see Note 9 to the consolidated financial statements.

                                   CASH FLOWS

     The Firm's cash flows are primarily related to the operating and financing activities undertaken in connection with its trading and market-making transactions.

YEAR ENDED NOVEMBER 1998

     Cash and cash equivalents increased to $2.84 billion in 1998. Cash of $62 million was provided by operating activities. Cash of $656 million was used for investing activities, primarily for leasehold improvements and the purchase of telecommunications and technology-related equipment and certain financial instruments. Financing activities provided $2.10 billion of cash, reflecting an increase in the net issuance of long-term and short-term borrowings, partially offset by a decrease in net repurchase agreements, distributions to partners, cash outflows related to partners' capital allocated for income taxes and potential withdrawals and the termination of the Firm's Profit Participation Plans. See Note 8 to the consolidated financial statements for a discussion of the termination of the Profit Participation Plans.

YEAR ENDED NOVEMBER 1997

     Cash and cash equivalents decreased to $1.33 billion in 1997. Operating activities provided cash of $70 million. Cash of $693 million was used for investing activities, primarily for the purchase of certain financial instruments and technology-related equipment. Cash of $258 million was used for financing activities, principally due to a decrease in net repurchase agreements, distributions to partners and cash outflows related to partners' capital allocated for income taxes and potential withdrawals, partially offset by the net issuance of long-term and short-term borrowings.

YEAR ENDED NOVEMBER 1996

     Cash and cash equivalents increased to $2.21 billion in 1996. Cash of $14.63 billion was used for operating activities, primarily to fund higher net trading assets due to increased levels of business activity. Cash of $218 million was used for investing activities, primarily for the purchase of technology-related equipment and leasehold improvements. Financing activities provided $16.10 billion of cash, reflecting an increase in net repurchase agreements and the net issuance of long-term borrowings, partially offset by distributions to partners and cash outflows related to partners' capital allocated for income taxes and potential withdrawals.

                                   LIQUIDITY

MANAGEMENT OVERSIGHT OF LIQUIDITY

     Management believes that one of the most important issues for a company in the financial services sector is access to liquidity. Accordingly, the Firm has established a comprehensive structure to oversee its liquidity and funding policies.

     The Finance Committee has responsibility for establishing and assuring compliance with the Firm's asset and liability management policies and has oversight responsibility for managing liquidity risk, the size and composition of the balance sheet and the credit ratings of the Firm. See "-- Risk Management -- Risk Management Structure" below for a further description of the Firm's committees that participate in the risk management process. The Finance Committee meets monthly, and more often when necessary, to evaluate the Firm's liquidity position and funding requirements.

     The Firm's Treasury Department manages the capital structure, funding, liquidity and relationships with creditors and rating agencies on a global basis. The Treasury Department works jointly with the Firm's global funding desk in managing the Firm's borrowings. The global funding desk is primarily responsible for the transactional short-term funding activity of the Firm.

LIQUIDITY POLICIES

     In order to maintain an appropriate level of liquidity, management has implemented several liquidity policies as outlined below.

     DIVERSIFICATION OF FUNDING SOURCES AND LIQUIDITY PLANNING. The Firm maintains diversified funding sources with both banks and non-bank lenders globally. Management believes that the Firm's relationships with its lenders are critical to its liquidity. The Firm maintains close contact with its primary lenders to keep them advised of significant developments affecting the Firm.

     The Firm also has access to diversified funding sources with over 800 creditors, including banks, insurance companies, mutual funds, bank trust departments and other asset managers. The Firm monitors its creditors to maintain broad and diversified credit, and no single creditor represented more than 5% of the Firm's uncollateralized funding sources as of November 1998. Uncollateralized funding sources principally include the Firm's short-term and long-term borrowings and letters of credit.

     The Firm accesses liquidity in a variety of markets in the United States as well as in Europe and Asia. In addition, the Firm makes extensive use of the repurchase agreement market and has raised debt in the private placement, Rule 144A and commercial paper markets, as well as through Eurobonds, moneybroker loans, commodity-based financings, letters of credit and promissory notes. The Firm also intends to begin raising debt in the public securities market, including through this Offering and its new MTN Program. The Firm seeks to structure its liabilities to avoid significant amounts of debt coming due on any one day or during any single week or year. In addition, the Firm maintains and updates annually a liquidity crisis plan that provides guidance in the event of a liquidity crisis. The annual update of this plan is reviewed and approved by the Finance Committee.

     ASSET LIQUIDITY. The Firm maintains a highly liquid balance sheet. Many of the Firm's assets are readily funded in the repurchase agreement markets, which generally have proven to be a consistent source of funding, even in periods of market stress. Substantially all of the Firm's inventory turns over rapidly and is marked-to-market daily. The Firm maintains long-term borrowings and partners' capital substantially in excess of its less liquid assets.

     DYNAMIC LIQUIDITY MANAGEMENT. The Firm seeks to manage the composition of its asset base and the maturity profile of its funding to ensure that it can liquidate its assets prior to its liabilities coming due, even in times of liquidity stress. The Firm has traditionally been able to fund its liquidity needs through collateralized funding, such as repurchase transactions and securities lending, as well as short-term and long-term borrowings and partners' capital. To further evaluate the adequacy of its liquidity management policies and guidelines, the Firm performs weekly "stress funding" simulations of disruptions to the Firm's access to unsecured credit.

     EXCESS LIQUIDITY. In addition to maintaining a highly liquid balance sheet and a significant portion of longer-term liabilities to assure liquidity even during adverse conditions, the Firm seeks to maintain a liquidity cushion that consists principally of unencumbered U.S. government and agency obligations to ensure the availability of immediate liquidity. This pool of highly liquid assets averaged $14.17 billion during 1998 and $12.54 billion during 1997.

     LIQUIDITY RATIO MAINTENANCE. It is the Firm's policy to further manage its liquidity by maintaining a "liquidity ratio" of at least 100%. This ratio measures the relationship between the loan value of the Firm's unencumbered assets and its short-term unsecured liabilities. The maintenance of this liquidity ratio is intended to ensure that the Firm could fund its positions on a fully secured basis in the event that the Firm were unable to replace its unsecured debt maturing within one year. Under this policy, the Firm seeks to maintain unencumbered assets in an amount that, if pledged or sold, would provide the funds necessary to replace unsecured obligations that are scheduled to mature (or where holders have the option to redeem) within the coming year.

     INTERCOMPANY FUNDING. Most of the liquidity of the Firm is raised by Group L.P., which then lends the necessary funds to its subsidiaries and affiliates. The Firm carefully manages its intercompany exposure by generally requiring intercompany loans to have maturities equal to or shorter than the maturities of the aggregate borrowings of Group L.P. This policy ensures that the subsidiaries' obligations to Group L.P. will generally mature in advance of Group L.P.'s third-party long-term borrowings. In addition, many of the advances made to the Firm's subsidiaries and affiliates are secured by marketable securities or other liquid collateral. The Firm generally funds its equity investments in subsidiaries with partners' capital.

THE BALANCE SHEET

     The Firm maintains a highly liquid balance sheet that fluctuates significantly between financial statement dates. In the fourth quarter of 1998, the Firm temporarily decreased its total assets to reduce risk and increase liquidity in response to difficult conditions in the global financial markets.

     The Firm's total assets were $217.38 billion as of November 1998 and $178.40 billion as of November 1997. Adjusted assets were $144.91 billion as of November 1998 and $119.88 billion as of November 1997.

     The Firm's balance sheet size as of November 1998 increased by $11.64 billion due to the adoption of the provisions of SFAS No. 125 that were deferred by SFAS No. 127. For a discussion of SFAS Nos. 125 and 127, see "-- Accounting Developments" below and Note 2 to the consolidated financial statements.

     As of November 1998, the Firm held approximately $1.04 billion in high-yield debt securities and $1.49 billion in bank loans, all of which are valued on a mark-to-market basis. These assets may be relatively illiquid during times of market stress. The Firm seeks to diversify its holdings of these assets by industry and by geographic location.

     As of November 1998, the Firm held approximately $1.17 billion of emerging market securities and $109 million in loans to emerging market countries, all of which are valued on a mark-to-market basis. Of the $1.28 billion in emerging market securities and loans, approximately $968 million were sovereign obligations, many of which are collateralized as to principal at stated maturity.

     In September 1998, a consortium of 14 banks and brokerage firms, including Goldman Sachs, made an equity investment in LTCP, a major market participant. The objectives of this investment were to provide sufficient capital to permit LTCP to continue active management of its positions and, over time, to reduce risk exposures and leverage, to return capital to the participants in the consortium and ultimately to realize the potential value of the portfolio. The Firm invested $300 million in LTCP.

CREDIT RATINGS

     The Firm relies upon the debt capital markets to fund a significant portion of its day-to-day operations. The cost and availability of debt financing is influenced by the Firm's credit ratings. Credit ratings are also important to the Firm when competing in certain markets and when seeking to engage in longer-term transactions, including OTC derivatives. A reduction in the Firm's credit ratings could increase its borrowing costs and limit its access to the capital markets. This, in turn, could reduce the Firm's earnings and adversely affect its liquidity.

LONG-TERM DEBT

     As of November 1998, the Firm's consolidated long-term borrowings were $19.91 billion. Substantially all of these borrowings were unsecured and consisted principally of senior borrowings with maturities extending to 2024. The weighted average maturity of the Firm's long-term borrowings as of November 1998 was approximately four years. Substantially all of the Firm's long-term borrowings are swapped into U.S. dollar obligations with short-term floating rates of interest in order to minimize the Firm's exposure to interest rates and foreign exchange movements. See Note 5 to the consolidated financial statements for further information regarding the Firm's long-term borrowings.

                             REGULATED SUBSIDIARIES

     Many of the Firm's principal subsidiaries are subject to extensive regulation in the United States and elsewhere. GS&Co., a registered U.S. broker-dealer, is regulated by the Securities and Exchange Commission, the Commodity Futures Trading Commission ("CFTC"), the Chicago Board of Trade, the New York Stock Exchange, Inc. ("NYSE") and the National Association of Securities Dealers, Inc. ("NASD"). Goldman Sachs International ("GSI"), a registered U.K. broker-dealer, is subject to regulation by the Securities and Futures Authority Limited ("SFA") and the Financial Services Authority ("FSA"). Goldman Sachs (Japan) Ltd., a Tokyo-based broker-dealer, is subject to regulation by the Japanese Ministry of Finance, the Financial Supervisory Agency, the Tokyo Stock Exchange, the Tokyo International Financial Futures Exchange and the Japan Securities Dealers Association. Several other subsidiaries of the Firm are regulated by securities, investment advisory, banking and other regulators and authorities around the world. Compliance with the rules of these regulators may prevent the Firm from receiving distributions, advances or repayment of liabilities from these subsidiaries. See Note 8 to the consolidated financial statements for further information regarding the Firm's regulated subsidiaries.

                                RISK MANAGEMENT

     The Firm has a comprehensive risk management process to monitor, evaluate and manage the principal risks assumed in conducting its activities. These risks include market, credit, liquidity, operational, legal and reputational exposures.

RISK MANAGEMENT STRUCTURE

     The Firm seeks to monitor and control its risk exposure through a variety of separate but complementary financial, credit, operational and legal reporting systems. The Firm believes that it has effective procedures for evaluating and managing the market, credit and other risks to which it is exposed. Nonetheless, the effectiveness of the Firm's policies and procedures for managing risk exposure can never be completely or accurately predicted or fully assured. For example, unexpectedly large or rapid movements or disruptions in one or more markets or other unforeseen developments can have a material adverse effect on the Firm's results of operations and financial condition. The consequences of these developments can include losses due to adverse changes in inventory values, decreases in the liquidity of trading positions, higher volatility in the Firm's earnings, increases in the Firm's credit risk to customers and counterparties and increases in general systemic risk. See "Risk Factors -- Market Fluctuations Could Adversely Affect Our Businesses in Many Ways" for a discussion of the effect that market fluctuations can have on the Firm's businesses.

     The Firm has established risk control procedures at several levels throughout the organization. Trading desk managers have the first line of responsibility for managing risk within prescribed limits. These managers have in-depth knowledge of the primary sources of risk in their individual markets and the instruments available to hedge the Firm's exposures. In addition, a number of committees described in the following table are responsible for establishing trading limits, monitoring adherence to these limits and for general oversight of the Firm's risk management process.

---------------------------------------------------------------------------------------------------
               COMMITTEE                                          FUNCTION
---------------------------------------------------------------------------------------------------
  Management Committee                   All risk control functions ultimately report to the
                                         Management Committee. Through both direct and delegated
                                         authority, the Management Committee approves all of the
                                         Firm's:
                                         - operating activities;
                                         - trading risk parameters; and
                                         - customer review guidelines.
---------------------------------------------------------------------------------------------------
  Risk Committees                        The Firmwide Risk Committee:
                                         - periodically reviews the activities of existing
                                           businesses;
                                         - approves new businesses and products;
                                         - approves divisional market risk limits and reviews
                                           business unit market risk limits;
                                         - approves inventory position limits for selected country
                                           exposures and business units;
                                         - approves sovereign credit risk limits and credit risk
                                           limits by ratings group; and
                                         - reviews scenario analyses based on abnormal or
                                           "catastrophic" market movements.
                                         The FICC Risk Committee sets market risk limits for
                                         individual business units and sets issuer-specific net
                                         inventory position limits.
                                         The Equities Risk Committee sets market risk limits for
                                         individual business units that consist of gross and net
                                         inventory position limits and, for equity derivatives,
                                         limits based on market move scenario analysis.
                                         The Asset Management Control Oversight Committee and the
                                         Asset Management Risk Committee oversee various
                                         operational, credit, pricing and business practices
                                         issues.
---------------------------------------------------------------------------------------------------
  Global Compliance and Control          The Global Compliance and Control Committee provides
     Committee                           oversight of the Firm's compliance and control functions,
                                         including internal audit, reviews the Firm's legal,
                                         reputational, operational and control risks, and
                                         periodically reviews the activities of existing
                                         businesses.
---------------------------------------------------------------------------------------------------
  Commitments Committee                  The Commitments Committee approves:
                                         - equity and non-investment grade debt underwriting
                                           commitments;
                                         - loans extended by the Firm; and
                                         - unusual financing structures and transactions that
                                           involve significant capital exposure.
                                         The Commitments Committee has delegated to the Credit
                                         Department the authority to approve underwriting
                                         commitments for investment grade debt and certain other
                                         products.
---------------------------------------------------------------------------------------------------
  Credit Policy Committee                The Credit Policy Committee establishes and reviews broad
                                         credit policies and parameters that are implemented by the
                                         Credit Department.
---------------------------------------------------------------------------------------------------
  Finance Committee                      The Finance Committee is responsible for oversight of the
                                         Firm's capital, liquidity and funding needs and for
                                         setting certain inventory position limits.
---------------------------------------------------------------------------------------------------

     Segregation of duties and management oversight are fundamental elements of the Firm's risk management process. Accordingly, departments that are independent of the revenue producing units, such as the Firmwide Risk, Credit, Controllers, Global Operations, Central Compliance, Management Controls and Legal Departments, in part perform risk management functions, which include monitoring, analyzing and evaluating risk.

MARKET RISK

     The potential for changes in the market value of the Firm's trading positions is referred to as "market risk". The Firm's trading positions result from underwriting, market making and proprietary trading activities.

     The broadly defined categories of market risk include exposures to interest rates, currency rates, equity prices and commodity prices.

- Interest rate risks primarily result from exposures to changes in the level, slope and curvature of the yield curve, the volatility of interest rates, mortgage prepayment speeds and credit spreads.

- Currency rate risks result from exposures to changes in spot prices, forward prices and volatilities of currency rates.

- Equity price risks result from exposures to changes in prices and volatilities of individual equities, equity baskets and equity indices.

- Commodity price risks result from exposures to changes in spot prices, forward prices and volatilities of commodities, such as electricity, natural gas, crude oil, petroleum products and precious and base metals.

     The Firm seeks to manage these risk exposures through diversifying exposures, controlling position sizes and establishing hedges in related securities or derivatives. For example, the Firm may hedge a portfolio of common stock by taking an offsetting position in a related equity-index futures contract. The ability to manage an exposure may, however, be limited by adverse changes in the liquidity of the security or the related hedge instrument and in the correlation of price movements between the security and related hedge instrument.

     In addition to applying business judgment, senior management uses a number of quantitative tools to manage the Firm's exposure to market risk. These tools include:

- risk limits based on a summary measure of market risk exposure referred to as Value-at-Risk or "VaR";

- risk limits based on a scenario analysis that measures the potential effect of a significant widening of credit spreads on the Firm's trading net revenues;

- inventory position limits for selected business units and country exposures;
  and

- scenario analyses which measure the potential effect on the Firm's trading net revenues of abnormal market movements.

     The Firm also estimates the broader potential impact of a sustained market downturn on its investment banking and merchant banking activities.

     VaR. VaR is the potential loss in value of the Firm's trading positions due to adverse movements in markets over a defined time horizon with a specified confidence level.

     For the VaR numbers reported below, a one-day time horizon and a 95% confidence level were used. This means that there is a one in 20 chance that daily trading net revenues will fall below the expected daily trading net revenues by an amount at least as large as the reported VaR. Thus, shortfalls from expected trading net revenues on a single trading day greater than the reported VaR would be anticipated to occur, on average, about once a month. Shortfalls on a single day can exceed reported VaR by significant amounts. Shortfalls can also accumulate over a longer time horizon such as a number of consecutive trading days. For a discussion of the limitations of the Firm's risk measures, see "Risk Factors -- Our Risk Management Policies and Procedures May Leave Us Exposed to Unidentified or Unanticipated Risk".

     The VaR numbers below are shown separately for interest rate, currency, equity and commodity products, as well as for the Firm's overall trading positions.

     These VaR numbers include the underlying product positions and related hedges, which may include positions in other product areas. For example, the hedge of a foreign exchange forward may include an interest rate futures position and the hedge of a long corporate bond position may include a short position in the related equity.

     VaR METHODOLOGY, ASSUMPTIONS AND LIMITATIONS. The modeling of the risk characteristics of the Firm's trading positions involves a number of assumptions and approximations. While management believes that these assumptions and approximations are reasonable, there is no uniform industry methodology for estimating VaR, and different assumptions and/or approximations could produce materially different VaR estimates.

     The Firm uses historical data to estimate its VaR and, to better reflect asset volatilities and correlations, these historical data are weighted to give greater importance to more recent observations. Given its reliance on historical data, VaR is most effective in estimating risk exposures in markets in which there are no sudden fundamental changes or shifts in market conditions. An inherent limitation of VaR is that past changes in market risk factors, even when weighted toward more recent observations, may not produce accurate predictions of future market risk. For example, the asset volatilities to which the Firm was exposed in the second half of 1998 were substantially larger than those reflected in the historical data used during that time period to estimate the Firm's VaR. Moreover, VaR calculated for a one-day time horizon does not fully capture the market risk of positions that cannot be liquidated or offset with hedges within one day.

     VaR also should be evaluated in light of the methodology's other limitations. For example, when calculating the VaR numbers shown below, the Firm assumes that asset returns are normally distributed. Non-linear risk exposures on options and the potentially mitigating impact of intra-day changes in related hedges would likely produce non-normal asset returns. Different distributional assumptions could produce a materially different VaR.

     The following table sets forth the Firm's daily VaR for substantially all of its trading positions:

                                   DAILY VaR
                                 (in millions)

                                                             AS OF
                                                            NOVEMBER
                     RISK CATEGORIES                          1998
                     ---------------                        --------
Interest rates............................................   $ 27.3
Currency rates............................................      9.0
Equity prices.............................................     25.3
Commodity prices..........................................      7.0
Diversification effect(1).................................    (25.7)
                                                             ------
Firmwide..................................................   $ 42.9
                                                             ======

---------------
(1) Equals the difference between Firmwide daily VaR and the sum of the daily VaRs for the four risk categories. This effect arises because the four market risk categories are not perfectly correlated.
                            ------------------------

     For a discussion of what the Firm's daily VaR would have been as of November 1998 had the Firm used its volatility and correlation data as of May 29, 1998, see "Business -- Trading and Principal Investments -- Trading Risk Management -- Risk Reduction".

NON-TRADING RISK

     The market risk associated with the Firm's non-trading financial instruments, including its investments in its merchant banking funds, is measured using a sensitivity analysis that estimates the potential reduction in the Firm's net revenues associated with hypothetical market movements. As of November 1998, non-trading market risk was not material.

RECENT ENHANCEMENTS TO RISK MANAGEMENT

     While VaR continues to be a core tool in the Firm's risk management process, management has increased its emphasis on the supplemental measures described below:

- CREDIT SPREAD LIMITS. In addition to VaR, the Firmwide Risk Committee now sets market risk limits based on a scenario analysis of widening credit spreads similar to those experienced in the second half of 1998; and

- SCENARIO ANALYSES. Management is using scenario analyses that reflect more extreme market conditions, such as large increases in market volatility as well as substantial and sustained adverse movements in the volatility and correlation of the Firm's relative value positions.

     Notwithstanding these measures, the Firm continues to hold trading positions that are substantial in both number and size, and is subject to significant market risk. In addition, management may choose to increase the Firm's risk levels in the future. See "Risk Factors -- Market Fluctuations Could Adversely Affect Our Businesses in Many Ways" and "-- Our Risk Management Policies and Procedures May Leave Us Exposed to Unidentified or Unanticipated Risk" for a discussion of the risks associated with the Firm's trading positions.

VALUATION OF TRADING INVENTORY

     Substantially all of the Firm's inventory positions are marked-to-market on a daily basis and changes are recorded in net revenues. The individual business units are responsible for pricing the positions they manage. The Controllers Department, in conjunction with the Firmwide Risk Department, regularly performs pricing reviews.

TRADING NET REVENUES DISTRIBUTION

     The following chart sets forth the frequency distribution for substantially all of the Firm's daily trading net revenues for the year ended November 1998:

                           DAILY TRADING NET REVENUES

Daily Trading Net Revenues
  in Millions of Dollars                     Number of Days
------------------------------------------------------------
less than(60)....................................  9
(60)-(40)........................................  5
(40)-(20)........................................ 22
(20)-0........................................... 31
0-20............................................. 87
20-40............................................ 67
40-60............................................ 24
greater than 60..................................  6

               DAILY TRADING NET REVENUES IN MILLIONS OF DOLLARS

CREDIT RISK

     Credit risk represents the loss that the Firm would incur if a counterparty or issuer of securities or other instruments it holds fails to perform its contractual obligations to the Firm. To reduce its credit exposures, the Firm seeks to enter into netting agreements with counterparties that permit the Firm to offset receivables and payables with such counterparties. The Firm does not take into account any such agreements when calculating credit risk, however, unless management believes a legal right of setoff exists under an enforceable master netting agreement.

     For most businesses, counterparty credit limits are established by the Credit Department, which is independent of the revenue-producing departments, based on guidelines set by the Firmwide Risk and Credit Policy Committees. The Firm's global credit management systems monitor current and potential credit exposure to individual counterparties and on an aggregate basis to counterparties and their affiliates. The systems also provide the Firm's management with information regarding overall credit risk by product, industry sector, country and region.

RISK LIMITS

     Business unit risk limits are established by the risk committees and may be further segmented by the business unit managers to individual trading desks.

     Market risk limits are monitored on a daily basis by the Firmwide Risk Department and are reviewed regularly by the appropriate risk committee. Limit violations are reported to the appropriate risk committee and the appropriate business unit managers.

     Inventory position limits are monitored by the Controllers Department and position limit violations are reported to the appropriate business unit managers and the Finance Committee. When inventory position limits are used to monitor market risk, they are also monitored by the Firmwide Risk Department and violations are reported to the appropriate risk committee.

DERIVATIVE CONTRACTS

     Derivative contracts are financial instruments, such as futures, forwards, swaps or option contracts, that derive their value from underlying assets, indices, reference rates or a combination of these factors. Derivative instruments may be entered into by the Firm in privately negotiated contracts ("OTC derivatives"), or they may be listed and traded on an exchange.

     Most of the Firm's derivative transactions are entered into for trading purposes. The Firm uses derivatives in its trading activities to facilitate customer transactions, to take proprietary positions and as a means of risk management. The Firm also enters into non-trading derivative contracts to manage the interest rate and currency exposure on its long-term borrowings.

     Derivatives are used in many of the Firm's businesses, and the Firm believes that the associated market risk can only be understood relative to the underlying assets or risks being hedged, or as part of a broader trading strategy. Accordingly, the market risk of derivative positions is managed with all of the Firm's other non-derivative risk.

     Derivative contracts are reported on a net-by-counterparty basis on the Firm's consolidated statements of financial condition where management believes a legal right of setoff exists under an enforceable master netting agreement.

     For an OTC derivative, the Firm's credit exposure is directly with its counterparty and continues until the maturity or termination of such contract.

     The following table sets forth the distribution, by credit rating, of substantially all of the Firm's exposure with respect to OTC derivatives as of November 1998, after taking into consideration the effect of netting agreements. The categories shown reflect the internally determined public rating agency equivalents used by the Firm.

                        OTC DERIVATIVES CREDIT EXPOSURE
                                ($ in millions)

CREDIT RATING EQUIVALENT                          AMOUNT        PERCENTAGE
------------------------                          ------        ----------
AAA/Aaa.....................................      $ 2,170           12%
AA/Aa2......................................        5,571           30
A/A2........................................        4,876           26
BBB/Baa2....................................        3,133           17
BB/Ba2 or lower.............................        1,970           11
Unrated(1)..................................          730            4
                                                  -------          ---
                                                  $18,450          100%
                                                  =======          ===

---------------
(1) In lieu of making an individual assessment of such counterparties' credit, the Firm makes a determination that the collateral held in respect of such obligations is sufficient to cover the Firm's exposure. In making this determination, the Firm takes into account various factors, including legal uncertainties and market volatility.

                            ------------------------

     As of November 1998, the Firm held approximately $2.97 billion in collateral against these OTC derivatives exposures. This collateral consists predominantly of cash and U.S. government and agency securities and is usually received by the Firm pursuant to agreements entitling the Firm to require additional collateral upon certain increases in exposure or the occurrence of negative credit events.

     In addition to obtaining collateral and seeking netting agreements, the Firm attempts to mitigate default risk on derivatives by entering into agreements that enable the Firm to terminate or reset the terms of transactions after certain time periods or upon the occurrence of credit-related events, and by seeking third-party guarantees of the obligations of some counterparties.

     Derivatives transactions may also involve the legal risk that they are not authorized or appropriate for a counterparty, that documentation has not been properly executed or that executed agreements may not be enforceable against the counterparty. The Firm attempts to minimize these risks by obtaining advice of counsel on the enforceability of agreements as well as on the authority of a counterparty to effect the derivative transaction.

OPERATIONAL AND YEAR 2000 RISKS

     OPERATIONAL RISK. The Firm may face reputational damage, financial loss or regulatory risk in the event of an operational failure or error. A systems failure or failure to enter a trade properly into the Firm's records may result in an inability to settle transactions in a timely manner or a breach of regulatory requirements. Settlement errors or delays may cause losses due to damages owed to counterparties or movements in prices. These operational and systems risks may arise in connection with the Firm's own systems or as a result of the failure of an agent acting on the Firm's behalf.

     The Global Operations Department is responsible for establishing, maintaining and approving policies and controls with respect to the accurate inputting and processing of transactions, clearance and settlement of transactions, the custody of securities and other instruments and the detection and prevention of employee errors or improper or fraudulent activities. Its personnel work closely with the Information Technology Department in creating systems to enable appropriate supervision and management of its policies. The Global Operations Department is also responsible, together with other areas of the Firm, including the Legal and Compliance Departments, for ensuring compliance with applicable regulations with respect to the clearance and settlement of transactions and the margining of positions. The Network Management Department oversees the Firm's relationships with its clearance and settlement agents, regularly reviews agents' performance and meets with these agents to review operational issues.

     YEAR 2000 READINESS DISCLOSURE. The Firm has determined that it will be required to modify or replace portions of its information technology systems, both hardware and software, and its non-information technology systems so that they will properly recognize and utilize dates beyond December 31, 1999. The Firm presently believes that with modifications to existing software, conversions to new software and replacement of some hardware, the Year 2000 issue will be satisfactorily resolved in its own systems worldwide. However, if such modifications and conversions are not made or are not completed on a timely basis, the Year 2000 issue would have a material adverse effect on the Firm. Moreover, even if these changes are successful, failure of third parties to which the Firm is financially or operationally linked to address their own Year 2000 problems would also have a material adverse effect on the Firm. For a description of the Year 2000 issue and some of the related risks, including possible "worst-case" scenarios, see "Risk Factors -- Firm and Third-Party Computer Systems May Not Achieve Year 2000 Readiness -- Year 2000 Readiness Disclosure".

     Recognizing the broad scope and complexity of the Year 2000 problem, the Firm established a Year 2000 Oversight Committee to promote awareness and ensure the active participation of senior management. This Committee, together with numerous sub-committees chaired by senior managers throughout the Firm and the Firm's Global Year 2000 Project Office, is responsible for planning, managing and monitoring the Firm's Year 2000 efforts on a global basis. The Firm's Management Controls Department assesses the scope and sufficiency of the Firm's Year 2000 Program and verifies that the principal aspects of the Firm's Year 2000 program are being implemented according to plan.

     The Firm's Year 2000 plans are based on a five phase approach, which includes awareness; inventory, assessment and planning; remediation; testing; and implementation. The awareness phase (in which the Firm defined the scope and components of the problem, its methodology and approach and obtained senior management support and funding) was completed in September 1997. The Firm also completed the inventory, assessment and planning phase for its systems in September 1997. By the end of December 1998, the Firm had completed the remediation phase for approximately 99% of its mission-critical systems and had completed the application testing and implementation phases for approximately 95% of its mission-critical systems. The Firm plans to complete all three of these phases for approximately 99% of its mission-critical systems by the end of March 1999 and for the remaining 1% by the end of June 1999. During the first half of calendar 1999, the Firm is scheduled to conduct internal integration testing with respect to critical securities and transaction flows in order to validate that its systems can successfully perform critical business functions beginning in January 2000. With respect to its non-mission-critical systems, the Firm expects to complete its Year 2000 efforts during calendar 1999.

     For technology products that are supplied by third-party vendors, the Firm has completed an inventory, ranked products according to their importance, and developed a strategy for achieving Year 2000 readiness for substantially all non-compliant versions of software and hardware. While this process included collecting information from vendors, the Firm is not relying solely on vendors' verifications that their products are Year 2000 compliant or ready. The Firm is also testing vendor-supplied products that it considers mission-critical to help determine whether they will perform properly and support the Firm's systems beginning in January 2000. As of December 31, 1998, the Firm's mission-critical mainframe computers and products had been tested and substantial progress had been made in testing the Firm's telecommunications and non-mainframe technology infrastructure. Since telecommunications carriers have indicated that they will not test with individual companies, the Firm is relying on information provided by these vendors as to whether they are Year 2000 compliant.

     The Firm is also addressing Year 2000 issues that may exist outside its own technology activities, including its facilities, external service providers and other third parties with which it interfaces. The Firm has inventoried and ranked its customers, business and trading partners, utilities, exchanges, depositories, clearing and custodial banks and other third parties with which the Firm has important financial and operational relationships.

     By the end of December 1998, the Firm had participated in approximately 50 "external", i.e., industry-wide or point-to-point, tests with exchanges and clearing houses as well as the "Beta" test sponsored by the Securities Industry Association ("SIA") for its U.S. members in July 1998, which the Firm successfully completed. By the end of June 1999, the Firm expects to have participated in approximately 110 additional external tests, including the SIA "Streetwide" test occurring in March and April 1999 and other major industry tests in those global markets where the Firm conducts significant business.

     Acknowledging that a Year 2000 failure, whether internal or external, could have an adverse effect on the ability to conduct day-to-day business, the Firm is employing a comprehensive and global approach to contingency planning. The Firm's contingency planning objective is to identify potential system failure points that support processes that are critical to the Firm's mission and to develop contingency plans for those failures that may reasonably be expected to occur, with the general goal of ensuring, to the maximum extent practical, that minimum acceptable levels of service can be maintained by the Firm. In the event of system failures, the Firm's contingency plans will not guarantee that existing levels of service will be fully maintained, especially if these failures involve external systems or processes over which the Firm has little or no direct control or involve multiple failures across a variety of systems.

     The Firm anticipates that contingency plans for its core business units will be completed during June 1999, and by September 30, 1999 for the rest of the Firm. In addition, the Firm is developing contingency plans for funding and balance sheet management and other related activities. The Firm expects its contingency plans to include establishing additional sources of liquidity that could be drawn upon in the event of systems disruption. The Firm is also developing a crisis management group to guide it through the transition period. The Firm expects to reduce trading activity in the period leading up to January 2000 to minimize the impact of potential Year 2000-related failures. A reduction in trading activity by the Firm or by other market participants in anticipation of possible Year 2000 problems could adversely affect the Firm's results of operations, as discussed under "Risk Factors -- Firm and Third-Party Computer Systems May Not Achieve Year 2000 Readiness -- Year 2000 Readiness Disclosure".

     The Firm has incurred and expects to continue to incur expenses allocable to internal staff, as well as costs for outside consultants, to complete the remediation and testing of internally-developed systems and the replacement and testing of third-party products and services, including non-technology products and services, in order to achieve Year 2000 compliance. These costs are also attributable to the Firm's Year 2000 contingency planning efforts. The Firm currently estimates that these costs will total between $140 million and $150 million, over half of which has been spent to date. These estimates include the cost of technology personnel but do not include the cost of most non-technology personnel involved in the Firm's Year 2000 effort. The remaining cost of the Firm's Year 2000 program is expected to be incurred in 1999 and early 2000. The Year 2000 program costs will continue to be funded through operating cash flow. These costs are expensed as incurred. The Firm does not expect that the costs associated with implementing its Year 2000 program will have a material adverse effect on its results of operations, financial condition, liquidity or capital resources.

     The costs of the Year 2000 program and the date on which the Firm plans to complete the Year 2000 modifications are based on current estimates, which reflect numerous assumptions about future events, including the continued availability of certain resources, the timing and effectiveness of third-party remediation plans and other factors. The Firm can give no assurance that these estimates will be achieved, and actual results could differ materially from the Firm's plans. Specific factors that might cause material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct relevant computer source codes and embedded chip technology, the results of internal and external testing and the timeliness and effectiveness of remediation efforts of third parties.

     In order to focus attention on the Year 2000 problem, management has deferred several technology projects that address other issues. However, the Firm does not believe that this deferral will have a material adverse effect on its results of operations or financial condition.

                            ACCOUNTING DEVELOPMENTS

     In June 1996, the Financial Accounting Standards Board ("FASB") issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", effective for transactions occurring after December 31, 1996. SFAS No. 125 establishes standards for distinguishing transfers of financial assets that are accounted for as sales from transfers that are accounted for as secured borrowings.

     The provisions of SFAS No. 125 relating to repurchase agreements, securities lending transactions and other similar transactions were deferred by the provisions of SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125", and became effective for transactions entered into after December 31, 1997. This Statement requires that the collateral obtained in certain types of secured lending transactions be recorded on the balance sheet with a corresponding liability reflecting the obligation to return such collateral to its owner. Effective January 1, 1998, the Firm adopted the provisions of SFAS No. 125 that were deferred by SFAS No. 127. The adoption of this standard increased the Firm's total assets and liabilities by $11.64 billion as of November 1998.

     In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share" ("EPS"), effective for periods ending after December 15, 1997, with restatement required for all prior periods. SFAS No. 128 establishes new standards for computing and presenting EPS. This Statement replaces primary and fully diluted EPS with "basic EPS", which excludes dilution, and "diluted EPS", which includes the effect of all potentially dilutive common shares and other dilutive securities. Because the Firm has not historically reported EPS, this Statement will have no impact on the Firm's historical financial statements. This Statement will, however, apply to financial statements of the Firm prepared after the Common Stock Offering. See "Pro Forma Consolidated Financial Information" for a calculation of pro forma EPS.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income", effective for fiscal years beginning after December 15, 1997, with reclassification of earlier periods required for comparative purposes. SFAS No. 130 establishes standards for the reporting and presentation of comprehensive income and its components in the financial statements. The Firm intends to adopt this standard in the first quarter of fiscal 1999. This Statement is limited to issues of reporting and presentation and, therefore, will not affect the Firm's results of operations or financial condition.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", effective for fiscal years beginning after December 15, 1997, with reclassification of earlier periods required for comparative purposes. SFAS No. 131 establishes the criteria for determining an operating segment and establishes the disclosure requirements for reporting information about operating segments. The Firm intends to adopt this standard at the end of fiscal 1999. This Statement is limited to issues of reporting and presentation and, therefore, will not affect the Firm's results of operations or financial condition.

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits", effective for fiscal years beginning after December 15, 1997, with restatement of disclosures for earlier periods required for comparative purposes. SFAS No. 132 revises certain employers' disclosures about pension and other post-retirement benefit plans. The Firm intends to adopt this standard at the end of fiscal 1999. This Statement is limited to issues of reporting and presentation and, therefore, will not affect the Firm's results of operations or financial condition.

     In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", effective for fiscal years beginning after December 15, 1998. SOP No. 98-1 requires that certain costs of computer software developed or obtained for internal use be capitalized and amortized over the useful life of the related software. The Firm currently expenses the cost of all software development in the period in which it is incurred. The Firm intends to adopt this Statement in fiscal 2000 and is currently assessing its effect.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", effective for fiscal years beginning after June 15, 1999. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. This Statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. The accounting for changes in the fair value of a derivative instrument depends on its intended use and the resulting designation. The Firm intends to adopt this standard in fiscal 2000 and is currently assessing its effect.

                         INDUSTRY AND ECONOMIC OUTLOOK

     As a global provider of financial services, the Firm is affected by overall macroeconomic and market conditions in various regions around the world. For a number of years, we have operated in a generally favorable macroeconomic environment characterized by low inflation, low and declining interest rates and strong equity markets. In particular, the U.S. economy, the largest in the world and an important influence on overall world economic activity, has been undergoing one of the longest periods of post-war economic expansion. As of December 1998, the current U.S. expansion had lasted 93 months compared to a post-war average period of expansion of 46 months.

     Recognizing that the favorable macroeconomic and market environments will be subject to periodic reversals, which may significantly and adversely affect our businesses, we believe that significant growth and profit opportunities exist for financial intermediaries in the United States and abroad. These opportunities derive from several long-term trends, including the following:

- DEREGULATION. Financial market deregulation, including the elimination of bank deposit interest rate ceilings and the expansion of commercial banks and other financial institutions into securities underwriting activities, has resulted in the creation of new and broader sources of credit, which have reduced the variability and the cyclicality in the supply of credit. This, in turn, has in the past reduced volatility in economic activity, leading to longer economic expansions with increased investment spending, thereby resulting in higher levels of capital raising;

- GLOBALIZATION. Heightened global competition has created a need for cross-border capabilities and economies of scale, resulting in increased joint venture and mergers and acquisitions activity;

- FOCUS ON SHAREHOLDER VALUE. Increasing focus on shareholder value has fueled an increase in restructuring and strategic initiatives, thereby yielding additional financial advisory and capital-raising opportunities;

- CONSOLIDATION. Moderate growth, limited pricing flexibility and the need for economies of scale have substantially increased consolidation opportunities in certain industries, and record levels of profit have provided companies with the resources to pursue strategic combinations, thereby creating substantial demand for mergers and acquisitions advisory services and subsequent capital raising;

- DEMOGRAPHICS. Changing demographics in the United States and other developed economies have increased the pool of savings available for private investment and the need for increased funding of pension plans due to the aging of the population, creating substantial demand for investment products and services; and

- FINANCIAL PRODUCT INNOVATION. Technology and financial expertise have led to the development of new financial products better tailored to the risk/reward requirements of investors, thereby increasing trading flows and proprietary investment opportunities.

     We believe that over the last 15 years these trends, coupled with generally declining interest rates and favorable market conditions, have contributed to a substantially higher rate of growth in activity in the financial services industry than the growth in overall economic activity. The future economic environment may not be as favorable as that experienced in the last 15 years and, in particular, the period of declining interest rates in the United States may not continue. There may also be periods of adverse economic and market conditions. Nonetheless, we believe that these trends should continue to affect the financial services industry positively over the long term. However, see "Risk Factors -- Market Fluctuations Could Adversely Affect Our Businesses in Many Ways" for a discussion of the effect that adverse economic conditions and market fluctuations can have on the Firm's businesses.

     The following table sets forth selected key industry indicators:

                            KEY INDUSTRY INDICATORS
                          ($ in billions, except GDP)
                         (volume in millions of shares)

                                             AS OF OR FOR YEAR ENDED DECEMBER 31,
                                            --------------------------------------     CAGR
                                             1983      1988      1993       1998      '83-'98
                                             ----      ----      ----       ----      -------
GENERAL ECONOMIC ACTIVITY:
($ in trillions)
Worldwide GDP(1)..........................  $   10    $   18    $    24    $    29(8)    8%(8)
U.S. GDP(2)...............................       4         5          7          9       6

ADVISORY ACTIVITIES/FINANCING:
Worldwide mergers and acquisitions(3).....      96       527        460      2,522      24
Worldwide equity issued(3)................      50        51        172        269      12
Worldwide debt issued(3)..................     146       631      1,546      2,932      22

WORLD EQUITY MARKETS:
Worldwide equity market
  capitalization(4).......................   3,384     9,728     14,016     23,541(8)   15(8)
U.S. market capitalization(4).............   1,898     2,794      5,136     11,309(8)   14(8)
FT/S&P Actuaries World Indices(TM) -- The
  World Index(5)..........................      NA       129        178        359      11
Dow Jones Industrial Average..............   1,259     2,169      3,754      9,181      14
S&P 500...................................     165       278        466      1,229      14
NYSE average daily volume.................      85       162        265        674      15

INVESTED FUNDS:
Worldwide pension assets(6)...............  $1,900    $3,752    $ 6,560    $ 9,694(8)   12(8)
Number of U.S. mutual funds(7)............   1,026     2,715      4,558      7,343      14
U.S. mutual fund assets(7)................  $  293    $  810    $ 2,075    $ 5,530      22

---------------
(1) Gross domestic product. Source: The Economist Intelligence Unit, January
    1999.
(2) Source: U.S. Department of Commerce, Bureau of Economic Analysis.
(3) Source: Securities Data Company.
(4) Source: International Finance Corporation.
(5) Index is calculated on a local currency basis based on total returns. CAGR is based on 1988-1998 data. The FT/S&P Actuaries World Indices are owned by FTSE International Limited, GS&Co. and Standard & Poor's Ratings Services. The Indices are compiled by FTSE International and Standard & Poor's Ratings Services in conjunction with the Faculty of Actuaries and the Institute of Actuaries.
(6) Source: InterSec Research Corp.
(7) Source: Investment Company Institute.
(8) Data as of December 31, 1997; CAGR 1983-1997.
                           -------------------------

     We believe scale, global resources and leading market positions are important competitive advantages for financial intermediaries in this environment. In addition, we believe that circumstances in certain regions should provide opportunities for financial intermediaries.

                                     EUROPE

     The EMU commenced on January 1, 1999 and created a monetary union in Europe with a single currency. As a result, we believe that over time a pan-European capital market will develop that is likely to rival that of the United States in size and liquidity. Financial intermediaries generally are expected to ben-efit from a number of anticipated developments including:

- pan-European consolidation and financial restructuring yielding an increase in mergers and acquisitions activity;

- an increase in third-party assets under management and a major shift towards investments in equity securities due to an expected move to private pension fund systems, changing demographics and the elimination of intra-EMU currency risk;

- a reallocation of equity portfolios to reflect pan-European indices;

- the establishment of a European high-yield market to fund the growth of emerging high-growth industries and to satisfy investors' demands for higher yield; and

- increased equity issuance and higher equity trading volumes.

                                      ASIA

     Since 1997, the currency weakness and disruptions, the deterioration in certain of the region's banking systems, the weakness in the property sector in many of the region's countries, as well as slowing consumer income growth, have led to a significant and continuing weakening of these economies and their stock markets. These developments have adversely affected the economic and market conditions in the region and at times have affected economic and market conditions elsewhere. We believe, however, that financial intermediaries could have significant opportunities in this region if stability improves and the economies, which represent approximately 60% of the world's population, resume their growth. In the near term, these potential opportunities could include:

- an increase in mergers and acquisitions and other financial advisory services in connection with corporate restructurings;

- an increase in trading opportunities as financial intermediaries meet the liquidity needs of their clients; and

- an increase in capital raising as Asian corporations and governments access the international capital markets rather than the regional banking system to refinance and to fund future growth.

In the longer term, these potential opportunities could include:

- the emergence of corporate and real estate principal investment opportunities as a result of corporate and government restructurings; and

- an increase in third-party assets under management and a major shift towards investments in equity securities due to an anticipated move to private pension fund systems, changing demographics and the relaxation of foreign exchange restrictions.

                                    BUSINESS

                                    OVERVIEW

     Goldman Sachs is a leading global investment banking and securities firm with three principal business lines:

- Investment Banking;
- Trading and Principal Investments; and
- Asset Management and Securities Services.

Our goal is to be the advisor of choice for our clients and a leading participant in global financial markets. We provide services worldwide to a substantial and diversified client base, which includes corporations, financial institutions, governments and high net worth individuals.

     For 1998, our net revenues were $8.5 billion and our pre-tax earnings were $2.9 billion. As of November 1998, our total assets were $217.4 billion and our partners' capital was $6.3 billion.

     We have over time produced strong earnings growth and attractive returns on partners' capital through different economic and market conditions. Over the last 15 years, our pre-tax earnings have grown from $462 million in 1983 to $2.9 billion in 1998, representing a CAGR of 13%. Economic and market conditions can, however, significantly affect our performance. For example, in the second half of 1998, the Firm's performance was adversely affected by turbulence in global financial markets.

     We have achieved this growth, which has been generated without the benefit of a large acquisition, by maintaining an intense commitment to our clients, focusing on our core businesses and key opportunities and operating as an integrated franchise.

     Because we believe that the needs of our clients are global and that international markets have high growth potential, we have built upon our strength in the United States to achieve leading positions in other parts of the world. Today, the Firm has a strong global presence as evidenced by the geographic breadth of our transactions, leadership in our core products and the size of our international operations. As of November 1998, we operated offices in 23 countries and 36% of our 13,000 employees were based outside the United States.

     We are committed to a distinctive culture and set of core values. These values are reflected in our Business Principles, which emphasize placing our clients' interests first, integrity, commitment to excellence and innovation, and teamwork.

     The Firm is managed by its principal owners. Simultaneously with the closing of the Common Stock Offering, we will make equity-based awards to substantially all of our employees. Following the Common Stock Offering, our employees, including former partners, will own approximately 66% of the Company. None of our employees will be selling shares in the Common Stock Offering.

     The Firm is the successor to a commercial paper business founded in 1869 by Marcus Goldman. Since then, we have grown our business as a participant and intermediary in securities and other financial activities to become one of the leading firms in the industry.

     In 1989, Group L.P. was formed to serve as the parent company of the Goldman Sachs organization. As of November 30, 1996, Group L.P. was restructured. On that date, the non-retiring former general partners of Group L.P. converted their general partner interests into limited partner interests and became profit participating limited partners of Group L.P. Concurrently, The Goldman Sachs Corporation was admitted as Group L.P.'s sole general partner. The common stock of The Goldman Sachs Corporation is owned by the profit participating limited partners, all of whom are active in the Firm's businesses.

     GS Inc. was formed to succeed to the business of Group L.P. Simultaneously with the closing of the Common Stock Offering, we will complete a number of transactions in order to convert from partnership to corporate form. See "Certain Relationships and Related Transactions -- Incorporation and Related Transactions" for additional information concerning these transactions.

                               MARKET SHARE DATA

     Except as otherwise indicated, all amounts with respect to the volume, number and market share of mergers and acquisitions and underwriting transactions and related ranking information have been derived from information compiled and classified by Securities Data Company ("SDC"). SDC obtains and gathers its information from sources it considers reliable, but SDC does not guarantee the accuracy or completeness of the information. In the case of mergers and acquisitions, data are based upon the dollar value of announced transactions for the period indicated, taken as a whole, with full credit to each of the advisors to each party in a transaction. In the case of underwritings, data are based upon the dollar value of total proceeds raised (exclusive of any option to purchase additional shares) with equal credit to each bookrunner for the period indicated, taken as a whole. As a result of this method of compiling data, percentages may add to more than 100%.

                     STRATEGY AND PRINCIPAL BUSINESS LINES

     Our strategy is to grow our three core businesses -- Investment Banking, Trading and Principal Investments, and Asset Management and Securities
Services -- in markets throughout the world. Our leadership position in investment banking provides us with access to governments, financial institutions and corporate clients globally. Trading and principal investing has been an important part of our culture and earnings, and we remain committed to these businesses irrespective of their volatility. Managing wealth is one of the fastest growing segments of the financial services industry and we are positioning our asset management and securities services businesses to take advantage of that growth. Our assets under supervision, for example, have grown from $92.7 billion as of November 1994 to $336.8 billion as of November 1998, representing a compound annual growth rate of 38%.

     Our business lines are comprised of various product and service offerings that are set forth in the following chart:

                PRIMARY PRODUCTS AND ACTIVITIES BY BUSINESS LINE

                                TRADING AND PRINCIPAL        ASSET MANAGEMENT AND
    INVESTMENT BANKING               INVESTMENTS              SECURITIES SERVICES
    ------------------          ---------------------        --------------------
-- Equity and debt           -- Bank loans                -- Commissions
underwriting                 -- Commodities               -- Institutional and high
-- Financial restructuring   -- Currencies                net worth asset management
   advisory services         -- Equity and fixed income   -- Margin lending
-- Mergers and acquisitions     derivatives               -- Matched book
advisory services            -- Equity and fixed income   -- Merchant banking fees
-- Real estate advisory         securities                   and overrides
   services                  -- Principal investments     -- Mutual funds
                             -- Proprietary arbitrage     -- Prime brokerage
                                                          -- Securities lending

                            ------------------------

INVESTMENT BANKING

     Investment Banking represented 39% of 1998 net revenues and 35% of 1997 net revenues. We are a market leader in both the financial advisory and underwriting businesses, serving over 3,000 clients worldwide. For the period January 1, 1994 to December 31, 1998, we had the industry-leading market share of 25.3% in worldwide mergers and acquisitions advisory services, having advised on over $1.7 trillion of transactions. Over the same period, we also achieved number one market shares of 15.2% in underwriting worldwide initial public offerings and 14.4% in underwriting worldwide common stock issues.

TRADING AND PRINCIPAL INVESTMENTS

     Trading and Principal Investments represented 28% of 1998 net revenues and 39% of 1997 net revenues. We make markets in equity and fixed income products, currencies and commodities; enter into swaps and other derivative transactions; engage in proprietary trading and arbitrage; and make principal investments. In trading, we focus on building lasting relationships with our most active clients while maintaining leadership positions in our key markets. We believe our research, market-making and proprietary activities enhance our understanding of markets and ability to serve our clients.

ASSET MANAGEMENT AND SECURITIES SERVICES

     Asset Management and Securities Services represented 33% of 1998 net revenues and 26% of 1997 net revenues. We provide global investment management and advisory services; earn commissions on agency transactions; earn management fees and derive overrides from our merchant banking funds; and provide prime brokerage, securities lending and financing services. As of November 1998, the Firm had $336.8 billion of assets under supervision, of which $194.8 billion represented assets under management. Our asset management business is rapidly growing, with net asset inflows that averaged over $125 million per business day during 1998. We manage merchant banking funds that had $15.5 billion of capital commitments as of November 1998.

     We pursue our strategy to grow our three core businesses through an emphasis on:

EXPANDING HIGH VALUE-ADDED BUSINESSES

     To achieve strong growth and high returns, we seek to build leadership positions in high value-added services for our clients. For example, we have substantially increased the number of professionals in investment banking to improve and expand our ability to execute mergers and acquisitions, initial public offerings and high-yield financings. In trading, we structure and execute large and complex transactions for institutional investors, pension funds and corporate clients around the world. In asset management, we emphasize equity and alternative investment products and use our established international presence to build a global asset management franchise.

INCREASING THE STABILITY OF OUR EARNINGS

     We seek to balance the stability of our earnings with return on equity and long-term earnings growth. We believe our trading businesses are key ingredients to our success. While we plan to continue to grow our trading businesses, the financial market shocks of the past year underscored the importance of our strategy to emphasize growth in our investment banking, asset management and securities services businesses. Through a greater relative emphasis on these businesses, we plan to gradually increase the stability of our earnings.

PURSUING INTERNATIONAL OPPORTUNITIES

     We believe that our global reach will allow us to take advantage of growth in international markets. In Europe, for example, the recent establishment of the EMU is expected, over time, to create a large pan-European market rivaling the U.S. capital markets in size and liquidity. We believe this will generate increased activity across our businesses in the region. In Asia, we expect increased mergers and acquisitions advisory opportunities as a result of corporate restructurings and increased trading opportunities as we meet the liquidity needs of our clients. In the longer term, we anticipate additional opportunities in asset management activities due to an expected shift towards privatization of pension systems and changing demographics.

LEVERAGING THE FRANCHISE

     We believe our various businesses are generally stronger and more successful because they are part of the Goldman Sachs franchise. Our culture of teamwork fosters cooperation among our businesses, which allows us to provide our clients with a full range of products and services on a coordinated basis. Our investment bankers, for example, refer clients who are selling their businesses to those in the Firm who manage wealth. In addition, our merchant banking investments in companies lead to future clients for investment banking.

                             COMPETITIVE STRENGTHS

STRONG CLIENT RELATIONSHIPS

     We focus on building long-term client relationships. In 1998, over 75% of our Investment Banking revenues represented business from existing clients of the Firm. We also aggressively pursue new client relationships as evidenced by the over 400 investment banking transactions we completed for first-time clients in 1998. In our trading businesses, we structure and execute transactions across a wide array of markets and countries to meet our clients' needs. In our asset management business, we managed assets for three of the five largest pension pools in the United States as ranked as of September 30, 1998 by Pensions & Investments and maintain accounts for 41% of the 1998 "Forbes 400 List of the Richest Americans".

DISTINCTIVE PEOPLE AND CULTURE

     Our most important asset is our people. We seek to reinforce our employees' commitment to our culture and values through recruiting, training, a comprehensive 360-degree review system and a compensation philosophy that rewards teamwork. We were ranked number seven in Fortune magazine's "The 100 Best Companies to Work for in America" in January 1999 and were ranked number three in Fortune magazine's 1999 "The Top 50 MBA Dream Companies", the highest-ranked investment banking and securities firm in each case.

GLOBAL REACH

     Over the past decade, we have made a significant commitment to building a worldwide business. We have achieved leading positions in major international markets by capitalizing on our product knowledge and global research, as well as by building a local presence where appropriate. In doing so, we have become one of the few truly global investment banking and securities firms with the ability to execute large and complex cross-border transactions. We had the number one market share of 23.2% in cross-border mergers and acquisitions for the period from January 1, 1994 to December 31, 1998. In addition, in Japan, we were the largest non-Japanese mutual fund manager as of January 31, 1999, according to The Investment Trusts Association.

                            ------------------------

                             SUMMARY FINANCIAL DATA
                                 (in millions)

                                                                 YEAR ENDED NOVEMBER
                                                              --------------------------
                                                               1996      1997      1998
                                                               ----      ----      ----
Net revenues:
  Investment Banking........................................  $2,113    $2,587    $3,368
  Trading and Principal Investments.........................   2,693     2,926     2,379
  Asset Management and Securities Services..................   1,323     1,934     2,773
                                                              ------    ------    ------
Total net revenues..........................................  $6,129    $7,447    $8,520
                                                              ======    ======    ======

                            ------------------------

                               INVESTMENT BANKING

     The Firm provides a broad range of investment banking services to a diverse group of over 3,000 clients worldwide, including corporations, financial institutions, governments and individuals. Our investment banking activities are divided into two categories:

- FINANCIAL ADVISORY. Financial advisory includes advisory assignments with respect to mergers and acquisitions, divestitures, corporate defense activities, restructurings and spin-offs; and

- UNDERWRITING. Underwriting includes public offerings and private placements of equity and debt securities.

     The following table sets forth the net revenues of the Firm's Investment Banking business:

                        INVESTMENT BANKING NET REVENUES
                                 (in millions)

                                                                YEAR ENDED NOVEMBER
                                                              ------------------------
                                                               1996     1997     1998
                                                               ----     ----     ----
Financial advisory..........................................  $  931   $1,184   $1,774
Underwriting................................................   1,182    1,403    1,594
                                                              ------   ------   ------
Total Investment Banking....................................  $2,113   $2,587   $3,368
                                                              ======   ======   ======

                            ------------------------

     In Investment Banking, we provide our clients with quality advice and execution as part of our effort to develop and maintain long-term relationships as their lead investment bank.

ORGANIZATION

     We have continuously adapted our organizational structure to meet changing market dynamics and our clients' needs. Our current structure, which is organized along regional, execution and industry groups, seeks to combine client-focused investment bankers with execution and industry expertise. Because our businesses are global, we have adapted our organization to meet the demands of our clients in each geographic region. Through our commitment to teamwork, we believe that we provide services in an integrated fashion for the benefit of our clients.

     We believe an important competitive advantage in our marketing effort is Investment Banking Services ("IBS"), a core group of professionals who focus on developing and maintaining strong client relationships. These bankers, who are organized regionally and/or by industry group, work with senior executives of our clients to identify areas where Goldman Sachs can provide capital-raising, financial advisory or other products and services. The broad base of experience and knowledge of our IBS professionals enables them to analyze our clients' objectives efficiently and to bring to bear the appropriate resources of the Firm to satisfy those objectives.

     The Firm's Corporate Finance, Debt and Equity Capital Markets, Leveraged Finance and Mergers and Acquisitions groups bring product expertise and innovation to clients in a variety of industries. These groups are responsible for the execution of specific client transactions as well as the building of strong client relationships.

     In an effort to serve our clients' needs in targeted industries, we have established several industry focus groups. These include: Chemicals; Communications, Media and Entertainment; Energy and Power; Financial Institutions; Healthcare; High Technology; Hotels and Gaming; Real Estate; Retailing; and Transportation. Drawing on specialized knowledge of industry-specific trends, these groups provide the full range of investment banking products and services to our clients.

     Reflecting our commitment to innovation, Investment Banking has established a New Products group whose professionals focus on creating new financial products. These professionals have particular expertise in integrating finance with accounting, tax and securities laws and work closely with other investment banking teams to provide innovative solutions to difficult client problems. Our structuring expertise has proven to be particularly valuable in addressing client needs in areas such as complex cross-border mergers and acquisitions and convertible and other hybrid equity financings.

FINANCIAL ADVISORY

     Financial advisory includes a broad range of advisory assignments with respect to mergers and acquisitions, divestitures, corporate defense activities, restructurings and spin-offs. Goldman Sachs is a leading investment bank in worldwide mergers and acquisitions. During calendar 1998, we advised on 340 mergers and acquisitions transactions with a combined value of $957 billion.

     The Firm's mergers and acquisitions capabilities are evidenced by its significant share of assignments in large, complex transactions where it provides multiple services, including "one-stop" acquisition financing, currency hedging and cross-border structuring expertise. Goldman Sachs advised on seven of the ten largest mergers and acquisitions transactions through December 31, 1998. We have also been successful in Europe, including in intra-country transactions, and we are a leading mergers and acquisitions advisor in France, Germany and Spain.

     The following table illustrates the Firm's leadership in the mergers and acquisitions advisory market for the indicated period taken as a whole:

              GOLDMAN SACHS' MERGERS AND ACQUISITIONS MARKET DATA
            For the period January 1, 1994 through December 31, 1998
                                ($ in billions)

                                                               MARKET               NUMBER OF
                     CATEGORY                       RANK(1)    SHARE     VOLUME    TRANSACTIONS
                     --------                       -------    ------    ------    ------------
Worldwide.........................................   1          25.3%    $1,715       1,334
Worldwide, transactions over $500 million.........   1          34.8      1,593         470
Worldwide, transactions over $1 billion...........   1          38.4      1,470         297
United States.....................................   1          32.8      1,316         907
United States, transactions over $500 million.....   1          41.3      1,228         339
United States, transactions over $1 billion.......   1          44.3      1,142         221

---------------
(1) Rank in any one year during the period presented may vary from the rank for the period taken as a whole.
                            ------------------------

     Mergers and acquisitions is an example of how one activity can generate cross-selling opportunities for other areas of the Firm. For example, a client we are advising in a purchase transaction may seek our assistance in obtaining financing and in hedging interest rate or foreign currency risks associated with the acquisition. In the case of dispositions, owners and senior executives of the acquired company often will seek asset management services. In these cases, our high net worth relationship managers provide comprehensive advice on investment alternatives and execute the client's desired strategy.

UNDERWRITING

     Since January 1, 1994, Goldman Sachs has served as lead manager in transactions that have raised more than $900 billion of capital for clients worldwide. The Firm underwrites a wide range of securities and other instruments, including common and preferred stock, convertible securities, investment grade debt, high-yield debt, sovereign and emerging markets debt, municipal debt, bank loans, asset-backed securities and real estate-related securities, such as mortgage-backed securities and the securities of real estate investment trusts.

     EQUITY UNDERWRITING. Equity underwriting has been a long-term core strength of the Firm. The following table illustrates the Firm's leadership position in equity underwriting for the indicated period taken as a whole:

                 GOLDMAN SACHS' EQUITY UNDERWRITING MARKET DATA
            For the period January 1, 1994 through December 31, 1998
                                ($ in billions)

                                                                               TOTAL
                                                                     MARKET   PROCEEDS   NUMBER OF
                        CATEGORY                           RANK(1)   SHARE     RAISED    ISSUES(2)
                        --------                           -------   ------   --------   ---------
Worldwide Initial Public Offerings ("IPOs")..............   1         15.2%     $ 44        300
Worldwide IPOs, proceeds over $500 million...............   1         23.3        25         59
Worldwide public common stock offerings..................   1         14.4       101        634
U.S. IPOs................................................   1         15.3        31        179
U.S. IPOs, proceeds over $500 million....................   1         30.1        16         29
U.S. public common stock offerings.......................   2         14.3        71        381

---------------
(1) Rank in any one year during the period presented may vary from the rank for the period taken as a whole.
(2) The number of issues reflects the number of tranches; an offering by a single issuer could have multiple tranches.
                            ------------------------

     As with mergers and acquisitions, we have been particularly successful in winning mandates for large, complex equity underwritings. As evidenced in the chart above, our market share of IPOs with total proceeds over $500 million is substantially higher than our market share of all IPOs. We believe our leadership in large IPOs reflects our expertise in complex transactions, research strengths, track record and distribution capabilities. In the international arena, we have also acted as lead manager on many of the largest IPOs. We were named the Asian Equity House of the Year by International Financing Review in 1998.

     We believe that a key factor in our equity underwriting success is the close working relationship between the investment bankers, research analysts and sales force as coordinated by our Equity Capital Markets group. Goldman Sachs' equities sales force is one of the most experienced and effective sales organizations in the industry. With 350 institutional sales professionals and 420 high net worth relationship managers located in every major market around the world, Goldman Sachs has relationships with a large and diverse group of investors.

     Global Investment Research is critical to our ability to succeed in the equity underwriting business. We believe that high quality equity research is a significant competitive advantage in the market for new equity issues. In this regard, Goldman Sachs' research has been consistently ranked among the industry's global leaders. See "-- Global Investment Research" for detailed information regarding our Global Investment Research Department.

     DEBT UNDERWRITING. We engage in the underwriting and origination of various types of debt instruments that we broadly categorize as follows: investment grade debt for corporations, governments, municipalities and agencies; leveraged finance, which includes high-yield debt and bank loans for non-investment grade issuers; emerging market debt, which includes corporate and sovereign issues; and asset-backed securities. We have employed a focused approach in debt underwriting, emphasizing high value-added areas in servicing our clients.

     We believe that the leveraged finance market is a key growth opportunity for our debt underwriting business. Over the last three years, we have more than doubled the number of debt underwriting professionals dedicated to this area.

     The table below sets forth our rank, market position, our total proceeds raised and the number of debt transactions in which we have acted as underwriter in the following areas for the indicated period taken as a whole:

                  GOLDMAN SACHS' DEBT UNDERWRITING MARKET DATA
            For the period January 1, 1994 through December 31, 1998
                                ($ in billions)

                                                                           TOTAL
                                                                MARKET    PROCEEDS    NUMBER OF
                    CATEGORY(1)                      RANK(5)    SHARE      RAISED     ISSUES(6)
                    -----------                      -------    ------    --------    ---------
Worldwide debt(2)..................................     3         8.4%      $695        4,684
Worldwide straight debt(3).........................     3         8.9        559        4,165
U.S. investment grade straight debt(3).............     3        12.0        419        3,590
U.S. investment grade industrial straight
  debt(3)..........................................     1        19.5         81          517
U.S. high-yield debt(4)............................     5         8.0         33          184

---------------
(1) All categories include publicly registered and Rule 144A issues.
(2) Includes non-convertible preferred stock, mortgage-backed securities, asset-backed securities and taxable municipal debt.
(3) "Straight debt" excludes non-convertible preferred stock, mortgage-backed securities, asset-backed securities and municipal debt.
(4) Excludes issues with both investment grade and non-investment grade ratings, often referred to as "split-rated issues".
(5) Rank in any one year during the period presented may vary from the rank for the period taken as a whole.
(6) The number of issues reflects the number of tranches; an offering by a single issuer could have multiple tranches.

                            ------------------------

                       TRADING AND PRINCIPAL INVESTMENTS

     The Firm's Trading and Principal Investments business facilitates customer transactions and takes proprietary positions through market making in and trading of fixed income and equity products, currencies, commodities, and swaps and other derivatives. In order to meet the needs of our clients, our Trading and Principal Investments business is diversified across a wide range of products. For example, we make markets in traditional investment grade debt securities, structure complex derivatives and securitize mortgages and insurance risk. A fundamental tenet of our approach is that we believe our willingness and ability to take risk distinguishes us and substantially enhances our client relationships. Our Trading and Principal Investments business includes the following:

- FIXED INCOME, CURRENCY AND COMMODITIES. The Firm makes markets in and trades fixed income products, currencies and commodities, structures and enters into a wide variety of derivative transactions and engages in proprietary trading and arbitrage activities;

- EQUITIES. The Firm makes markets in and trades equities and equity-related products, structures and enters into equity derivative transactions and engages in proprietary trading and equity arbitrage; and

- PRINCIPAL INVESTMENTS. Principal investments primarily represents the Firm's net revenues from its investments in its merchant banking funds.

     The following table sets forth the net revenues of the Firm's Trading and Principal Investments business:

                 TRADING AND PRINCIPAL INVESTMENTS NET REVENUES
                                 (in millions)

                                                                YEAR ENDED NOVEMBER
                                                              ------------------------
                                                               1996     1997     1998
                                                               ----     ----     ----
FICC........................................................  $1,749   $2,055   $1,438
Equities....................................................     730      573      795
Principal investments.......................................     214      298      146
                                                              ------   ------   ------
Total Trading and Principal Investments.....................  $2,693   $2,926   $2,379
                                                              ======   ======   ======

                            ------------------------

FIXED INCOME, CURRENCY AND COMMODITIES

     FICC is a large and diversified operation through which we engage in a variety of customer-driven market making and proprietary trading and arbitrage activities. FICC's principal products are:

- Bank loans
- Commodities
- Currencies
- Derivatives
- Emerging market debt
- Global government securities
- High-yield securities
- Investment grade corporate securities
- Money market instruments
- Mortgage securities and loans
- Municipal securities

     We generate trading net revenues from our customer-driven business in three ways. First, in large, highly liquid markets we undertake a high volume of transactions for modest spreads. Second, by capitalizing on our strong market relationships and capital position, we also undertake transactions in less liquid markets where spreads are generally larger. Finally, we generate net revenues from structuring and executing transactions that address complex client needs.

     In our proprietary activities, we assume a variety of risks and devote substantial resources to identify, analyze and benefit from these exposures. We leverage our strong research capabilities and capitalize on our proprietary analytical models to analyze information and make informed trading judgments. We seek to benefit from perceived disparities in the value of assets in the trading markets and from macroeconomic and company-specific trends.

     FICC has established itself as a leading market participant by using a three-part approach to deliver high quality service to its clients. First, we offer broad market making, research and market knowledge to our clients on a global basis. Second, we create innovative solutions to complex client problems by drawing upon our structuring and trading expertise. Third, we use our expertise to take positions in markets when we believe the return is at least commensurate with the risk.

     A core activity in FICC is market making in a broad array of securities and products. For example, we are a primary dealer in many of the largest government bond markets around the world, including the United States, Japan, the United Kingdom and Canada; we are a member of the major futures exchanges; and we have interbank dealer status in the currency markets in New York, London, Tokyo and Hong Kong. The Firm's willingness to make markets in a broad range of fixed income, currency and commodity products and their derivatives is crucial both to the Firm's client relationships and to support its underwriting business by providing secondary market liquidity. Our clients value counterparties that are active in the marketplace and are willing to provide liquidity and research-based points of view. In addition, we believe that our significant investment in research capabilities and proprietary analytical models are critical to our ability to provide advice to our clients. Our research capabilities include quantitative and qualitative analyses of global economic, currency and financial market trends, as well as credit analyses of corporate and sovereign fixed income securities.

     Our clients often confront complex problems that require creative approaches. We assist our clients who seek to hedge or reallocate their risks and profit from expected price movements. To do this we bring to bear the ability of our experienced professionals to understand the needs of our clients and our ability to manage the risks associated with complex solutions to problems. In recognition of our ability to meet these client needs, we were ranked by Institutional Investor in February 1999 as the number two derivatives dealer for the second straight year. In addition, we were named by Euroweek in January 1999 as the "Best provider of swaps and other derivatives".

EQUITIES

     The Firm engages in a variety of market-making, proprietary trading and arbitrage activities in equity securities and equity-related products (such as convertible securities and equity derivative instruments) on a global basis. Goldman Sachs makes markets and positions blocks of stock to facilitate customers' transactions and to provide liquidity in the marketplace. The Firm is a member of most of the major stock exchanges, including New York, London, Frankfurt, Tokyo and Hong Kong.

     As agent, the Firm executes brokerage transactions in equity securities for institutional and individual customers that generate commission revenues. Commissions earned on agency transactions are recorded in Asset Management and Securities Services.

     In equity trading, as in FICC, the Firm generates net revenues from our customer-driven business in three ways. First, in large, highly liquid principal markets, such as the OTC market for equity securities, we undertake a high volume of transactions for modest spreads. In the Nasdaq National Market, we were the second largest market maker by aggregate volume in the top 100 most actively traded stocks in calendar 1998. Second, by capitalizing on our strong market relationships and capital position, we also undertake large transactions, such as block trades and positions in securities, in which we benefit from spreads that are generally larger. Finally, the Firm also benefits from structuring complex transactions.

     Goldman Sachs was a pioneer and is a leader in the execution of large block trades (trades of 50,000 or more shares) in the United States and abroad. In calendar 1998, we executed over 50 block trades of at least $100 million each. The Firm has been able to capitalize on its expertise in block trading, its global distribution network and its willingness to commit capital to effect increasingly large and complex customer transactions. We expect corporate consolidation and restructuring and increased demand for certainty and speed of execution by sellers and issuers of securities to increase both the frequency and size of sales of large blocks of equity securities. We believe that we are well positioned to benefit from this trend. Block transactions, however, expose the Firm to increased risks, including those arising from holding large and concentrated positions and decreasing spreads. See "Risk Factors -- Market Fluctuations Could Adversely Affect Our Businesses in Many Ways -- Concentration of Risk" for a discussion of the risks associated with holding a large position in a single issuer and "-- The Financial Services Industry Is Intensely Competitive and Rapidly Consolidating" for a discussion of the competitive risks that we face.

     The Firm is active in the listed options and futures markets and structures, distributes and executes OTC derivatives on market indices, industry groups and individual company stocks to facilitate customer transactions and its proprietary activities. We develop quantitative strategies and render advice with respect to portfolio hedging and restructuring and asset allocation transactions. The Firm also creates specially tailored instruments to enable sophisticated investors to undertake hedging strategies and establish or liquidate investment positions. The Firm is one of the leading participants in the trading and devel-opment of equity derivative instruments. The Firm is an active participant in the trading of futures and options on most of the major exchanges in the United States, Europe and Asia.

     Equity arbitrage has long been an important part of our equity franchise. Our strategy is based on making investments on a global basis through a diversified portfolio across different markets and event categories. This business focuses on event-oriented special situations where the Firm is not acting as an advisor and relative value trades. These special situations include mergers and acquisitions, corporate restructurings, recapitalizations and legal and regulatory events. Equity arbitrage leverages the Firm's global infrastructure and network of research analysts to analyze carefully a broad range of trading and investment strategies across a wide variety of markets. Investment decisions are the product of rigorous fundamental, situational and, frequently, regulatory and legal analysis. Although market conditions led us to decrease the number and size of positions maintained by our equity arbitrage business during 1998, we believe that over time, as opportunities present themselves, our equity arbitrage business will likely increase its activity.

TRADING RISK MANAGEMENT

     We believe that our trading and market-making capabilities are key ingredients to our success. While these businesses have generally earned attractive returns, we have in the past incurred significant trading losses in periods of market turbulence such as in 1994 and 1998. Our trading risk management process seeks to balance our ability to profit from trading positions with our exposure to potential losses. Risk management includes input from all levels of the Firm, from the trading desks to the Firmwide Risk Committee. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Management" for a further discussion of our risk management policies and procedures.

     1998 EXPERIENCE. From mid-August to mid-October 1998, the Russian economic crisis, the turmoil in Asian and Latin American emerging markets and the resulting "flight to quality" by many investors led to substantial declines in global financial markets. Investors broadly sold credit-sensitive products, such as corporate and high-yield debt, and bought higher-rated instruments, such as U.S. Treasury securities, which caused credit spreads to widen dramatically. This market turmoil also caused a widespread decline in global equity markets.

     As a major dealer in fixed income securities, we maintain substantial inventories of corporate and high-yield debt. In the second half of 1998, we sought to hedge the interest rate risk on these positions through short positions in U.S. Treasury securities. As a result, we suffered losses from both the decline in the prices of corporate and high-yield debt instruments that we owned and the increase in the prices of the U.S. Treasury securities in which we had short positions.

     These market shocks also led to trading losses in our fixed income relative value trading positions. Relative value trading positions are intended to profit from a perceived temporary dislocation in the relationship between the values of different financial instruments. From mid-August to mid-October 1998, the components of these relative value positions moved in directions that we did not anticipate and the volatilities of certain positions increased to three times prior levels. When we and other market participants with similar positions simultaneously sought to reduce positions and exposures, this caused a substantial reduction in market liquidity and a continuing decline in prices.

     In the second half of 1998, we also experienced losses in equity arbitrage and in the value of certain merchant banking investments.

     RISK REDUCTION. Over the course of this period, we actively reduced our positions and exposure to severe market disruptions of the type described above. Our current scenario models estimate our exposure to a substantial widening in credit spreads and adverse movements in relative value trades of the type experienced in mid-August to mid-October 1998. These models indicate that, as of

November 1998, our exposure to a potential reduction in net trading revenues as a result of these events was over 40% lower than in August 1998. In addition, the daily VaR of substantially all of our trading positions declined from $47 million as of May 29, 1998 to $43 million as of November 1998. The November 1998 daily VaR reflects the reduction in positions discussed above, offset by the higher market volatility, changes in correlation and other market conditions experienced in the second half of 1998. If the daily VaR as of November 1998 had been determined using the volatility and correlation data as of May 29, 1998, the daily VaR would have been $31 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Management" for a discussion of VaR and its limitations.

     As part of the continuous effort to refine our risk management policies and procedures, we have recently made a number of adjustments to the way that we evaluate risk and set risk limits. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Management -- Market Risk" for a further discussion of our policies and procedures for evaluating market risk and setting related limits.

     Notwithstanding these actions, the Firm continues to hold trading positions that are substantial in both number and size, and is subject to significant market risk. In addition, management may choose to increase the Firm's risk levels in the future. See "Risk Factors -- Market Fluctuations Could Adversely Affect Our Businesses in Many Ways" and "-- Our Risk Management Policies and Procedures May Leave Us Exposed to Unidentified or Unanticipated Risk" for a discussion of the risks associated with the Firm's trading positions.

PRINCIPAL INVESTMENTS

     In connection with its merchant banking activities, the Firm invests with its clients by making principal investments in funds that it raises and manages. As of November 1998, the Firm had committed $2.8 billion, of which $1.7 billion had been funded, of the $15.5 billion total equity capital committed for its merchant banking funds. The funds' investments generate capital appreciation or depreciation and, upon disposition, realized gains or losses. See "-- Asset Management and Securities Services -- Merchant Banking" for a discussion of our merchant banking funds. As of November 1998, the Firm's aggregate carrying value of its principal investments held directly or through its merchant banking funds was approximately $1.4 billion, which was comprised of corporate principal investments with an aggregate carrying value of approximately $609 million and real estate investments with an aggregate carrying value of approximately $753 million.

                    ASSET MANAGEMENT AND SECURITIES SERVICES

     Asset Management and Securities Services is comprised of the following:

- ASSET MANAGEMENT. Asset management generates management fees by providing investment advisory services to a diverse and rapidly growing client base of institutions and individuals;

- SECURITIES SERVICES. Securities services includes prime brokerage, financing services and securities lending and the Firm's matched book businesses, all of which generate revenue primarily in the form of fees or interest rate spreads; and

- COMMISSIONS. Commission-based businesses include agency transactions for clients on major stock and futures exchanges. Overrides derived from the Firm's merchant banking funds are also included in commissions.

     The following table sets forth the net revenues of the Firm's Asset Management and Securities Services business:

             ASSET MANAGEMENT AND SECURITIES SERVICES NET REVENUES
                                 (in millions)

                                                                 YEAR ENDED NOVEMBER
                                                              --------------------------
                                                               1996      1997      1998
                                                               ----      ----      ----
Asset management............................................  $  242    $  458    $  675
Securities services.........................................     354       487       730
Commissions.................................................     727       989     1,368
                                                              ------    ------    ------
Total Asset Management and Securities Services..............  $1,323    $1,934    $2,773
                                                              ======    ======    ======

                            ------------------------

ASSET MANAGEMENT

     The Firm is seeking to build a premier global asset management business. We offer a broad array of investment strategies and advice across all major asset classes: global equity, fixed income (including money markets), currency and alternative investment products (i.e., investment vehicles with non-traditional investment objectives and/or strategies). Assets under supervision are comprised of assets under management and other client assets. Assets under management typically generate fees based on a percentage of their value and include our mutual funds, separate accounts managed for institutional and individual investors, our merchant banking funds and other alternative investment funds. Other client assets are comprised of assets in brokerage accounts of primarily high net worth individuals, on which we earn commissions.

     Over the last five years, the Firm has rapidly grown its assets under supervision, as set forth in the graph below:

                            ASSETS UNDER SUPERVISION
                                 (in billions)

                                                   Assets under
                                                    management          Other client assets         Totals

'1994'                                                  44                       49                  $ 93
'1995'                                                  52                       58                   110
'1996'                                                  94                       77                   171
'1997'                                                 136                      102                   238
'1998'                                                 195                      142                   337

                            ------------------------

     As of November 1998, equities and alternative investments represented 51% of our total assets under management. Since 1996, these two asset classes have been the primary drivers of our growth in assets under management. The Firm had net asset inflows that averaged over $125 million per business day during 1998, excluding market appreciation. In 1998, approximately 80% of the increase in assets under management was attributable to net asset inflows, with the remaining 20% reflecting market appreciation.

     The following table sets forth the amount of assets under management by asset class:

                     ASSETS UNDER MANAGEMENT BY ASSET CLASS
                                 (in billions)

                                                                 AS OF NOVEMBER
                                                      ------------------------------------
                                                      1994    1995    1996    1997    1998
                                                      ----    ----    ----    ----    ----
ASSET CLASS
Equity..............................................  $ 6     $  9    $ 34    $ 52    $ 69
Fixed income and currency...........................   17       19      26      36      50
Money markets.......................................   18       20      27      31      46
Alternative investment(1)...........................    3        4       8      17      30
                                                      ---     ----    ----    ----    ----
Total...............................................  $44     $ 52    $ 95    $136    $195
                                                      ===     ====    ====    ====    ====

---------------
(1) Includes private equity, real estate, quantitative asset allocation and other funds that are managed by the Firm.

                            ------------------------

     Since the beginning of 1996, we have increased the resources devoted to the asset management business, including adding over 850 employees. In addition, over the past three years, the Firm has made three asset management acquisitions in order to expand its geographic reach and broaden its global equity and alternative investment portfolio management capabilities.

     The Firm's global reach has been important in growing assets under management. From November 1996 to November 1998, our assets under management, excluding our merchant banking funds, sourced from outside the United States grew by over $30 billion. As of November 1998, we managed approximately $40 billion sourced from Europe.

     In Japan, deregulation, high individual savings rates and low local rates of return have been important drivers of growth for our asset management business during the 1990s. Over the last three years, we have built a significant asset management business in Japan, and, as of January 31, 1999, we managed $24 billion of assets sourced from Japan. In Japan, as of January 31, 1999, we were the largest non-Japanese investment trust manager, according to The Investment Trusts Association, and we managed four of the top 15 open-ended mutual funds ranked by mutual fund assets, according to IFIS Inc. We believe that substantial opportunities exist to grow our asset management business in Japan, by increasing our institutional client base and expanding the third-party distribution network through which we offer our mutual funds.

     CLIENTS. Our primary clients are institutions, high net worth individuals and retail investors. We access clients through both direct and third-party channels.

     The table below sets forth the amount of assets under supervision by distribution channel and client category as of November 1998:

                ASSETS UNDER SUPERVISION BY DISTRIBUTION CHANNEL
                                 (in billions)

                                   ASSETS UNDER
                                  SUPERVISION(1)      PRIMARY INVESTMENT VEHICLES
                                  --------------      ---------------------------
- Directly distributed
  -- Institutional..............      $  121         Separate managed accounts
                                                     Commingled vehicles

  -- High net worth
     individuals................         156         Brokerage accounts
                                                     Limited partnerships
                                                     Separate managed accounts
- Third-party distributed
  -- Institutional and retail...          48         Mutual funds
                                      ------
Total...........................      $  325
                                      ======

---------------
(1) Excludes $12 billion in our merchant banking funds.
                            ------------------------

     Our institutional clients include corporations, insurance companies, pension funds, foundations and endowments. We managed assets for three of the five largest pension pools in the United States as ranked as of September 30, 1998 by Pensions & Investments and we have 17 clients for whom we manage at least $1 billion each.

     In the individual high net worth area, we have established approximately 10,000 high net worth accounts worldwide, including accounts with 41% of the 1998 "Forbes 400 List of the Richest Americans". We believe this is a high growth opportunity because this market (defined as the market for individual investors with a net worth in excess of $5 million) is highly fragmented, growing rapidly and accounts for approximately $10 trillion of investable assets according to a study by McKinsey & Co. At the center of our effort is a team of over 420 relationship managers, located in 12 U.S. and six international offices. These professionals have an average of over seven years of experience at the Firm and have exhibited low turnover and superior productivity relative to the industry average.

     In the third-party distribution channel, we distribute our mutual funds on a worldwide basis through banks, brokerage firms, insurance companies and other financial intermediaries. As of December 31, 1998, we were the third largest manager in the U.S. institutional money market sector according to information compiled by Strategic Insight. In Japan, we also utilize a third-party distribution network consisting principally of the largest Japanese brokerage firms.

MERCHANT BANKING

     The Firm has an established successful record in the corporate and real estate merchant banking business, having raised $15.5 billion of committed capital for 15 private investment funds, as of November 1998, of which $9.0 billion had been funded. The Firm has committed $2.8 billion and funded $1.7 billion of these amounts; clients of the Firm, including pension plans, endowments, charitable institutions and high net worth individuals, have provided the remainder. Some of these investment funds pursue, on a global basis, long-term investments in equity and debt securities in privately negotiated transactions, leveraged buyouts and acquisitions. As of November 1998, these funds had total committed capital of $7.7 billion, which includes two funds with $1.0 billion of committed capital that are in the process of being wound down. Other funds, with total committed capital of $7.8 billion as of November 1998, invest in real estate operating companies and debt and equity interests in real estate assets.

     Our strategy with respect to each merchant banking fund is to invest opportunistically to build a portfolio of investments that is diversified by industry, product type, geographic region and transaction structure and type. Our merchant banking funds leverage the Firm's long-standing relationships with companies, investors, entrepreneurs and financial intermediaries around the world to source potential investment opportunities. In addition, our merchant banking funds and their portfolio companies have generated business for other areas of the Firm, including equity underwriting, leveraged and other financing fees and merger advisory fees.

     Located in eight offices around the world, our investment professionals identify, manage and sell investments on behalf of our merchant banking funds. The Firm has two subsidiaries that manage real estate assets, Archon and Archon France. In addition, our merchant banking professionals work closely with other areas of the Firm and benefit from the expertise of specialists in debt and equity research, investment banking, leveraged and mortgage finance and equity capital markets.

     Merchant banking activities generate three revenue streams. First, the Firm receives a management fee that is generally a percentage of a fund's committed capital, invested capital, total gross acquisition cost or asset value. These annual management fees, which are included in our asset management revenues, have historically been a recurring source of revenue. Second, the Firm receives from each fund, after that fund has achieved a minimum return for fund investors, an increased share of the fund's income and gains ("override") which is a percentage, typically 20%, of the capital appreciation and gains from the fund's investments. Revenues from overrides are included in commissions. Third, the Firm, as a substantial investor in these funds, is allocated its proportionate share of the funds' unrealized appreciation or depreciation arising from changes in fair value as well as gains and losses upon realization. These items are included in Trading and Principal Investments.

SECURITIES SERVICES

     Securities services consists predominantly of Global Securities Services, which provides prime brokerage, financing services and securities lending to a diversified U.S. and international customer base, including hedge funds, pension funds and high net worth individuals. Securities services also includes the Firm's matched book businesses.

     We offer prime brokerage services to our clients, allowing them the flexibility to trade with most brokers while maintaining a single source for financing and portfolio reports. Our prime brokerage activities provide multi-product clearing and custody in 50 markets, consolidated multi-currency accounting and reporting and offshore fund administration and servicing for our most active clients. Additionally, we provide financing to our clients through margin loans collateralized by securities held in the client's account. In recent years, the Firm has significantly increased its prime brokerage client base.

     Securities lending activities principally involve the borrowing and lending of equity securities to cover customer and Firm short sales and to finance the Firm's long positions. In addition, we are an active participant in the securities lending broker-to-broker business and the third-party agency lending business. Trading desks in New York, Boston, London, Tokyo and Hong Kong provide 24-hour coverage in equity markets worldwide. We believe the rapidly developing international stock lending market presents a significant growth opportunity for us.

     Lenders of securities include pension plan sponsors, mutual funds, insurance companies, investment advisors, endowments, bank trust departments and individuals. We have entered into exclusive relationships with certain lenders that have given us access to large pools of securities, certain of which are often hard to locate in the general lender market, thereby providing us with a competitive advantage. The Firm believes that a significant cause of the growth in short sales, which require the borrowing of securities, has been the rapid increase in complex trading strategies such as index arbitrage, convertible bond and warrant arbitrage, option strategies, and sector and market neutral strategies where shares are sold short to hedge exposure from derivative instruments.

COMMISSIONS

     The Firm generates commissions by executing agency transactions on major stock and futures exchanges worldwide. The Firm effects agency transactions for clients located throughout the world. In recent years, aggregate commissions have increased as a result of growth in transaction volume on the major exchanges. As discussed above, commissions also include overrides from merchant banking funds and commissions earned from brokerage transactions for high net worth individuals. For a discussion regarding overrides, see "-- Merchant Banking" above, and for a discussion regarding high net worth individuals, see "-- Asset Management -- Clients" above.

     In anticipation of continued growth in electronic connectivity and online trading, the Firm has made strategic investments in alternative trading systems to gain experience and participate in the development of this market. See "Risk Factors -- The Financial Services Industry Is Intensely Competitive and Rapidly Consolidating -- Competition from Alternative Trading Systems" for a discussion of the competitive risks posed by these alternative trading systems.

                           GLOBAL INVESTMENT RESEARCH

     The Global Investment Research Department provides fundamental research on economies, debt and equity markets, commodities markets, industries and companies on a worldwide basis. For over two decades, the Firm has committed the resources on a global scale to develop an industry-leading position for its investment research products. We believe that investment research is a significant factor in the Firm's strong competitive position in debt and equity underwritings and in its generation of commission revenues.

     Major investors worldwide recognize the Firm for its value-added research products, which are highly rated in client polls across the Americas, Europe and Asia. The Firm's Research Department is the only one to rank in the top three in each of the last 15 calendar years in Institutional Investor's "All-America Research Team" survey. In December 1998, the Research Department also achieved top honors for global investment research from Institutional Investor. In Europe, based on the Institutional Investor "1999 All-Europe Research Team" survey, the Research Department ranked number one for coverage of pan-European sectors and number three in European Strategy and Economics.

     Global Investment Research employs a team approach that provides equity research coverage of approximately 2,300 companies worldwide, 53 economies and 26 stock markets. This is accomplished through four groups:

- the Economic Research group, which formulates macroeconomic forecasts for economic activity, foreign exchange, and interest rates based on the globally coordinated views of its regional economists;

- the Portfolio Strategy group, which forecasts equity market returns and provides recommendations on both asset allocation and industry representation;

- the Company/Industry group, which provides fundamental analysis, forecasts and investment recommendations for companies and industries worldwide. Equity research analysts are organized regionally by sector and globally into more than 20 industry teams, which allows for extensive collaboration and knowledge sharing on important investment themes; and

- the Commodities Research group, which provides research on the global commodity markets.

                             INFORMATION TECHNOLOGY

     Technology is fundamental to our overall business strategy. The Firm is committed to the ongoing development, maintenance and use of technology throughout the organization, with expenditures, including employee costs, of approximately $970 million in 1998 and a budget of $1.2 billion in 1999. The Firm has developed significant software and systems over the past several years. Our technology initiatives can be broadly categorized into three efforts:

- enhancing client service through increased connectivity and the provision of high value-added, tailored services;

- risk management; and

- overall efficiency and control.

     We have tailored our services to our clients by providing them with electronic access to our products and services. For example, we developed the GS Financial Workbench(SM), an Internet web site that clients and employees can use to download research reports, access earnings and valuation models, submit trades, monitor accounts, build and view presentations, calculate derivative prices and view market data. First made available in early 1995, the GS Financial Workbench(SM) represents a joint effort among all of our business areas to create one comprehensive site for clients and employees to access the Firm's products and services.

     We have also developed software that enables us to monitor and analyze our market and credit risks. This risk management software not only analyzes market risk on Firmwide, divisional and trading desk levels, but also breaks down the Firm's risk into its underlying exposures, thereby permitting management to evaluate exposures on the basis of specific interest rate, currency rate, equity price or commodity price changes. To assist further in the management of the Firm's credit exposures, data from many sources are aggregated daily into credit management systems that give senior management and professionals in the Credit and Controllers Departments the ability to receive timely information with respect to credit exposures worldwide, including netting information, and the ability to analyze complex risk situations effectively. Our software accesses these data, allows for quick analysis at the level of individual trades and interacts with other systems in the Firm.

     Technology has been a significant factor in improving the overall efficiency of many areas of the Firm. By automating many trading procedures, we have substantially increased our efficiency and accuracy.

     The Firm currently has projects under way to ensure that the Firm's technology is Year 2000 compliant. See "Risk Factors -- Firm and Third-Party Computer Systems May Not Achieve Year 2000 Readiness -- Year 2000 Readiness Disclosure" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Management -- Operational and Year 2000
Risks -- Year 2000 Readiness Disclosure" for a further discussion of the risks we face in achieving Year 2000 readiness and our progress to date.

                                   EMPLOYEES

     Management believes that one of the strengths and principal reasons for the success of Goldman Sachs is the quality and dedication of its people and the shared sense of being part of a team. The Firm was ranked number seven in Fortune magazine's "The 100 Best Companies to Work for in America" in January 1999 and was ranked number three in Fortune magazine's 1999 "The Top 50 MBA Dream Companies", the highest ranking investment banking and securities firm in each case. The Firm strives to maintain a work environment that fosters professionalism, excellence, diversity and cooperation among its employees worldwide.

     Instilling the Goldman Sachs culture in all employees is a continuous process, of which training is an essential part. The Firm recently opened a 34,000 square foot training center in New York City, near its world headquarters. All employees are offered the opportunity to participate in Firm-sponsored education and periodic seminars that are held at various locations throughout the world. The Firm also sponsors off-site meetings for the various business units that are designed to promote collaboration among co-workers.

     Another important part of instilling the Goldman Sachs culture in all employees is the Firm's employee review process. Employees are reviewed by supervisors, co-workers and employees they supervise in a 360-degree review process that is integral to the Firm's team approach. In 1998, over 140,000 reviews were completed, evidencing the comprehensive nature of this process.

     The Firm also believes that good citizenship is an important part of being a member of the Goldman Sachs team. To that end, the Firm established its Community TeamWorks initiative in 1997. As part of Community TeamWorks, all employees are offered the opportunity to spend a day working at a charitable organization of their choice while continuing to receive their full salary for that day. In 1998, approximately two-thirds of the Firm's employees participated in Community TeamWorks. The commitment of the Firm's partners to the community is also demonstrated by their having given over $90 million in each of the last two years to charities, including private foundations.

     As of November 1998, we had approximately 13,000 employees. In addition, Archon and Archon France, subsidiaries of the Firm that provide real estate services for the Firm's real estate investment funds, had approximately 1,000 and 170 employees, respectively, as of November 1998. The Firm is reimbursed for substantially all of the costs of these employees by these funds.

     See "Management -- The Employee IPO Awards" for a discussion of the steps taken by the Firm to encourage the continued service of its employees after the Common Stock Offering and see "Risk Factors -- Our Conversion to Corporate Form May Adversely Affect Our Ability to Recruit, Retain and Motivate Key Employees" for a discussion of the factors that may have an adverse impact on the effectiveness of these efforts.

                                  COMPETITION

     The financial services industry -- and all of our businesses -- are intensely competitive, and we expect them to remain so. Our competitors are other brokers and dealers, investment banking firms, insurance companies, investment advisors, mutual funds, hedge funds, commercial banks and merchant banks. We compete with some of our competitors globally and with some others on a regional, product or niche basis. We compete on the basis of a number of factors, including transaction execution, our products and services, innovation, reputation and price.

     Competition is also intense for the attraction and retention of qualified employees. Our ability to continue to compete effectively in our businesses will depend upon our ability to attract new employees and retain and motivate our existing employees. See "-- Employees" for a discussion of our efforts in this regard.

     In recent years there has been substantial consolidation and convergence among companies in the financial services industry. In particular, a number of large commercial banks, insurance companies and other broad-based financial services firms have established or acquired broker-dealers or have merged with other financial institutions. Many of these firms have the ability to offer a wide range of products, from loans, deposit-taking and insurance to brokerage, asset management and investment banking services, which may enhance their competitive position. They also have the ability to support investment banking and securities products with commercial banking, insurance and other financial services revenues in an effort to gain market share, which could result in pricing pressure in our businesses.

     This trend toward consolidation and convergence has significantly increased the capital base and geographic reach of our competitors. This trend has also hastened the globalization of the securities and other financial services markets. As a result, we have had to commit capital to support our international operations and to execute large global transactions.

     We believe that some of our most significant challenges and opportunities will arise outside the United States. See "Industry and Economic Outlook" for a discussion of these challenges and opportunities. In order to take advantage of these opportunities, we will have to compete successfully with financial institutions based in important non-U.S. markets, particularly in Europe. Certain of these institutions are larger, better capitalized and have a stronger local presence and a longer operating history in these markets.

     We have experienced intense price competition in certain businesses in recent years. For example, equity and debt underwriting discounts have been under pressure for a number of years and the ability to execute trades electronically, through the Internet and other alternative trading systems may increase the pressure on trading commissions. It appears that this trend toward alternative trading systems will continue and perhaps accelerate. Similarly, underwriting spreads in Latin American and other privatizations have been subject to considerable pressure in the last year. We believe that we may experience pricing pressures in these and other areas in the future as some of our competitors seek to obtain market share by reducing prices.

     See "Risk Factors -- The Financial Services Industry Is Intensely Competitive and Rapidly Consolidating" for a discussion of the competitive risks we face in our businesses.

                                   REGULATION

     Goldman Sachs' business is, and the securities and commodity futures and options industries generally are, subject to extensive regulation in the United States and elsewhere. As a matter of public policy, regulatory bodies in the United States and the rest of the world are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of customers participating in those markets, not with protecting the interests of Goldman Sachs' shareholders or creditors. In the United States, the SEC is the federal agency responsible for the administration of the federal securities laws. GS&Co. is registered as a broker-dealer and as an investment adviser with the SEC and as a broker-dealer in all 50 states and the District of Columbia. Certain self-regulatory organizations, such as the NYSE, adopt rules and examine broker-dealers, such as GS&Co. In addition, state securities and certain other regulators also have regulatory or oversight authority over GS&Co. Similarly, Goldman Sachs' business is also subject to regulation by various non-U.S. governmental and regulatory bodies and self-regulatory authorities in virtually all countries where the Firm has offices.

     Broker-dealers are subject to regulations that cover all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of customers' funds and securities, capital structure, record-keeping, the financing of customers' purchases and the conduct of directors, officers and employees. Additional legislation, changes in rules promulgated by self-regulatory organizations or changes in the interpretation or enforcement of existing laws and rules, either in the United States or elsewhere, may directly affect the mode of operation and profitability of Goldman Sachs.

     The U.S. and non-U.S. government agencies and self-regulatory organizations, as well as state securities commissions in the United States, are empowered to conduct administrative proceedings that can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or its directors, officers or employees. Occasionally, the Firm's subsidiaries have been subject to investigations and proceedings, and sanctions have been imposed for infractions of various regulations relating to the Firm's activities, none of which has had a material adverse effect on Goldman Sachs or its business.

     The commodity futures and options industry in the United States is subject to regulation under the Commodity Exchange Act, as amended ("CEA"). The CFTC is the federal agency charged with the administration of the CEA and the regulations thereunder. GS&Co. is registered with the CFTC as a futures commission merchant, commodity pool operator and commodity trading advisor.

     As a registered broker-dealer and member of various self-regulatory organizations, GS&Co. is subject to the SEC's Rule 15c3-1 (the "Uniform Net Capital Rule"). The Uniform Net Capital Rule specifies the minimum level of net capital a broker-dealer must maintain and also requires that at least a minimum part of its assets be kept in relatively liquid form. GS&Co. is also subject to the net capital requirements of the CFTC and various securities and commodity exchanges.

 See Note 8 to the consolidated financial statements for a discussion of the Firm's net capital.

     The SEC and various self-regulatory organizations impose rules that require notification when net capital falls below certain predefined criteria, dictate the ratio of subordinated debt to equity in the regulatory capital composition of a broker-dealer and constrain the ability of a broker-dealer to expand its business under certain circumstances. Additionally, the Uniform Net Capital Rule imposes certain requirements that may have the effect of prohibiting a broker-dealer from distributing or withdrawing capital and requiring prior notice to the SEC for certain withdrawals of capital.

     In January 1999, the SEC adopted revisions to the Uniform Net Capital Rule and related regulations that permit the registration of OTC derivatives dealers as broker-dealers. An OTC derivatives dealer can, upon adoption of a risk management framework in accordance with the new rules, utilize a capital requirement based upon proprietary models for estimating market risk exposures. The Firm has established Goldman Sachs Financial Markets, L.P. and is in the process of registering this company with the SEC as an OTC derivatives dealer to conduct in a more capital efficient manner certain OTC derivative businesses now conducted in other affiliates.

     Goldman Sachs is an active participant in the international fixed income and equity markets. Many of the Firm's affiliates that participate in those markets are subject to comprehensive regulations that include some form of capital adequacy rule and other customer protection rules. For example, Goldman Sachs provides investment services in and from the United Kingdom under a regulatory regime that is undergoing comprehensive restructuring aimed at implementing the FSA as the United Kingdom's unified regulator. The relevant Goldman Sachs entities in London are at present regulated by the SFA in respect of their investment banking, individual asset management, brokerage and principal trading activities, and the Investment Management Regulatory Organization ("IMRO") in respect of their institutional asset management and fund management activities. Certain of these Goldman Sachs entities are also regulated by the London Stock Exchange and other U.K. securities and commodities exchanges of which they are members. It is expected, however, that commencing in 2000 the responsibilities of the SFA and IMRO will be taken over by the FSA. The investment services that are subject to oversight by U.K. regulators are regulated in accordance with European Union directives requiring, among other things, compliance with certain capital adequacy standards, customer protection requirements and conduct of business rules. These standards, requirements and rules are similarly implemented, under the same directives, throughout the European Union and are broadly comparable in scope and purpose to the regulatory capital and customer protection requirements imposed under the SEC and CFTC rules. European Union directives also permit local regulation in each jurisdiction, including those in which the Firm operates, to be more restrictive than the requirements of such directives and these local requirements can result in certain competitive disadvantages to the Firm. In addition, the Japanese Ministry of Finance and the Financial Supervisory Agency in Japan as well as German, French and Swiss banking authorities, among others, regulate various of the Firm's subsidiaries and also have capital standards and other requirements comparable to the rules of the SEC.

     Compliance with net capital requirements of these and other regulators could limit those operations of the Firm's subsidiaries that require the intensive use of capital, such as underwriting and trading activities and the financing of customer account balances, and also could restrict the Firm's ability to withdraw capital from its regulated subsidiaries, which in turn could limit the Firm's ability to repay debt, including the Notes. See "Risk
Factors -- Legal and Regulatory Risks Are Inherent and Substantial in Our Businesses" and "-- We Depend on Funds from Our Regulated Subsidiaries" for a discussion of limitations on our ability to receive funds from regulated subsidiaries.

                                 LEGAL MATTERS

     We are involved in a number of judicial, regulatory and arbitration proceedings (including those described below) concerning matters arising in connection with the conduct of our businesses. We believe, based on currently available information, that the results of such proceedings, in the aggregate, will not have a material adverse effect on our financial condition, but might be material to our operating results for any particular period, depending, in part, upon the operating results for such period.

MOBILEMEDIA SECURITIES LITIGATION

     GS&Co. has been named as a defendant in a purported class action lawsuit commenced in December 1996 and pending in federal court in New Jersey. This lawsuit was brought on behalf of purchasers of common stock of MobileMedia Corporation ("MobileMedia") in an underwritten offering in 1995 and purchasers of senior subordinated notes of MobileMedia Communications Inc. in a concurrent underwritten offering. Defendants are MobileMedia, certain of its officers and directors, and the lead underwriters, including GS&Co. MobileMedia is currently reorganizing in bankruptcy.

     GS&Co. underwrote 2,242,500 shares of common stock, for a total price of approximately $53 million, and GSI underwrote 718,750 shares, for a total price of approximately $17 million. GS&Co. underwrote approximately $38 million in principal amount of the senior subordinated notes.

     The consolidated class action complaint alleges violations of the disclosure requirements of the federal securities laws and seeks compensatory and/or rescissory damages. In light of MobileMedia's bankruptcy, the action against it has been stayed. Defendants' motion to dismiss was denied in October 1998.

UNDERWRITERS ANTITRUST LITIGATION

     GS&Co. is one of numerous financial services companies that have been named as defendants in certain purported class actions brought in New York federal court by purchasers of securities in public offerings, who claim that the defendants engaged in conspiracies in violation of federal antitrust laws in connection with these offerings. The plaintiffs in each instance seek treble damages as well as injunctive relief. One of the actions, which was commenced in August 1998, alleges that the defendants have conspired to discourage or restrict the resale of securities for a period after the offerings, including by imposing "penalty bids". Defendants moved to dismiss the complaint in November 1998. The plaintiffs amended their complaint in February 1999, modifying their claims in various ways, including limiting the proposed class to retail purchasers of public offerings. Several other actions, commenced in November and December 1998, allege that the defendants, many of whom are also named in the other action discussed above, have conspired to fix at 7% the discount that underwriting syndicates receive from issuers of shares in certain offerings.

ROCKEFELLER CENTER PROPERTIES, INC. LITIGATION

     Several former shareholders of Rockefeller Center Properties, Inc. ("RCPI") brought purported class actions in the federal and state courts in Delaware arising from the acquisition of RCPI by an investor group in July 1996. The defendants in the actions include, among others, GS&Co., Whitehall Real Estate Partnership V, a fund advised by GS&Co., a GS&Co. Managing Director and other members of the investor group. The federal court actions, which have since been consolidated, were filed beginning in November 1996, and the state court action was filed in June 1998.

     The complaints generally allege that the proxy statement disseminated to former RCPI stockholders in connection with the transaction was deficient, in violation of the disclosure requirements of the federal securities laws. The plaintiffs are seeking, among other things, unspecified damages, rescission of the acquisition, and/or disgorgement.

     In a series of decisions, the federal court has granted summary judgment dismissing all the claims in the federal action. The plaintiffs have appealed those rulings.

     The state action has been stayed pending disposition of the federal action.

REICHHOLD CHEMICALS LITIGATION

     Reichhold Chemicals, Inc. and Reichhold Norway ASA (collectively, "Reichhold") brought a claim in March 1998 in the Commercial Court in London against GSI in relation to Reichhold's 1997 purchase of the polymer division of one of GSI's Norwegian clients, Jotun A/S. Reichhold claims that it overpaid by $40 million based upon misrepresentations concerning the financial performance of the polymer division.

     In November 1998, the Commercial Court granted GSI's application for a stay of the action pending the outcome of arbitration proceedings between Reichhold and Jotun A/S in Norway. The stay order is currently being reviewed by an appellate court.

MATTERS RELATING TO MUNICIPAL SECURITIES

     GS&Co., together with a number of other firms active in the municipal securities area, has received requests beginning in June 1995 for information from the SEC and certain other federal and state agencies and authorities with respect to the pricing of escrow securities sold by GS&Co. to certain municipal bond issuers in connection with the advanced refunding of municipal securities. GS&Co. understands that certain municipal bond issuers to which GS&Co. sold escrow securities have also received such inquiries.

     There have been published reports that an action under the Federal False Claims Act was filed in February 1995 alleging unlawful and undisclosed overcharges in certain advance refunding transactions by a private plaintiff on behalf of the United States and that GS&Co., together with a number of other firms, is a named defendant in that action. The complaint was reportedly filed under seal while the government determines whether it will pursue the claims directly.

     GS&Co. is also one of many municipal underwriting firms that have been named as defendants in a purported class action brought in Florida federal court by the Clerk of Collier County, Florida on behalf of municipal issuers which purchased escrow securities since October 1986 in connection with advance refundings. The complaint alleges that the securities were excessively "marked up" in violation of the Investment Advisers Act and Florida law, and seeks to recover the difference between the actual and alleged "fair" prices. The plaintiff has undertaken to file an amended complaint before the defendants respond.

                                   PROPERTIES

     Our principal executive offices are located at 85 Broad Street, New York, New York, and comprise approximately 969,000 square feet of leased space, pursuant to a lease agreement expiring in June 2008 (with an option to renew for up to 20 additional years). We also occupy over 500,000 square feet at each of 1 New York Plaza and 10 Hanover Square in New York, New York, pursuant to lease agreements expiring in September 2004 (with an option to renew for ten years) and June 2018, respectively. We also have a 15-year lease for approximately 590,000 square feet at 180 Maiden Lane in New York, New York, that expires in March 2014. In total, the Firm leases over 3.1 million square feet in the New York area, having more than doubled its space since November 1996. We have additional offices in the United States and elsewhere in the Americas. Together, these offices comprise approximately 560,000 square feet of leased space.

     Consistent with the Firm's global approach to its business, we also have offices in Europe, Asia, Africa and Australia. In Europe, we have offices that total approximately 685,000 square feet. The Firm's largest presence in Europe is in London, where we lease approximately 536,000 square feet through various leases, with the principal one, for Peterborough Court, expiring in 2016. An additional 396,000 square feet of leased space in London is expected to be occupied during 2001.

     In Asia, we have offices that total approximately 360,000 square feet. Our largest offices in these regions are in Tokyo and Hong Kong. In Tokyo, we currently lease approxi-mately 175,000 square feet under a lease that expires in June 2005. In Hong Kong, we currently lease approximately 103,000 square feet under a lease that expires in May 2000. We recently entered into a new 12-year lease in Hong Kong for approximately 190,000 square feet. There are also significant expansion efforts underway in Tokyo and Singapore.

     The Firm's space requirements have increased significantly over the last several years. Currently, the Firm is at or near capacity at most of its locations. As a result, the Firm has been actively leasing additional space to support its anticipated growth. Based on the Firm's progress to date, the Firm believes that it will be able to acquire additional space to meet its anticipated needs.

                                   MANAGEMENT

                        DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is information concerning the persons who will be the directors and executive officers of the Company as of the date of this prospectus. The Company anticipates appointing additional directors who are not employees of the Company or affiliated with management after the date of this prospectus.

          NAME             AGE                            POSITION
          ----             ---                            --------
Henry M. Paulson, Jr.      52       Director, Chairman and Chief Executive Officer
Robert J. Hurst            53       Director and Vice Chairman
John A. Thain              43       Director, President and Co-Chief Operating Officer
John L. Thornton           45       Director, President and Co-Chief Operating Officer
John L. Weinberg           74       Director
Robert J. Katz             51       General Counsel
Gregory K. Palm            50       General Counsel
Robin Neustein             45       Chief of Staff
Leslie M. Tortora          42       Chief Information Officer
David A. Viniar            43       Chief Financial Officer
Barry L. Zubrow            46       Chief Administrative Officer

                            ------------------------

     Executive officers are appointed by and serve at the pleasure of the Board of Directors. A brief biography of each director and executive officer follows.

     Mr. Paulson has been Co-Chairman and Chief Executive Officer or Co-Chief Executive Officer of Group L.P. since June 1998 and served as Chief Operating Officer from December 1994 to June 1998. From 1990 to November 1994, he was Co-Head of Investment Banking.

     Mr. Hurst has been Vice Chairman of Group L.P. since February 1997 and has served as Head or Co-Head of Investment Banking since 1990. He is also a director of VF Corporation and IDB Holding Corporation Ltd.

     Mr. Thain has been President of Group L.P. since March 1999 and Co-Chief Operating Officer since January 1999. From December 1994 to March 1999, he served as Chief Financial Officer and Head of Operations, Technology and Finance. From July 1995 to September 1997, he was also Co-Chief Executive Officer for European Operations. In 1990, Mr. Thain transferred from FICC to Operations, Technology and Finance to assume responsibility for Controllers and Treasury. From 1985 to 1990, Mr. Thain was in FICC where he established and served as Co-Head of the Mortgage Securities Department. Mr. Thain is a director of The Depository Trust Company.

     Mr. Thornton has been President of Group L.P. since March 1999 and Co-Chief Operating Officer of Group L.P. since January 1999. From August 1998 until January 1999, he had oversight responsibility for International Operations. From September 1996 until August 1998, he was Chairman, Goldman Sachs -- Asia, in addition to his senior strategic responsibilities in Europe. From July 1995 to September 1997, he was Co-Chief Executive Officer for European Operations. From 1994 to 1995, he was Co-Head of Investment Banking in Europe and from 1992 to 1994 was Head of European Investment Banking Services. Mr. Thornton is also a director of the Ford Motor Company, BSkyB PLC, Laura Ashley PLC and the Pacific Century Group.

     Mr. Weinberg has been Senior Chairman of Group L.P. since 1990. From 1984 to 1990, he was Senior Partner and Chairman and, from 1976 to 1984, he served both as Senior Partner and Co-Chairman. Mr. Weinberg is a director of Knight-Ridder, Inc., Providian Financial Corp. and Tricon Global Restaurants, Inc.

     Mr. Katz has been General Counsel of Group L.P. since 1988. From 1980 to 1988, Mr. Katz was a partner in Sullivan & Cromwell.

     Mr. Palm has been General Counsel of Group L.P. since 1992. He also has senior oversight responsibility for Compliance and Management Controls, and is Co-Chairman of the Global Compliance and Control Committee. From 1982 to 1992, Mr. Palm was a partner in Sullivan & Cromwell.

     Ms. Neustein has been Chief of Staff to the senior partners of Group L.P. since 1992. From 1991 to 1992, Ms. Neustein managed strategic projects for the senior partners. Prior to then, she was in Investment Banking.

     Ms. Tortora has been Chief Information Officer of Group L.P. and the Head of Information Technology since March 1999. She has headed the Firm's global technology efforts since 1994.

     Mr. Viniar has been Chief Financial Officer of Group L.P. and Co-Head of Operations, Finance and Resources since March 1999. From July 1998 until then, he was the Firm's Deputy Chief Financial Officer and from 1994 until then, he was Head of Finance, with responsibility for Controllers and Treasury. From 1992 to 1994, Mr. Viniar was Head of Treasury and immediately prior to then was in the Structured Finance Department of Investment Banking.

     Mr. Zubrow has been Chief Administrative Officer of Group L.P. and Co-Head of Operations, Finance and Resources since March 1999. From 1994 until then he was the Firm's chief credit officer and Head of the Credit Department. From 1992 to 1994, Mr. Zubrow was Head of the Midwest Group in the Corporate Finance Department of Investment Banking.

     In addition, Mr. Corzine, 52, currently is a Director and Co-Chairman of the Company, but will resign both positions immediately prior to the date of the Common Stock Offering. Mr. Corzine has been Co-Chairman of Group L.P. since June 1998 and served as Chairman and Chief Executive Officer of Group L.P. from December 1994 to June 1998 and Co-Chief Executive Officer from June 1998 to January 1999. Mr. Corzine is a member of the NASD's Board of Governors.

     There are no family relationships between any of the executive officers or directors of the Company.

                         THE MANAGEMENT AND PARTNERSHIP
                                   COMMITTEES

     In January 1999, the Management and Partnership Committees were constituted as part of the Firm's overall governance structure. The Management Committee, which is chaired by Mr. Paulson, has responsibility for policy, strategy and management of the Firm's businesses. In addition to Messrs. Paulson, Thain, Thornton and Hurst, Ms. Neustein and Ms. Tortora, the members of this Committee and their principal positions within the Firm are: Lloyd C. Blankfein (Co-Head, FICC), Richard A. Friedman (Co-Head, Merchant Banking), Steven "Mac" M. Heller (Co-Chief Operating Officer, Investment Banking), Robert S. Kaplan (Co-Chief Operating Officer, Investment Banking), John P. McNulty (Co-Head, Asset Management), Michael P. Mortara (Co-Head, FICC), Daniel M. Neidich (Co-Head, Merchant Banking), Mark Schwartz (President, Goldman Sachs -- Japan), Robert K. Steel (Co-Head, Equities), and Patrick J. Ward (Co-Head, Equities and Deputy Chairman -- Europe). Mr. Katz is counsel to the Management Committee.

     The Partnership Committee, which is chaired by Messrs. Thain and Thornton, oversees personnel development and career management issues. It focuses on such matters as recruiting, training, performance evaluation, diversity, mobility and succession planning and, together with the Management Committee, is expected to become integral in the process of selecting and compensating Managing Directors. In addition to Messrs. Thain and Thornton and Ms. Neustein, the members of this Committee and their principal positions within the Firm are: David W. Blood (Head, Asset Management -- Europe), Gary D. Cohn (Head, FICC Commodities and Emerging Markets), W. Mark Evans (Co-Head, Investment Research), Jacob D. Goldfield (Head, FICC -- Europe),

David B. Heller (Head, Equities Derivatives Trading), Philip D. Murphy (President, Goldman Sachs -- Asia), Simon M. Robertson (President, Goldman Sachs -- Europe), Esta E. Stecher (Head, Tax), John S. Weinberg (Co-Head, Investment Banking Services), Peter A. Weinberg (Co-Chief Operating Officer, Investment Banking and Deputy Chairman -- Europe), and Jon Winkelried (Head, Leveraged Finance). Mr. Palm is counsel to the Partnership Committee.

                  INFORMATION REGARDING THE BOARD OF DIRECTORS

     The Company's Amended and Restated Certificate of Incorporation will provide for a classified Board of Directors consisting of three classes. The term of the initial Class I directors will terminate on the date of the 2000 annual meeting of shareholders, the term of the initial Class II directors will terminate on the date of the 2001 annual meeting of shareholders and the term of the initial Class III directors will terminate on the date of the 2002 annual meeting of shareholders. Messrs. Thain and Thornton will be members of Class I, Mr. Weinberg will be a member of Class II and Messrs. Hurst and Paulson will be members of Class III. Beginning in 2000, at each annual meeting of shareholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term and until their respective successors have been elected and qualified. A director may be removed only for cause by the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock entitled to vote in the election of directors.

     It is anticipated that the Board of Directors will meet at least quarterly. Members of the Board of Directors who are employees of the Company or any of its subsidiaries will not be compensated for service on the Board of Directors or any committee thereof.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors will have an Audit Committee, composed of directors who are not employed by the Company or affiliated with management. The Audit Committee will review the results and scope of the audit and other services provided by the Company's independent auditors as well as review the Company's accounting and control procedures and policies.

     The Board of Directors will also have a Compensation Committee. The Compensation Committee will oversee the compensation and benefits of the management and employees of the Company and will consist entirely of non-employee directors.

     The Board of Directors may from time to time establish other committees to facilitate the management of the Company.

                             EXECUTIVE COMPENSATION

     Prior to the Common Stock Offering, our business was carried on in partnership form. As a result, meaningful individual compensation information for directors and executive officers of the Company based on operating in corporate form is not available for periods prior to the Common Stock Offering.

     The following table sets forth the annual salaries that the Company intends to pay the Company's Chief Executive Officer and four of the executive officers named under "-- Directors and Executive Officers" (the "Named Executive Officers") during fiscal 1999. The Named Executive Officers will also be entitled to participate in the Partner Compensation Plan and are eligible to receive awards under the 1999 Stock Incentive Plan, which are described below.

     The amounts payable under the Partner Compensation Plan will be dependent upon the Company's operating results, and awards under the 1999 Stock Incentive Plan (other than the awards described under "-- The Employee IPO Awards") will be determined after the Common Stock Offering. As a result, it is currently not possible for the Company to estimate the amount of such payments or awards. However, the amounts payable under the Partner Compensation Plan are expected substantially to exceed the base salaries indicated. For a discussion of this Plan, see "-- The Partner Compensation Plan" below. None of the Named Executive Officers will receive any of the awards described under "-- The Employee IPO Awards" or initially participate in the DCP.

                              SUMMARY SALARY TABLE

                                                                       ANNUAL
                NAME AND PRINCIPAL POSITION                   YEAR    SALARY(1)
                ---------------------------                   ----    ---------
Henry M. Paulson, Jr.,......................................  1999    $600,000
  Director, Chairman and Chief Executive Officer
Robert J. Hurst,............................................  1999     600,000
  Director and Vice Chairman
John A. Thain,..............................................  1999     600,000
  Director, President and Co-Chief Operating Officer
John L. Thornton,...........................................  1999     600,000
  Director, President and Co-Chief Operating Officer
David A. Viniar,............................................  1999     600,000
  Chief Financial Officer

---------------
(1) The actual salary paid to the Named Executive Officers will be a prorated portion of these amounts for fiscal 1999.

                             ----------------------

     Aggregate compensation paid to key employees who are not Named Executive Officers may exceed that paid to the Named Executive Officers. Each of Messrs. Paulson, Hurst, Thain, Thornton and Viniar have accrued benefits under The Goldman, Sachs & Co. Employees' Pension Plan (the "Pension Plan") entitling them to receive annual benefits upon retirement at age 65 of $10,533, $10,533, $7,074, $11,801 and $6,906, respectively. These benefits had accrued prior to November 1992 and none of the Named Executive Officers has earned additional benefits under the Pension Plan since November 1992.

                         EMPLOYMENT, NONCOMPETITION AND
                               PLEDGE AGREEMENTS

     The Company is entering into employment agreements ("Employment Agreements") with each PLP who continues as a Managing Director and pledge agreements ("Pledge Agreements") and agreements relating to noncompetition and other matters ("Noncompetition Agreements") with all of the PLPs, whether or not they retire, including, in both cases, each PLP who is a director or an executive officer.

     The following descriptions of the agreements with the PLPs are not necessarily complete. You should refer to the exhibits that are a part of the registration statement for a copy of the form of each agreement. See "Available Information".

EMPLOYMENT AGREEMENTS

     Each Employment Agreement has an initial term extending through November 24, 2000 (thereafter no set term), requires the continuing PLP to devote his or her entire working time to the business and affairs of the Firm and generally may be terminated at any time by either the continuing PLP or the Firm on 90 days' prior written notice.

     The Firm has entered into similar employment agreements with all other Managing Directors, except that they have no set term.

NONCOMPETITION AGREEMENTS

     Each Noncompetition Agreement provides as follows:

     CONFIDENTIALITY. Each PLP is required to protect and use "confidential information" in accordance with the restrictions placed by the Firm on its use and disclosure.

     NONCOMPETITION. During the period ending 12 months after the date the PLP ceases to be employed by the Firm, the PLP may not:

- form, or acquire a 5% or greater ownership, voting or profit participation interest in, any Competitive Enterprise; or

- associate with any Competitive Enterprise and in connection with such association engage in, or directly or indirectly manage or supervise personnel engaged in, any activity that had a relationship to the PLP's activities at the Firm.

"Competitive Enterprise" is any business enterprise that engages in any activity, or owns a significant interest in any entity that engages in any activity, that competes with any activity in which the Firm is engaged.

     NONSOLICITATION. During the period ending 18 months after the date the PLP ceases to be employed by the Firm, the PLP may not, directly or indirectly, in any manner:

- solicit any client with whom the PLP worked, or whose identity became known to the PLP in connection with his or her employment with the Firm, to transact business with a Competitive Enterprise or reduce or refrain from doing any business with the Firm;

- interfere with or damage any relationship between the Firm and any client or prospective client; or

- solicit any employee of the Firm to apply for, or accept employment with, any Competitive Enterprise.

     TRANSFER OF CLIENT RELATIONSHIPS. Each PLP is required, upon termination of the PLP's employment, to take all actions and do all things reasonably requested by the Firm during a 90-day cooperation period to maintain for the Firm the business, goodwill and business relationships with the Firm's clients with which the PLP worked.

     LIQUIDATED DAMAGES. In the case of any breach of the noncompetition or nonsolicitation provisions by the PLP prior to the fifth anniversary of the date of the consummation of the Common Stock Offering (the "IPO Date"), the PLP will be liable for liquidated damages. The amount of liquidated damages for each PLP who initially serves on the Board of Directors, the Management Committee or the Partnership Committee of the Firm is $15 million, and the amount of liquidated damages for each other PLP is $10 million. These liquidated damages are in addition to the forfeiture of any future equity-based awards that may occur as a result of the breach of any noncompetition or nonsolicitation provisions contained in those awards.

PLEDGE AGREEMENT

     The liquidated damage provisions of each Noncompetition Agreement will be secured by a pledge of stock or other assets with an initial value equal to 100% of each PLP's liquidated damages amount.

     Each Pledge Agreement will terminate on the earliest to occur of:

- the PLP's death;

- the expiration of the 24-month period following the termination of the PLP's employment; or

- the fifth anniversary of the IPO Date.

NONEXCLUSIVITY AND ARBITRATION

     The liquidated damages and pledge arrangements discussed above are not exclusive of any injunctive relief that the Firm may be entitled to for a breach of a Noncompetition Agreement and, after the termination of the Pledge Agreement, the Firm will be entitled to all available remedies for a breach of a Noncompetition Agreement.

     The Employment, Noncompetition and Pledge Agreements generally provide that any disputes thereunder will be resolved by binding arbitration.

                            THE EMPLOYEE IPO AWARDS

     On the IPO Date, the Company intends to provide equity-based awards to employees of the Firm and a limited number of consultants and advisors other than PLPs in one or more of the following forms:

- substantially all employees will receive a grant of Formula RSUs, with respect to which up to an aggregate of 31,306,667 shares of Common Stock will be deliverable;

- certain senior employees, principally non-PLP Managing Directors, will be selected to participate in the DCP described below, to which the Company will make an initial irrevocable contribution of 13,644,204 shares of Common Stock;

- certain employees will receive a grant of Discretionary RSUs, with respect to which up to an aggregate of 30,604,685 shares of Common Stock will be deliverable; and

- certain employees will receive a grant of Discretionary Options, with respect to which up to an aggregate of 40,000,400 shares of Common Stock will be deliverable.

     The Formula RSUs, the Discretionary RSUs and the Discretionary Options will be granted under the 1999 Stock Incentive Plan described below. The award of Formula RSUs and Discretionary RSUs described below will confer only the rights of a general unsecured creditor of the Firm and no rights as a shareholder of the Company until the Common Stock underlying such award is delivered. Any shares of Common Stock acquired by a Managing Director pursuant to the awards will be subject to the Shareholders' Agreement described in "Certain Relationships and Related Transactions -- Shareholders' Agreement".

FORMULA AWARDS

     The Common Stock underlying the Formula RSUs generally will be deliverable in equal installments on or about the first, second and third anniversaries of the IPO Date, although the Common Stock may be deliverable earlier in the event of certain terminations of employment following a change in control. While no additional service will be required to obtain delivery of the underlying Common Stock (i.e., the award is "vested"), delivery of the Common Stock will be conditioned on the grantee's satisfying certain requirements, including not being terminated under the circumstances described in the award agreement prior to delivery of the Common Stock and not violating any Firm policy (including in respect of confidentiality and hedging) or otherwise acting in a manner detrimental to the Firm (including violating noncompetition or nonsolicitation provisions of the award). While the RSUs are outstanding, amounts equal to regular cash dividends that would be paid on the Common Stock underlying the Formula RSUs, as if the Common Stock had been actually issued, will be paid in cash at the same time that the dividends are paid generally to the shareholders.

DISCRETIONARY AWARDS

     DISCRETIONARY RSUS. The Discretionary RSUs will vest, and the underlying Common Stock will be delivered, in equal installments on or about the third, fourth and fifth anniversaries of the IPO Date if the grantee has satisfied certain conditions and the grantee's employment with the Firm has not been terminated, with certain exceptions for terminations of employment due to death, retirement, extended absence or following a change in control. While the RSUs are outstanding, amounts equal to regular cash dividends that would be paid on the Common Stock underlying the Discretionary RSUs, as if the Common Stock had been actually issued, will be paid in cash at the same time that the dividends are paid generally to the shareholders.

     DISCRETIONARY OPTIONS. The Discretionary Options will be granted with an exercise price generally equal to the initial public offering price per share in the Common Stock Offering, although in certain non-U.S. jurisdictions certain employees may be granted Discretionary Options with a lower exercise price. The Discretionary Options will generally be exercisable in equal installments commencing on or about the third, fourth and fifth anniversaries of the IPO Date if the grantee has satisfied certain conditions and the grantee's employment with the Firm has not been terminated, with certain exceptions for terminations of employment due to death, retirement, extended absence or following a change in control. Discretionary Options will thereafter generally remain exercisable, subject to satisfaction of certain conditions, until the tenth anniversary of the IPO Date or, if earlier, upon expiration of a period, as specified in the award agreement, following termination of employment.

     CONTRIBUTION TO DCP. On the IPO Date, GS Inc. will make an initial irrevocable contribution of 13,644,204 shares of Common Stock to the DCP. Certain senior employees, principally Managing Directors who are not

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
PLPs, will be selected to participate in the DCP. The right to receive shares will vest, and the underlying Common Stock will be distributed to participants in the DCP, in equal installments on or about the third, fourth and fifth anniversaries of the initial contribution if the participant has satisfied certain conditions and the participant's employment with the Firm has not been terminated, with certain exceptions for terminations of employment due to death or following a change in control. Dividends paid on shares allocated to participants will be distributed currently.

CHANGE IN CONTROL

     The Formula RSUs, the Discretionary RSUs, the Discretionary Options and the DCP provide that (i) if a change in control occurs and (ii) within 18 months thereafter a grantee's or participant's employment is terminated by the Firm other than for cause or the grantee or participant terminates employment for good reason, in each case, as determined by the Firm:

- the Common Stock underlying any outstanding Formula RSUs will be delivered;

- any outstanding Discretionary RSUs will vest and the Common Stock underlying the Discretionary RSUs will be delivered;

- any outstanding unexercised Discretionary Options will become exercisable and will be exercisable for a period of one year following such termination of employment (but in no event later than the tenth anniversary of the IPO Date) and thereafter terminate; and

- under the DCP, any unvested portion of the Common Stock attributable to the initial contribution by the Company to the DCP will vest and be distributed.

     "Change in control" means the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving GS Inc. or sale or other disposition of all or substantially all of the assets of GS Inc. to an entity that is not an affiliate of GS Inc. that, in each case, requires shareholder approval under the law of GS Inc.'s jurisdiction of organization, unless immediately following such transaction, either:

- at least 50% of the total voting power of the surviving entity or its parent entity is represented by GS Inc.'s securities that were outstanding immediately prior to the transaction; or

- at least 50% of the members of the board of directors of the surviving entity, or its parent entity, if applicable, following the transaction were incumbent directors (including directors whose election or nomination was approved by the incumbent directors) at the time of the Board of Directors' approval of the execution of the initial agreement providing for the transaction.

     "Cause" includes, among other things, the grantee's or participant's conviction of certain misdemeanors or felonies, violation of applicable laws, and violation of any Firm policy, including policies with respect to hedging and confidentiality.

     "Good reason" means a materially adverse alteration in the grantee's or participant's position or in the nature or status of the grantee's or participant's responsibilities from those in effect immediately prior to the change in control, as determined by the Firm, or certain relocations by the Firm of a grantee's or participant's principal place of employment.

THE 1999 STOCK INCENTIVE PLAN

     The following description of The Goldman Sachs 1999 Stock Incentive Plan (the "SIP") is not necessarily complete. You should refer to the exhibits that are a part of the registration statement for a copy of the SIP. See "Available Information".

     TYPES OF AWARDS. The SIP provides for grants of incentive stock options ("ISOs") (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")), nonqualified stock options, stock appreciation rights ("SARs"), dividend equivalent rights, restricted stock, restricted stock units ("RSUs") and other equity-based awards (collectively, "Awards"). The SIP also permits the making of loans to purchase shares of Common Stock.

     SHARES SUBJECT TO THE SIP; OTHER LIMITATIONS ON AWARDS. The total number of shares of Common Stock of the Company that may be issued under the SIP may
not exceed           shares. These shares may be authorized but unissued Common
Stock or authorized and issued Common Stock held in the Company's treasury. If any Award is forfeited or otherwise terminates or is canceled without the delivery of shares of Common Stock, if shares of Common Stock are surrendered or withheld from any Award to satisfy a grantee's income tax withholding obligations or, if shares of Common Stock owned by a grantee are tendered to pay the exercise price of Awards, then such shares will again become available under the SIP.

     The SIP Committee (as defined below) has the authority to adjust the terms of any outstanding Awards and the number of shares of Common Stock issuable under the SIP for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, spin-off, combination or reclassification of the Common Stock, or any other event that the SIP Committee determines affects the Firm's capitalization.

     ELIGIBILITY. Awards may be made to any director, officer or employee of the Firm, including any prospective employee, and to any consultant or advisor to the Firm selected by the SIP Committee.

     ADMINISTRATION. The SIP will be administered by the Board of Directors or a committee appointed by the Board of Directors (the "SIP Committee").

     The SIP Committee will have the authority to construe, interpret and implement the SIP, and prescribe, amend and rescind rules and regulations relating to the SIP. The determination of the SIP Committee on all matters relating to the SIP or any Award agreement will be final and binding.

     STOCK OPTIONS AND SARS. The SIP Committee may grant ISOs and nonqualified stock options (collectively, "options") to purchase shares of Common Stock from the Company (at the price set forth in the Award agreement), and SARs in such amounts, and subject to such terms and conditions, as the SIP Committee may determine. No grantee of an option or SAR will have any of the rights of a shareholder of GS Inc. with respect to shares subject to their Award until the issuance of the shares.

     RESTRICTED STOCK. The SIP Committee may grant restricted shares of Common Stock in amounts, and subject to terms and conditions, as the SIP Committee may determine. The grantee will have the rights of a shareholder with respect to the restricted stock, subject to any restrictions and conditions as the SIP Committee may include in the Award agreement.

     RESTRICTED STOCK UNITS. The SIP Committee may grant RSUs in amounts, and subject to terms and conditions, as the SIP Committee may determine. Recipients of RSUs have only the rights of a general unsecured creditor of the Firm and no rights as a shareholder of GS Inc. until the Common Stock underlying the RSUs is delivered.

     OTHER EQUITY-BASED AWARDS. The SIP Committee may grant other types of equity-based Awards, including the grant of unrestricted shares, in amounts, and subject to terms and conditions, as the SIP Committee may determine. These Awards may involve the transfer of actual shares of Common Stock, or the payment in cash or otherwise of amounts based on the value of shares of Common Stock, and may include Awards designed to comply with, or take advantage of certain benefits of, the local laws of non-U.S. jurisdictions.

     CHANGE IN CONTROL. The SIP Committee may provide in any Award agreement for provisions relating to a "change in control" of the Company or any of its subsidiaries or affiliates, including, without limitation, the acceleration of the exercisability of, or the lapse of restrictions with respect to, the Award.

     DIVIDEND EQUIVALENT RIGHTS. The SIP Committee may in its discretion include in the Award agreement a dividend equivalent right entitling the grantee to receive amounts equal to the dividends that would be paid, during the time such Award is outstanding, on the shares of Common Stock covered by such Award as if such shares were then outstanding.

     NONASSIGNABILITY. Except to the extent otherwise provided in the Award agreement or approved by the SIP Committee, no Award or right granted to any person under the SIP will be assignable or transferable other than by will or by the laws of descent and distribution, and all Awards and rights will be exercisable during the life of the grantee only by the grantee or the grantee's legal representative.

     AMENDMENT AND TERMINATION. Except as otherwise provided in an Award agreement, the Board of Directors may from time to time suspend, discontinue, revise or amend the SIP and the SIP Committee may amend the terms of any Award in any respect.

     U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SIP. The following is a brief description of the material U.S. federal income tax consequences generally arising with respect to Awards.

     The grant of an option or SAR will create no tax consequences for the participant or the Company. Upon exercising an option, other than an ISO, the participant will generally recognize ordinary income equal to the difference between the exercise price and the fair market value of the shares acquired on the date of exercise and the Company generally will be entitled to a tax deduction in the same amount. A participant generally will not recognize taxable income upon exercising an ISO and the Company will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the applicable periods specified in the Code.

     With respect to other Awards, upon the payment of cash or the issuance of shares or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture (e.g., delivery under the RSUs), the participant will generally recognize ordinary income equal to the cash or the fair market value of shares or other property delivered. The Company generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant.

THE DEFINED CONTRIBUTION PLAN

     The Goldman Sachs Defined Contribution Plan (the "DCP") is not intended to be qualified under Section 401(a) of the Code and is not subject to the Employee Retirement Income Security Act of 1974, as amended.

     The following description of the DCP is not necessarily complete. You should refer to the exhibits that are a part of the registration statement for a copy of the DCP. See "Available Information".

     ELIGIBILITY AND PARTICIPATION. The Board of Directors or a committee appointed by the Board of Directors (the "DCP Committee") will select the employees to participate in the DCP.

     CONTRIBUTIONS. The Company will make an initial irrevocable contribution to the trust underlying the DCP (the "Trust") of 13,644,204 shares of Common Stock simultaneously with the completion of the Common Stock Offering. The Company may contribute additional shares of Common Stock or cash to the Trust from time to time in its sole discretion. The Company currently intends to make ongoing contributions to the DCP and to reallocate forfeitures under the DCP to participants.

     ALLOCATION OF CONTRIBUTIONS. There will be established an account in the name of each participant (the "Account") and a separate account (the "Unallocated Account") to which any forfeitures of Common Stock will be credited pending reallocation to participants. The DCP Committee will designate the number of shares of Common Stock allocable to the Account of each participant. Any Common Stock remaining in the Unallocated Account as of the last day of each plan year due to forfeitures and any distributions received on Common Stock credited to the Unallocated Account, will be reallocated among the Accounts of participants who are employed by the Company on the last day of each plan year pro rata to each such participant's share of the Company contributions for that plan year, or on such other formulaic basis as the DCP Committee may determine.

     VOTING AND TENDERING OF COMMON STOCK. Shares of Common Stock allocated to participants who are parties to the Shareholders' Agreement will be voted in accordance with the Shareholders' Agreement and will be tendered by the trustee of the Trust in accordance with confidential instructions provided by the participants if the transfer restrictions under the Shareholders' Agreement are waived (and will not be tendered if the transfer restrictions are not waived). See "Certain Relationships and Related Transactions -- Shareholders' Agreement" for a discussion of those provisions. Any shares of Common Stock allocated to Accounts of participants who are not subject to the Shareholders' Agreement will be voted and tendered by the trustee of the Trust in accordance with confidential instructions provided by the participant. Shares held in Accounts with respect to which the trustee of the Trust does not receive voting or tendering directions will not be voted or tendered.

     Shares of Common Stock held in the Unallocated Account will be voted by the trustee in the same proportion as the shares of Common Stock allocated to participants' Accounts with respect to which voting instructions are received.

     DIVIDENDS. Any cash dividends on shares of Common Stock allocated to a participant's Account will be distributed to each participant after the end of the calendar quarter in which such dividend is received.

     VESTING AND DISTRIBUTION. With respect to the initial contribution of Common Stock to the DCP, the right to receive shares of Common Stock allocated to a participant's Account generally will become vested, and the Common Stock generally will be distributable, in equal installments on or about the third, fourth and fifth anniversaries of the date of such contribution if the participant satisfies certain conditions and the participant's employment with the Firm has not been terminated, with certain exceptions for termination due to
death or following a change in control.      With respect to contributions to
the DCP (other than the initial contribution), the DCP Committee may determine the dates on which the right to receive Common Stock (or cash) allocated to a participant's Account will vest and be distributed.

     ADMINISTRATION OF THE DCP. The DCP will be administered by the DCP Committee. The Board of Directors may, however, determine allocations of contributions or resolve to otherwise administer the DCP.

     AMENDMENTS. Subject to limitations with respect to contributions previously made to the DCP, the Board of Directors reserves the right to modify, alter, amend or terminate the DCP or the Trust. No modification or amendment of the DCP may be made which would cause or permit any part of the assets of the Trust to be used for, or diverted to, purposes other than for the exclusive benefit of participants or their beneficiaries, or which would cause any part of the assets of the Trust to revert to or become the property of the Firm.

     LIMIT ON LIABILITY. All distributions under the DCP will be paid or provided solely from the assets of the Trust and the Company will have no responsibility or liability to any participant or beneficiary relating to the Common Stock or other assets of the Trust. The agreement establishing the Trust will provide that no creditor of the Company will have any rights to the assets of the Trust.

     U.S. FEDERAL INCOME TAX CONSEQUENCES. The following is a brief description of the material U.S. federal income tax consequences generally arising with respect to participation in the DCP. A participant in the DCP will recognize ordinary income upon the vesting of shares of Common Stock allocated to such participant's Account in an amount equal to the fair market value of the vested shares. The Company will generally be entitled to a deduction equal to the fair market value of the shares at the time of the contribution in the taxable year in which the participant recognizes income under the DCP in respect of the vesting of shares of Common Stock.

                         THE PARTNER COMPENSATION PLAN

OVERVIEW

     To perpetuate the sense of partnership and teamwork that exists among the Firm's senior professionals, and to reinforce the alignment of employee and shareholder interests, the Board of Directors has adopted The Goldman Sachs Partner Compensation Plan (the "Partner Compensation Plan") for the purpose of compensating senior professionals. The Partner Compensation Plan will be administered by the Board of Directors or a committee appointed by the Board of Directors (the "Partner Compensation Plan Committee").

     Individuals will be selected to participate in the Partner Compensation Plan for a one- for two-fiscal year cycle ("Contract Period"). Upon selection to the Partner Compensation Plan, participants will be allocated a percentage interest in a pool for annual bonus payments in addition to base salaries. The size of the pool will be established by the Partner Compensation Plan Committee annually, taking into account the Firm's results of operations and other measures of financial performance. The Partner Compensation Plan Committee may also retain an unallocated percentage of the pool that it may allocate among participants at fiscal year end in its sole discretion. By linking the Partner Compensation Plan participant's annual bonus payments to the Firm's results as a whole, as opposed to the results of any participant's individual business unit, the Firm believes it will provide additional incentives for teamwork. Further, the Firm believes that the tying of the bonus payments to overall financial results will more closely align the interests of the participants with the Firm's shareholders. Finally, the Firm believes that the retention of a percentage of the pool for allocation among participants at fiscal year end in amounts determined at the sole discretion of the Partner Compensation Plan Committee will provide appropriate compensation flexibility.

     The following description of the Partner Compensation Plan is not necessarily complete. You should refer to the exhibits that are a part of the registration statement for a copy of the Partner Compensation Plan. See "Available Information".

ELIGIBILITY AND PARTICIPATION

     Consistent with the Firm's historical practice of partnership elections, the initial Contract Period will be through the end of fiscal 2000. Although the employees who will participate in the initial Contract Period have not yet been designated, it is expected that the participants will consist of the continuing PLPs. Prior to the Contract Period commencing with fiscal 2001, and on or before each succeeding Contract Period, the Partner Compensation Plan Committee will determine the participants in the Partner Compensation Plan. Individual participants may also be added from time to time outside the biennial selection process.

DETERMINATION OF SALARY AND BONUS

     The aggregate amount of compensation to be included in the Partner Compensation Plan for each fiscal year will be determined by the Partner Compensation Plan Committee, taking into account measures of the Company's financial performance it deems appropriate, including, but not limited to, earnings per share, return on average common equity, pre-tax income, pre-tax operating income, net revenues, net income, profits before taxes, book value per share, stock price, earnings available to common shareholders and ratio of compensation to net revenues.

     Prior to the commencement of the first fiscal year in any Contract Period, and prior to the completion of the Common Stock Offering in the case of the initial Contract Period, the Partner Compensation Plan Committee will determine both the salaries of and the percentage of the Partner Compensation Plan pool that may be allocable to any particular participant (the "Allocation Percentage"). The Allocation Percentage so determined is expected to be applicable for each fiscal year within a Contract Period. Any remaining portion of the Partner Compensation Plan pool not so allocated will be allocated to individual participants at the end of the fiscal year in amounts determined by the Partner Compensation Plan Committee.

     Amounts payable under the Partner Compensation Plan will be satisfied in cash or as equity-based Awards under the SIP, as determined by the Partner Compensation Plan Committee and recommended to the SIP Committee.

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

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth as of the date of this prospectus certain information regarding the beneficial ownership of the Company's Common Stock by:

-  each director and Named Executive Officer of the Company; and

-  all directors and executive officers of the Company as a group.

This information gives effect to the Incorporation Transactions, the Related Transactions and the Common Stock Offering.
     Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to Common Shares beneficially owned by them. None of our employees will be selling shares in the Common Stock Offering.

                                                                 SHARES BENEFICIALLY
                                                                      OWNED (3)
                                                              -------------------------
NAME                                                            NUMBER       PERCENT(4)
----                                                            ------       ----------
Directors and Named Executive Officers:
  Henry M. Paulson, Jr.(1)..................................                        *
  Robert J. Hurst(1)........................................                        *
  John A. Thain(1)..........................................                        *
  John L. Thornton(1).......................................                        *
  John L. Weinberg(1).......................................                        *
  David A. Viniar(1)........................................                        *
All directors and executive officers as a group (11
  persons)(2)...............................................

---------------
 *  Less than 1% of the outstanding shares of Common Stock.

(1) c/o The Goldman Sachs Group, Inc., 85 Broad Street, New York, New York 10004. Excludes any shares of Common Stock subject to the Shareholders' Agreement that are owned by other parties to the Shareholders' Agreement. While each of Messrs. Paulson, Hurst, Thain, Thornton and Viniar is a party to the Shareholders' Agreement and, other than Mr. Viniar, is a member of the Shareholders' Committee, each disclaims beneficial ownership of the shares of Common Stock subject to the Shareholders' Agreement other than those specified above for each such person individually. See "Certain Relationships and Related Transactions -- Shareholders' Agreement" for a discussion of the Shareholders' Agreement.

(2) Each executive officer is a party to the Shareholders' Agreement and each disclaims beneficial ownership of the shares of Common Stock subject to the Shareholders' Agreement other than those specified above. See "Certain Relationships and Related Transactions -- Shareholders' Agreement" for a discussion of the Shareholders' Agreement.

(3) For purposes of this table, information as to the shares of Common Stock assumes that the underwriters' options to purchase additional shares in the Common Stock Offering are not exercised. For purposes of this table, "beneficial ownership" is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have "beneficial ownership" of any shares of Common Stock that such person has the right to acquire within 60 days after the date of this prospectus. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any shares which such person or persons has the right to acquire within 60 days after the date of this prospectus are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(4) Based on 461,470,947 shares of Common Stock outstanding immediately after the closing of the Common Stock Offering. This amount includes 31,306,667 shares of Common Stock underlying the Formula RSUs.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following descriptions of certain provisions of agreements and other documents discussed below are not necessarily complete. You should refer to the exhibits that are a part of the registration statement for a copy of each agreement and document. See "Available Information".

                     INCORPORATION AND RELATED TRANSACTIONS

     Simultaneously with the consummation of the Common Stock Offering, we will complete a number of transactions in order to have the Company succeed to the business of Group L.P.

     The principal incorporation transactions (the "Incorporation Transactions") and related transactions (the "Related Transactions") are summarized below.

INCORPORATION TRANSACTIONS

     Pursuant to a plan of incorporation (the "Plan of Incorporation"):

- The Goldman Sachs Corporation ("GS Corp."), which is the general partner of Group L.P., will merge into GS Inc. In this transaction, the PLPs who are shareholders of GS Corp. will receive Common Stock and the other shareholders of GS Corp. will receive Common Stock, Junior Subordinated Debentures or cash (or a combination thereof);

- The PLPs will exchange their interests in Group L.P. and certain affiliates for 264,680,458 shares of Common Stock (these amounts include shares issuable to PLPs in the merger of GS Corp. into GS Inc.);

- The RLPs will exchange their interests in Group L.P. and certain affiliates for cash, Junior Subordinated Debentures or Common Stock (or a combination thereof). It is expected that these transactions will result in the payment of approximately $892 million in cash and the issuance of $295 million principal amount of Junior Subordinated Debentures and of 47,264,592 shares of Common Stock (these amounts include the securities and cash issuable to the RLPs in the merger of GS Corp. into GS Inc.);

- SBCM will exchange its interests in Group L.P. and GS&Co. for 31,612,076 shares of Common Stock and 6,238,094 shares of Nonvoting Common Stock;

- KAA will exchange its interests in Group L.P. for 30,962,950 shares of Common Stock; and

- After all the interests of Group L.P. have been transferred to GS Inc., Group L.P. will be merged into GS Inc.

RELATED TRANSACTIONS

- The Formula RSUs, Discretionary RSUs and Discretionary Options will be granted, the initial irrevocable contribution of shares of Common Stock to the DCP will be made and certain senior employees, principally Managing Directors who are not PLPs, will be selected to participate in the DCP; and

- After the completion of the Common Stock Offering, we will make a $200 million cash contribution to a Goldman Sachs charitable foundation.

                            SHAREHOLDERS' AGREEMENT

PERSONS AND SHARES COVERED

     Each PLP and each other person who is or becomes a Managing Director on the IPO Date or thereafter will be a party to the Shareholders' Agreement (collectively, the "Covered Persons"). After completion of the Common Stock
Offering, approximately        shares of Common Stock will be subject to the
Shareholders' Agreement.

     The shares covered by the Shareholders' Agreement (the "Covered Shares") will include generally all shares of Common Stock acquired from the Company by a Covered Person. Covered Shares will include:

- any shares of Common Stock received by the PLPs pursuant to the Incorporation Transactions (except for certain shares that aggregate less than shares);

- any shares of Common Stock received by Covered Persons from the DCP;

- any shares of Common Stock received by Covered Persons pursuant to the Formula or Discretionary RSUs or the Discretionary Options; and

- unless otherwise determined by the Board of Directors, any shares of Common Stock received by the Covered Persons from the Company through any other employee compensation, benefit or similar plan.

Covered Shares will not include any shares of Common Stock purchased by a Covered Person in the open market or in a subsequent underwritten public offering.

TRANSFER RESTRICTIONS

     Each Covered Person will agree in the Shareholders' Agreement, among other things, to:

- have beneficial ownership of Covered Shares at least equal to 25% of the cumulative number of Covered Shares beneficially owned by him or her at the time he or she became a Covered Person or acquired by him or her thereafter and with no credit for dispositions (the "General Transfer Restrictions") for so long as he or she is a Covered Person and an employee of the Company (an "Employee Covered Person"); and

- comply with the underwriters' 180-day lockup arrangement in connection with the Common Stock Offering.

     The PLPs will also be subject to limitations on their ability to transfer Covered Shares received in connection with the Incorporation Transactions. Under these restrictions, each PLP has agreed that he or she will not transfer the Covered Shares received pursuant to the Plan of Incorporation until the third anniversary of the IPO Date (the "PLP Transfer Restrictions" and, together with the General Transfer Restrictions, the "Transfer Restrictions"). The PLP Transfer Restrictions will lapse as to such Covered Shares in equal installments on each of the third, fourth and fifth anniversaries of the IPO Date. The Transfer Restrictions applicable to a Covered Person terminate upon the death of the Covered Person.

WAIVERS

     Except in the case of a third-party tender or exchange offer, the PLP Transfer Restrictions may be waived or terminated at any time by the Shareholders' Committee. The Shareholders' Committee also has the power to waive the General Transfer Restrictions to permit Covered Persons to:

- participate as sellers in underwritten public offerings of Common Stock and tender and exchange offers and share repurchase programs by the Company;

- transfer Covered Shares to charities, including charitable foundations;

- transfer Covered Shares held in employee benefit plans; and

- transfer Covered Shares in specific transactions (for example, to immediate family members and trusts) or circumstances.

     In the case of a third-party tender or exchange offer, the Transfer Restrictions may be waived or terminated:

- if the Board of Directors is recommending acceptance or is not making any recommendation with respect to acceptance of the tender or exchange offer, by a majority of the Voting Interests (as defined below under "-- Voting"); or

- if the Board of Directors is recommending rejection of the tender or exchange offer, by 66 2/3% of the outstanding Voting Interests.

     In the case of a tender or exchange offer by the Firm, a majority of the outstanding Voting Interests may also elect to waive or terminate the Transfer Restrictions.

VOTING

     Prior to any vote of the shareholders of the Company, the Shareholders' Agreement requires a separate, preliminary vote of the Voting Interests on each matter upon which a vote of the shareholders is proposed to be taken (the "Preliminary Vote"). Each Covered Share held by an Employee Covered Person and each other Covered Share subject to the PLP Transfer Restrictions ("Voted Covered Shares") will be voted in accor-

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

dance with the majority of the votes cast by the Voting Interests in the Preliminary Vote. In elections of directors, each Voted Covered Share will be voted in favor of the election of those persons receiving the highest numbers of votes cast by the Voting Interests in the Preliminary Vote. "Voting Interests" are Covered Shares beneficially owned by all Covered Persons through December 31, 2000 and thereafter are Covered Shares beneficially owned by all Employee Covered Persons.

OTHER RESTRICTIONS

     The Shareholders' Agreement also prevents the Covered Persons from engaging in certain activities relating to any securities of the Company with any person who is not a Covered Person or a director, officer or employee of the Company ("Restricted Persons"). Among other things, a Covered Person may not:

- participate in a proxy solicitation to or with a Restricted Person;

- deposit any Covered Shares in a voting trust or subject any Covered Shares to any voting agreement or arrangement that includes any Restricted Person;

- form, join or in any way participate in a "group" with any Restricted Person;
  or

- together with any Restricted Person, propose certain transactions with the Company or seek the removal of any directors of the Company or any change in the composition of the Board of Directors of the Company.

TERM, AMENDMENT AND CONTINUATION

     The Shareholders' Agreement is to continue in effect until the earlier of January 1, 2050, and the time it is terminated by the vote of 66 2/3% of the outstanding Voting Interests. The PLP Transfer Restrictions will not terminate upon the expiration or termination of the Shareholders' Agreement unless previously waived or terminated or unless subsequently waived or terminated by the Board of Directors. The Shareholders' Agreement may generally be amended at any time by a majority of the outstanding Voting Interests.

     Unless otherwise terminated, in the event of any transaction in which a third party succeeds to the business of the Company and in which Covered Persons hold securities of the third party, the Shareholders' Agreement will remain in full force and effect as to the securities of the third party, and the third party shall succeed to the rights and obligations of the Company under the Shareholders' Agreement.

INFORMATION REGARDING THE SHAREHOLDERS' COMMITTEE

     The terms and provisions of the Shareholders' Agreement will be administered by the Shareholders' Committee. The Shareholders' Committee will initially consist of those Covered Persons who are both employees of the Firm and members of the Board of Directors of the Company. It is possible that over time all or a majority of the members of the Shareholders' Committee will not be members of the Board of Directors of the Company.

     Members of the Shareholders' Committee are entitled to indemnification from the Company in their capacities as members of the Shareholders' Committee.

                                VOTING AGREEMENT

     Both SBCM and KAA have agreed to vote their shares of Common Stock in the same manner as a majority of the shares of Common Stock held by the Managing Directors of the Company are voted. The obligations of SBCM and KAA under the Voting Agreement are enforceable by the Company. The Managing Directors will have no right to enforce the SBCM and KAA voting agreements.

                         INSTRUMENT OF INDEMNIFICATION

     In connection with the Common Stock Offering, the Company will enter into an Instrument of Indemnification (the "Instrument of Indemnification"). The Instrument of Indemnification will cover certain former partners of the Firm, including the PLPs, each current director and executive officer of GS Inc., the RLPs, SBCM and KAA (each an "Indemnitee"). Under the Instrument of Indemnification, in the event any Indemnitee is, or is threatened to be, made a party to any action, suit or proceeding by reason of the fact that such Indemnitee was a general or limited partner, shareholder, member, director, officer, employee or agent (each, a "Designated Capacity") of Group L.P. or certain of its affiliates or subsidiaries or is serving or served, at the request of Group L.P. or certain of its affiliates or subsidiaries, in a Designated Capacity in another enterprise, the Company is, subject to certain exceptions, obligated to indemnify and hold such Indemnitee harmless from any losses, damages or expenses incurred by such Indemnitee in the action, suit or proceeding. The Instrument of Indemnification does not duplicate the obligations of the Company under the Tax Indemnification Agreement described below. The indemnification obligation of the Company under the Instrument of Indemnification also extends to the indemnification obligations that certain Indemnitees, including each current director and executive officer of GS Inc., may have to other Indemnitees.

     The Instrument of Indemnification also provides that the Company will, subject to certain exceptions, release each Indemnitee from all actions, suits or other claims that Group L.P. may have had or which the Company, as a successor to Group L.P., may have arising out of an Indemnitee's partnership or other interest in Group L.P. or certain of its affiliates or subsidiaries or arising out of the conduct of such Indemnitee engaged in the conduct of the business of Group L.P. or its affiliates or subsidiaries.

                      DIRECTOR AND OFFICER INDEMNIFICATION

     The Company will enter into agreements that provide indemnification to the Company's directors and certain officers. These agreements are in addition to the Company's indemnification obligations under its By-Laws. The agreements, among other things, will indemnify the Company's directors and certain officers to the fullest extent permitted by law for certain expenses (including attorneys' fees) and all losses, claims, liabilities, judgments, fines and settlement amounts incurred by such person arising out of or in connection with such person's service as a director or officer of the Company with respect to the Incorporation Transactions and the Common Stock Offering.

                       TAX INDEMNIFICATION AGREEMENT AND
                                RELATED MATTERS

     An entity that has historically operated in corporate form generally is liable for any adjustments to the corporation's taxes for periods prior to its initial public offering. In contrast, the partners of Group L.P., rather than the Company, will be liable for any adjustments to many taxes (including U.S. federal and state income taxes) attributable to the operations of Group L.P. and its affiliates prior to the Common Stock Offering. In connection with the Common Stock Offering, the Company will enter into an agreement (the "Tax Indemnification Agreement") to indemnify certain former limited partners of Group L.P., including the PLPs, each current director and executive officer of GS Inc., the RLPs, SBCM and KAA (collectively, the "Tax Indemnitees"), against certain increases in each Tax Indemnitee's taxes that relate to activities of Group L.P. or certain of its affiliates in respect of periods prior to the Common Stock Offering ("Increased Taxes"). The Company will be required to make additional payments to offset any taxes payable by a Tax Indemnitee in respect of payments made pursuant to the Tax Indemnification Agreement only to the extent the payments made to that Tax Indemnitee exceed a fixed amount. Any payment of Increased Taxes by the Company will be offset by any tax benefit received by the Tax Indemnitee.

     The Tax Indemnification Agreement includes provisions that permit the Company to control any tax proceeding or contest which might result in the Company being required to make a payment under the Tax Indemnification Agreement.

     The Incorporation Transactions are structured in a manner that is not expected to result in a significantly disproportionate tax or other burden to any partner of Group L.P. If the Incorporation Transactions were to have a disproportionate effect on any partner, the Company may, but is not required to, make special payments and arrangements with any person who incurs a disproportionate tax or other burden.
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

                      DESCRIPTION OF NOTES WE ARE OFFERING

Please note that in this section entitled "Description of Notes We Are Offering", the terms "GS INC.", "WE", "OUR" and "US" refer only to The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries, while the term the "FIRM" refers to GS Inc. together with its consolidated subsidiaries. Also, in this section, the term "HOLDERS" means those who have Notes registered in their own names, on the books that we or the Trustee maintain for this purpose, and not those who own beneficial interests in Notes issued in book-entry form through The Depository Trust Company or in Notes registered in "street name". Owners of beneficial interests in the Notes should read the subsection entitled "-- Legal Ownership of Notes".

                          FINANCIAL TERMS OF THE NOTES

     The specific financial terms of the Notes that we are offering are as follows:

- TITLE OF THE NOTES:    % Notes due 200

- ISSUER OF THE NOTES:  GS Inc.

- TOTAL PRINCIPAL AMOUNT BEING ISSUED: $1,000,000,000

- DUE DATE FOR PRINCIPAL:  May 15, 200

- INTEREST RATE:    % annually

- DATE INTEREST STARTS ACCRUING:

- DUE DATES FOR INTEREST:  every May 15 and November 15

- FIRST DUE DATE FOR INTEREST:  November 15, 1999

- REGULAR RECORD DATES FOR INTEREST:  every May 1 and November 1

- REDEMPTION: We will not have the option to redeem the Notes before they mature, unless the principal amount of all the outstanding Notes falls below $100,000,000, as we describe below under "-- When We Can Redeem the Notes".

- FORM OF NOTES: We will issue the Notes only in global form, and you will not be permitted to withdraw Notes from DTC (as defined below) except in the limited situations we describe below under "-- We Will Issue the Notes in Global Form".

                             ADDITIONAL INFORMATION
                                ABOUT YOUR NOTE

THE NOTES WILL BE ISSUED UNDER THE INDENTURE

     As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the Notes are governed by a document called the
"INDENTURE". The Indenture is a contract between us and                , which
acts as "TRUSTEE". The Trustee has two main roles:

- First, the Trustee can enforce your rights against us if we default. There are limitations on the extent to which the Trustee acts on your behalf, which we describe below under "-- Default, Remedies and Waiver of Default".

- Second, the Trustee performs administrative duties for us, such as sending you interest payments and notices.

     The Indenture permits us to issue different series of debt securities from time to time. The Notes will be a single, distinct series of debt securities. The specific terms of each other series may differ from those of the Notes. The Indenture does not limit the aggregate amount of debt securities that we may issue, nor does it limit the number of other series or the aggregate amount of any particular series.

     The Indenture and the Notes do not limit our ability to incur other debt or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the

Notes, except as we describe below under "-- Restrictive Covenant and Defeasance".

     When we refer to a "SERIES OF DEBT SECURITIES", we mean a series, such as the Notes, issued under the Indenture.

HOW THE NOTES RANK AGAINST OTHER DEBT

     The Notes will not be secured by any property or assets of the Firm. Thus, by owning these Notes, you are one of our unsecured creditors. The Notes will not be subordinated to any of our other debt obligations. This means that, in a bankruptcy or liquidation proceeding against us, the Notes would rank equally in right of payment with all other unsecured and unsubordinated debt of GS Inc. The specific terms of other debt, including those of other series we may issue under the Indenture, however, will differ from those of the Notes. For example, other debt will have different due dates for principal and interest and may permit holders to accelerate the maturity in different circumstances.

     An investment in the Notes involves risks because we are a holding company and because our principal U.S. subsidiary, GS&Co., is a partnership in which we are a general partner. We summarize these risks above under "Risk Factors -- We Depend on Funds from Our Regulated Subsidiaries" and "-- Holders of Notes May Be Adversely Affected Because We Are a Holding Company".

STATED MATURITY AND MATURITY

     The day on which the principal amount of the Notes is scheduled to become due is called the "STATED MATURITY" of the principal. The principal may become due sooner, by reason of redemption or acceleration after a default. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the "MATURITY" of the principal.

     We also use the terms "stated maturity" and "maturity" to refer to the dates when interest payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the "stated maturity" of that installment. When we refer to the "stated maturity" or the "maturity" of the Notes without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

THIS SECTION IS ONLY A SUMMARY

     The Indenture and its associated documents, including the Notes, contain the full legal text of the matters described in this section. The Indenture and the Notes are governed by New York law. A copy of the Indenture has been filed with the SEC as part of our registration statement. See "Available Information" below for information on how to obtain a copy.

     Because this section provides only a summary, it does not describe every aspect of the Indenture and the Notes. For example, in this section, we use terms that have been given special meaning in the Indenture. In this section, however, we describe the meaning for only the more important of those terms.

 When we define a specialized term used in this section, it appears in BOLD, ITALICIZED type.

                            LEGAL OWNERSHIP OF NOTES

     We refer to those who have Notes registered in their own names, on the books that we or the Trustee maintain for this purpose, as the "Holders" of those Notes. Those persons are the legal holders of those Notes. We refer to those who, indirectly through others, own beneficial interests in Notes that are not registered in their own names as "INDIRECT HOLDERS" of those Notes. As we discuss below, indirect holders are not legal holders, and investors in Notes issued in book-entry form or in street name will be indirect holders.

BOOK-ENTRY HOLDERS

     We will issue the Notes in book-entry form. This means the Notes will be represented by one or more global Notes registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary's book-entry system. These participating institutions, in turn, hold beneficial interests in the Notes on behalf of themselves or their customers.

     Under the Indenture, only the person in whose name a Note is registered is recognized as the Holder of that Note. Consequently, for Notes issued in global form, we will recognize only the depositary as the Holder of the Notes and we will make all payments on the Notes to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the Notes.

     As a result, investors will not own Notes directly. Instead, they will own beneficial interests in a global Note, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the Notes are issued in global form, investors will be indirect holders, and not Holders, of the Notes.

STREET NAME HOLDERS

     If in the future we terminate the global Notes, investors may choose to hold their Notes in their own names or in "STREET NAME". Notes held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those Notes through an account he or she maintains at that institution.

     For Notes held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the Notes are registered as the Holders of those Notes and we will make all payments on those Notes to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold Notes in street name will be indirect holders, not Holders, of those Notes.

LEGAL HOLDERS

     Our obligations, as well as the obligations of the Trustee and those of any third parties employed by us or the Trustee, run only to the Holders of the Notes. We do not have obligations to investors who hold beneficial interests in global Notes, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a Note or has no choice because we are issuing the Notes only in global form.

     For example, once we make a payment or give a notice to the Holder, we have no further responsibility for the payment or notice even if that Holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the Holders for any purpose -- e.g., to amend the Indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the Indenture -- we would seek the approval only from the Holders, and not the indirect holders, of the Notes. Whether and how the Holders contact the indirect holders is up to the Holders.

     When we refer to "YOU", we mean those who invest in the Notes being offered by this prospectus, whether they are the Holders or only indirect holders of those Notes. When we refer to "YOUR NOTES", we mean the Notes in which you hold a direct or indirect interest.

SPECIAL CONSIDERATIONS FOR INDIRECT HOLDERS

     If you hold Notes through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

- how it handles securities payments and notices;

- whether it imposes fees or charges;

- how it would handle a request for the Holders' consent, if ever required;

- whether and how you can instruct it to send you Notes registered in your own name so you can be a Holder, if that is permitted in the future;

- how it would exercise rights under the Notes if there were a default or other event triggering the need for Holders to act to protect their interests; and

- if the Notes are in book-entry form, how the depositary's rules and procedures will affect these matters.

                     WE WILL ISSUE THE NOTES IN GLOBAL FORM

     We have chosen to issue the Notes in book-entry form. This means all the Notes will be represented, at least initially, by one or more global Notes.

WHAT IS A GLOBAL NOTE?

     A "GLOBAL NOTE" is a Note that we deposit with and register in the name of a financial institution, or its nominee, that we select. The financial institution that we select for this purpose is called the "DEPOSITARY". We have selected The Depository Trust Company of New York, New York, known as "DTC", to be the Depositary for the Notes, at least initially.

     A global Note may not be transferred to or registered in the name of anyone other than the Depositary or its nominee, unless special termination situations arise. We describe those situations below under "-- Special Situations When a Global Note Will Be Terminated". As a result of these arrangements, the Depositary, or its nominee, will be the sole registered owner and Holder of all the Notes, and investors will be permitted only to own beneficial interests in a global Note. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the Depositary or with another institution that does. Thus, an investor whose Note is represented by a global Note will not be a Holder of the Note, but only an indirect holder of a beneficial interest in the global Note.

     The Notes will be represented by one or more global Notes at all times unless and until the global Notes are terminated under one of the special situations we describe below.

SPECIAL CONSIDERATIONS FOR GLOBAL NOTES

     As an indirect holder, an investor's rights relating to a global Note will be governed by the account rules of the investor's financial institution and of the Depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a Holder of Notes and instead deal only with the Depositary that holds the global Note.

     Because the Notes will be issued only in the form of global Notes, an investor should be aware of the following:

- An investor cannot get Notes registered in his or her own name, and cannot get non-global certificates for his or her interest in the Notes, except in the special situations we describe below.

- An investor will be an indirect holder and must look to his or her own bank or broker for payments on the Notes and protection of his or her legal rights relating to the Notes, as we describe above under "-- Legal Ownership of Notes".

- An investor may not be able to sell interests in the Notes to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form.

- The Depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in a global Note. We and the Trustee have no responsibility for any aspect of the Depositary's actions or for its records of ownership interests in a global Note. We and the Trustee also do not supervise the Depositary in any way.

- The Depositary will require that those who purchase and sell interests in a global Note within its book-entry system use immediately available funds.

- Financial institutions that participate in the Depositary's book-entry system, and through which investors hold their interests in the global Notes, may also have their own policies affecting payments, notices and other matters relating to the Notes. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

SPECIAL SITUATIONS WHEN A GLOBAL NOTE WILL BE TERMINATED

     In a few special situations described below, a global Note will be terminated and interests in it will be exchanged for certificates in non-global form representing the Notes it represented. After that exchange, the choice of whether to hold the Notes directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global Note transferred on termination to their own names, so that they will be Holders. We have described the rights of Holders and street name investors above under "-- Legal Ownership of Notes".

     The special situations for termination of the global Notes are:

- when the Depositary notifies us that it is unwilling, unable or no longer qualified to continue as Depositary, and we do not appoint another institution to act as Depositary within 60 days;

- when we notify the Trustee that we wish to terminate the global Notes; or

- when an Event of Default has occurred and has not been cured or waived; we discuss defaults later under "-- Default, Remedies and Waiver of Default".

When a global Note is terminated, only the Depositary, and not we or the Trustee, is responsible for deciding the names of the institutions in whose names the Notes represented by the global Note will be registered and, therefore, who will be the Holders of those Notes.

                          WHEN WE CAN REDEEM THE NOTES

     We will not be permitted to redeem the Notes before their stated maturity, except in the following special situation. If the aggregate principal amount of all the outstanding Notes ever falls below $100,000,000, we may choose, at our option, to redeem the remaining outstanding Notes on any day we select after that time. If we do so, we must redeem all the Notes outstanding on the redemption date, at a redemption price equal to 100% of their principal amount plus accrued but unpaid interest to the redemption date. In addition, we must give the Trustee and the Holders of the remaining Notes written notice of redemption, not less than 30 days nor more than 60 days before the redemption date we select. We will give the notice in the manner described below in "-- Notices".

     We or our affiliates may purchase Notes from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. For example, we currently expect GS&Co. to make a market in the Notes by purchasing and reselling Notes from time to time. Notes that we or our affiliates purchase may, at our discretion, be held, resold or cancelled. If the Firm purchases and cancels enough Notes, the principal amount of the outstanding Notes would fall below $100,000,000, and we would then be entitled to redeem the remaining Notes on any day after that time as described above.

     The Notes will not be entitled to the benefit of any sinking fund -- that is, we will not deposit money on a regular basis into any separate custodial account to repay your Note. In addition, you will not be entitled to require us to buy your Note from you before its stated maturity.

                        MERGERS AND SIMILAR TRANSACTIONS

     We are generally permitted to merge or consolidate with another firm. We are also permitted to sell substantially all our assets to another firm. We may not take any of these actions, however, unless all the following conditions are met:

- If the successor firm in the transaction is not GS Inc., the successor firm must be organized as a corporation, partnership, trust, limited liability company or other simi-lar entity and must expressly assume GS Inc.'s obligations under the Notes and the Indenture. The successor firm may be organized under the laws of any jurisdiction, whether in the United States or elsewhere.

- Immediately after the transaction, no default under the Notes has occurred and is continuing. For this purpose, "default under the Notes" means an Event of Default or an event that would be an Event of Default if the requirements for giving us default notice and for our default having to continue for a specific period of time were disregarded. We describe these matters below under "-- Default, Remedies and Waiver of Default".

If the conditions described above are satisfied, we will not need to obtain the approval of the Holders in order to merge or consolidate or to sell all or substantially all our assets. Also, these conditions will apply only if we wish to merge or consolidate with another firm or sell all or substantially all our assets. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another firm, any transaction that involves a change of control of GS Inc. but in which we do not merge or consolidate and any transaction in which we sell less than substantially all our assets.

     Also, if we merge, consolidate or sell all or substantially all our assets and the successor firm is a non-U.S. entity, we will not be obligated to compensate you for any resulting adverse tax consequences relating to the Notes.

                      RESTRICTIVE COVENANT AND DEFEASANCE

RESTRICTION ON LIENS

     In the Indenture, we promise not to create or guarantee any debt for borrowed money that is secured by a lien on our voting or profit participating equity ownership interests in our subsidiary, GS&Co. (or in any subsidiary owning those interests), unless we also secure the Notes on an equal or priority basis with the other secured debt. Our promise, however, is subject to an important exception: we may secure debt for borrowed money with liens on those interests without securing the Notes if our Board of Directors determines that the liens do not materially detract from or interfere with the then-present value or control of those interests.

     Except as noted above, the Indenture does not restrict our ability to put liens on our interests in our subsidiaries other than GS&Co., nor does it restrict our ability to sell or otherwise dispose of our interests in any of our subsidiaries, including GS&Co.

DEFEASANCE AND COVENANT DEFEASANCE

     FULL DEFEASANCE. If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the Notes. This is called "FULL DEFEASANCE". To do so, each of the following must occur:

- We must deposit in trust for the benefit of all Holders a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Notes on their various due dates.

- There must be a change in current U.S. federal tax law or an Internal Revenue Service ruling that lets us make the above deposit without causing you to be taxed on your Notes any differently than if we did not make the deposit and just repaid the Notes ourselves. Under current federal tax law, the deposit and our legal release from the Notes would be treated as though we took back your Notes and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on your Notes.

- We must deliver to the Trustee a legal opinion of our counsel confirming the tax law change described above.

     If we ever did accomplish full defeasance, you would have to rely solely on the trust deposit for payments on your Notes. You could not look to us for payment in the event of any shortfall.

     COVENANT DEFEASANCE. Under current U.S. federal tax law, we can make the same type of deposit described above and be released from certain restrictive covenants relating to the Notes. This is called "COVENANT DEFEASANCE". In that event, you would lose the protection of those restrictive covenants. In order to achieve covenant defeasance, we must do both of the following:

- We must deposit in trust for the benefit of the Holders a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Notes on their various due dates.

- We must deliver to the Trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing you to be taxed on your Notes any differently than if we did not make the deposit and just repaid the Notes ourselves.

     If we accomplish covenant defeasance with regard to your Note, the following provisions of the Indenture and the Notes would no longer apply:

- our promise not to create liens on our voting or profit participating equity ownership interests in GS&Co. described above under "-- Restriction on Liens"; and

- the Event of Default resulting from a breach of covenants, described below in the third item under "-- Default, Remedies and Waiver of Default -- Events of Default".

     If we accomplish covenant defeasance, you can still look to us for repayment of your Notes in the event of any shortfall in the trust deposit. In fact, if one of the remaining Events of Default occurred, such as our bankruptcy, and your Notes became immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

                    DEFAULT, REMEDIES AND WAIVER OF DEFAULT

     You will have special rights if an Event of Default with respect to the Notes occurs and is not cured, as described in this subsection.

EVENTS OF DEFAULT

     The term "EVENT OF DEFAULT" means any of the following:

- We do not pay the principal on any Note on its due date.

- We do not pay interest on any Note within 30 days after its due date.

- We remain in breach of our covenant described under "-- Restrictive Covenant and Defeasance -- Restriction on Liens" above, or any other covenant we make in the Indenture for the benefit of the Notes, for 60 days after we receive a notice of default stating that we are in breach. The notice must be sent by the Trustee or the Holders of not less than 10% in principal amount of the Notes.

- We file for bankruptcy or other events of bankruptcy, insolvency or reorganization relating to GS Inc. occur. Those events must arise under U.S. federal or state law, unless we merge, consolidate or sell our assets as described above and the successor firm is a non-U.S. entity. If that happens, then those events must arise under U.S. federal or state law or the law of the jurisdiction in which the successor firm is legally organized.

REMEDIES IF AN EVENT OF DEFAULT OCCURS

     If an Event of Default has occurred and has not been cured or waived, the Trustee or the Holders of not less than 25% in principal amount of the Notes may declare the entire principal amount of all the Notes to be due immediately. If an Event of Default occurs because of events in bankruptcy, insolvency or reorganization relating to GS Inc., the entire principal amount of all the Notes will be automatically accelerated, without any action by the Trustee or any Holder.

     Each of the situations described above is called an "ACCELERATION OF THE MATURITY" of the Notes. If the maturity of the Notes is

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

accelerated and a judgment for payment has not yet been obtained, the Holders of a majority in principal amount of the Notes may cancel the acceleration for all the Notes.

     If an Event of Default occurs, the Trustee will have special duties. In that situation, the Trustee will be obligated to use those of its rights and powers under the Indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

     Except as described in the prior paragraph, the Trustee is not required to take any action under the Indenture at the request of any Holders unless the Holders offer the Trustee reasonable protection from expenses and liability. This is called an "INDEMNITY". If reasonable indemnity is provided, the Holders of a majority in principal amount of the Notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee. These majority Holders may also direct the Trustee in performing any other action under the Indenture with respect to the Notes.

     Before you bypass the Trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the Notes, the following must occur:

- You must give the Trustee written notice that an Event of Default has occurred and the Event of Default must not have been cured or waived.

- The Holders of not less than 25% in principal amount of the Notes must make a written request that the Trustee take action because of the default and they or you must offer reasonable indemnity to the Trustee against the cost and other liabilities of taking that action.

- The Trustee must not have taken action for 60 days after the above steps have been taken.

- During those 60 days, the Holders of a majority in principal amount of the Notes must not have given the Trustee directions that are inconsistent with the written request of the Holders of not less than 25% in principal amount of the Notes.

You are entitled, however, at any time to bring a lawsuit for the payment of money due on your Note on or after its due date.

WAIVER OF DEFAULT

     The Holders of not less than a majority in principal amount of the Notes may waive a default for all the Notes. If this happens, the default will be treated as if it has not occurred. No one can waive a payment default on any Note, however, without the approval of the particular Holder of that Note.

WE WILL GIVE THE TRUSTEE INFORMATION ABOUT DEFAULTS ANNUALLY

     Each year, we will give the Trustee a written statement of two of our officers, certifying that to their knowledge we are in compliance with the Indenture and the Notes, or else specifying any default known to them.

   Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the Trustee and how to declare or cancel an acceleration of the maturity.

                      MODIFICATION AND WAIVER OF COVENANTS

     There are three types of changes we can make to the Indenture and the Notes.

CHANGES REQUIRING EACH HOLDER'S APPROVAL

     First, there are changes that cannot be made without the approval of each Holder of a Note affected by the change. Here is a list of those types of changes:

- change the stated maturity for any principal or interest payment on a Note;

- reduce the principal amount, the interest rate or the redemption price for a Note;

- permit redemption of a Note if not previously permitted;

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

- change the currency of any payment on a Note;

- change the place of any payment on a Note;

- impair the Holder's right to sue for payment of any amount due on its Note;

- reduce the percentage in principal amount of the Notes and any other affected series of debt securities, taken together, the approval of whose Holders is needed to change the Indenture or the Notes;

- reduce the percentage in principal amount of the Notes and any other affected series of debt securities, taken separately or together, as the case may be, the approval of whose Holders is needed to waive our compliance with the Indenture or to waive defaults; and

- change the provisions of the Indenture dealing with modification and waiver in any other respect, except to increase any required percentage referred to above or to add to the provisions that cannot be changed or waived without approval.

CHANGES NOT REQUIRING APPROVAL

     The second type of change does not require any approval by Holders of Notes. This type is limited to clarifications and changes that would not adversely affect the Notes in any material respect. Nor do we need any approval to make changes that affect only debt securities to be issued under the Indenture after the changes take effect.

     We may also make changes or obtain waivers that do not adversely affect a particular Note, even if they affect other Notes or other debt securities. In those cases, we do not need to obtain the approval of the Holder of that Note; we need only obtain any required approvals from the Holders of the affected Notes or other debt securities.

CHANGES REQUIRING MAJORITY APPROVAL

     Any other change to the Indenture and the Notes would require the following approval:

- If the change affects only the Notes, it must be approved by the Holders of a majority in principal amount of the Notes.

- If the change affects the Notes as well as one or more other series of debt securities issued under the Indenture, it must be approved by the Holders of a majority in principal amount of the Notes and all other series affected by the change, with the Notes and the other series voting together as one class for this purpose.

In each case, the required approval must be given by written consent. Most changes fall into this category.

     The same majority approval would be required for us to obtain a waiver of any of our covenants in the Indenture. Our covenants include the promises we make about merging and putting liens on our interests in GS&Co., which we describe above under "-- Mergers and Similar Transactions" and "-- Restrictive Covenant and Defeasance". If the Holders approve a waiver of a covenant, we will not have to comply with it. The Holders, however, cannot approve a waiver of any provision in a particular Note, or in the Indenture as it affects that Note, that we cannot change without the approval of the Holder of that Note as described above in "-- Changes Requiring Each Holder's Approval", unless that Holder approves the waiver.

   Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the Indenture or the Notes or request a waiver.

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

                      SPECIAL RULES FOR ACTION BY HOLDERS

     When Holders take any action under the Indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the Trustee an instruction, we will apply the following rules. We may apply similar rules to other series of debt securities issued under the Indenture.

ONLY OUTSTANDING NOTES ARE ELIGIBLE

     Only Holders of outstanding Notes will be eligible to participate in any action by Holders. Also, we will count only outstanding Notes in determining whether the various percentage requirements for taking action have been met. For these purposes, a Note will not be "outstanding":

- if it has been surrendered for cancellation;

- if we have deposited or set aside, in trust for its Holder, money for its payment or redemption;

- if we have fully defeased it as described above under "-- Restrictive Covenant and Defeasance -- Defeasance and Covenant Defeasance -- Full Defeasance"; or

- if we or one of our affiliates, such as GS&Co., is the beneficial owner.

In some situations, Holders of debt securities of other series may be eligible to participate in an action by Holders of Notes. In that event, we may follow special rules in calculating the principal amount of their debt securities that is to be treated as outstanding for the purposes described above. This may happen, for example, if the principal amount is payable in a foreign currency, increases over time or is not to be fixed until maturity.

DETERMINING RECORD DATES

     We will generally be entitled to set any day as a record date for the purpose of determining the Holders that are entitled to take action under the Indenture. In certain limited circumstances, only the Trustee will be entitled to set a record date for action by Holders. If we or the Trustee set a record date for an approval or other action to be taken by Holders, that vote or action may be taken only by persons or entities who are Holders on the record date and must be taken during the period that we specify for this purpose, or that the Trustee specifies if it sets the record date. We or the Trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global Note may be set in accordance with procedures established by the Depositary from time to time.

                          FORM, EXCHANGE AND TRANSFER

     If any Notes cease to be issued in global form, those Notes will be issued:

- only in fully registered form;

- without interest coupons; and

- in denominations of $1,000 and multiples of $1,000.

     Holders may exchange their Notes for Notes of smaller denominations or combined into fewer Notes of larger denominations, as long as the total principal amount is not changed. This is called an "EXCHANGE".

     Holders may exchange or transfer their Notes at the office of the Trustee. We have appointed the Trustee to act as our agent for registering Notes in the names of Holders and transferring Notes. We may appoint another entity to perform these functions or perform them ourselves.

     Holders will not be required to pay a service charge to transfer or exchange their Notes, but they may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will be made only if our transfer agent is satisfied with the Holder's proof of legal ownership.

     We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

     As long as the Notes are issued in global form, only the Depositary will be entitled to transfer and exchange Notes as described in this subsection, since it will be the sole Holder of the Notes.
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

                               PAYMENT MECHANICS

WHO RECEIVES PAYMENT?

     We will pay interest on the Notes on the interest payment dates stated above under "-- Financial Terms of the Notes", and at maturity. Each payment of interest due on an interest payment date or at maturity will include interest accrued from and including the last date to which interest has been paid or made available for payment, or from the issue date, if none has been paid or made available for payment, to but excluding the relevant payment date. We will compute interest on the Notes on the basis of a 360-day year of twelve 30-day months.

     If interest is due on a Note on an interest payment date, we will pay the interest to the Holder in whose name the Note is registered at the close of business on the regular record date relating to the interest payment date. If interest is due at maturity but on a day that is not an interest payment date, we will pay the interest to the person or entity entitled to receive the principal of the Note. If principal is due on a Note at maturity, we will pay the amount to the Holder of the Note against surrender of the Note at the proper place of payment.

     The "REGULAR RECORD DATE" relating to an interest payment date for any Note will be the May 1 or November 1 next preceding the interest payment date, whether or not that preceding day is a Business Day. For the purpose of determining the Holder at the "close of business" on a regular record date when business is not being conducted, the close of business will mean 5:00 P.M., New York City time, on that day.

     "BUSINESS DAY" means each Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.

HOW WE WILL MAKE PAYMENTS

     PAYMENTS ON GLOBAL NOTES. As long as the Notes are issued in global form, we will make payments on the Notes in accordance with the applicable policies of the Depositary as in effect from time to time. Under those policies, we will pay directly to the Depositary, or its nominee, and not to any indirect holders who own beneficial interests in a global Note. An indirect holder's right to receive those payments will be governed by the rules and practices of the Depositary and its participants, as described above under "-- We Will Issue the Notes in Global Form".

     PAYMENTS ON NON-GLOBAL NOTES. If the global Notes are terminated and we issue Notes in non-global form, we will make payments on the Notes as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the Holder at his or her address shown on the Trustee's records as of the close of business on the regular record date. We will make all other payments by check at the Paying Agent described below, against surrender of the Note. All payments by check will be made in "next day" funds -- i.e., funds that become available on the day after the check is cashed.

     Alternatively, if a non-global Note has a face amount of at least $1,000,000 and the Holder asks us to do so, we will pay any amount that becomes due on the Note by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request wire payment, the Holder must give the Paying Agent appropriate wire transfer instructions at least five Business Days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person or entity who is the Holder on the relevant regular record date. In the case of any other payment, payment will be made only after the Note is surrendered to the Paying Agent. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

    Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on the Notes.

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

PAYMENT WHEN OFFICES ARE CLOSED

     If any payment is due on a Note on a day that is not a Business Day, we will make the payment on the next day that is a Business Day. Payments postponed to the next Business Day in this situation will be treated under the Indenture as if they were made on the original due date. Postponement of this kind will not result in a default under the Notes or the Indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a Business Day.

PAYING AGENT

     If we issue Notes in non-global form, we may appoint one or more financial institutions to act as our paying agents, and at whose designated offices the Notes may be surrendered for payment at their maturity. We call each of those offices a "PAYING AGENT". We may add, replace or terminate Paying Agents from time to time. We may also choose to act as our own Paying Agent. Initially, we have appointed the Trustee, at its corporate trust office in New York City, as the Paying Agent. We must notify you of changes in the Paying Agents.

UNCLAIMED PAYMENTS

     Regardless of who acts as Paying Agent, all money paid by us to a Paying Agent that remains unclaimed at the end of two years after the amount is due to a Holder will be repaid to us. After that two-year period, the Holder may look only to us for payment and not to the Trustee, any other Paying Agent or anyone else.

                                    NOTICES

     As long as we issue the Notes in global form, notices to be given to Holders will be given only to the Depositary, in accordance with its applicable policies as in effect from time to time. If we issue the Notes in non-global form, notices to be given to Holders will be sent by mail to the respective addresses of the Holders as they appear in the Trustee's records, and will be deemed given when mailed. Neither the failure to give any notice to a particular Holder, nor any defect in a notice given to a particular Holder, will affect the sufficiency of any notice given to another Holder.

 Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive notices.

                       OUR RELATIONSHIP WITH THE TRUSTEE

                    is initially serving as the Trustee, for the Notes and all other series of debt securities to be issued under the Indenture.
               has provided commercial banking and other services for us and our affiliates in the past and may do so in the future. Among other things, provides us with a line of credit, holds debt securities issued by us and serves as trustee or agent with regard to other debt obligations of the Firm.

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

                             UNITED STATES TAXATION

     This summary describes the principal United States federal income tax consequences of owning Notes. It applies to you only if you acquire Notes in the Offering at the initial offering price and you hold your Notes as capital assets for tax purposes. This summary does not apply to you if you are a member of a class of holders subject to special rules, such as:

- a dealer in securities or currencies;

- a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

- a bank;

- a life insurance company;

- a tax-exempt organization;

- a person that holds Notes that are a hedge or that are hedged against interest rate or currency risks;

- a person that holds Notes as part of a straddle or conversion transaction for tax purposes; or

- a person whose functional currency for tax purposes is not the U.S. dollar.

This summary is based on the Internal Revenue Code of 1986, as amended (the "CODE"), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

 Please consult your own tax advisor concerning the consequences of owning these Notes in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

                             UNITED STATES HOLDERS

     This section describes the tax consequences to a United States Holder. You are a "UNITED STATES HOLDER" if you are a beneficial owner of a Note that is:

- a citizen or resident of the United States;

- a domestic corporation;

- an estate whose income is subject to United States federal income tax regardless of its source; or

- a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States Holder, this section does not apply to you and you should refer to "-- United States Alien Holders" below.

     You will be taxed on any interest on your Note as ordinary income at the time you receive the interest or it accrues, depending on your method of accounting for tax purposes.

     When you sell your Note or your Note is retired, you will generally recognize gain or loss equal to the difference between the amount you realize on the sale or retirement and the amount that you paid for your Note. This gain or loss will be capital gain or loss, except to the extent attributable to accrued but unpaid interest. Capital gain of a non-corporate United States Holder is generally taxed at a maximum rate of 20% where the property is held for more than one year.

     In general, if you are a non-corporate United States Holder, we are required to report to the Internal Revenue Service all payments of principal and interest on your Note and the proceeds of the sale of your Note before maturity within the United States. Additionally, backup withholding at a rate of 31% will apply to any payments, if you fail to provide an accurate taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

                          UNITED STATES ALIEN HOLDERS

     This summary describes the tax consequences to a United States Alien Holder. You are a "UNITED STATES ALIEN HOLDER" if you are
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
the beneficial owner of a Note and are, for United States federal income tax purposes:

- a nonresident alien individual;

- a foreign corporation;

- a foreign partnership; or

- an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a Note.

     Under present United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States Alien Holder of a Note:

- we and our Paying Agents will not deduct United States withholding tax from payments of principal and interest to you if, in the case of interest:

  1. you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of GS Inc. entitled to vote,

  2. you are not a controlled foreign corporation that is related to us through stock ownership, and

     a. you certify to us or our agent under penalties of perjury, that you are not a United States person and provide your name and address, or

     b. a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the Note certifies to us or our agent under penalties of perjury that a similar statement has been received from you by it or by a similar financial institution between it and you and furnishes the payor with a copy thereof; and

- no deduction for any United States federal withholding tax will be made if you realize any gain on the sale or exchange of your Note.

Further, a Note held by an individual, who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for United States federal estate tax purposes if:

- the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of GS Inc. entitled to vote at the time of death; and

- the income on the Note would not have been effectively connected with a United States trade or business of the decedent at the same time.

     If you receive a payment after December 31, 1999, recently finalized Treasury regulations will apply. Under these Final Withholding Regulations, after December 31, 1999, you may use an alternative method to satisfy the certification requirement described above. Additionally, if you are a partner in a foreign partnership, after December 31, 1999, you, rather than the foreign partnership, must provide the certification described above, and the partnership must provide certain information, including a United States taxpayer identification number. The Internal Revenue Service will apply a look-through rule in the case of tiered partnerships.

     You are generally exempt from backup withholding and information reporting on Internal Revenue Service Form 1099 with respect to any payments of principal or interest made by us or a Paying Agent, provided that you provide the certification described above, and provided further that the payor does not have actual knowledge that you are a United States person.

     In general, payment of the proceeds from the sale of Notes to or through a United States office of a broker is subject to both United States backup withholding and information reporting. If, however, you are a United States Alien Holder, you will not be subject to information reporting and backup withholding if you certify as to your non-United States status under penalties of perjury or otherwise establish an exemption. Payments of the proceeds from the sale by a United States Alien Holder of a Note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding. However, information reporting,
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

but not backup withholding, may apply to a payment made outside the United States of the proceeds of a sale of a Note through an office outside the United States if the broker is:

- a United States person;

- a controlled foreign corporation for United States tax purposes;

- a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period; or

- with respect to payments made after December 31, 1999, a foreign partnership, if at any time during its tax year:

  1. one or more of its partners are "U.S. persons" as defined in U.S. Treasury regulations who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

  2. the foreign partnership is engaged in a United States trade or business unless the broker has documentary evidence in its records that the holder or beneficial owner is a non-U.S. person or otherwise establishes an exemption.

     If you receive payment of the proceeds from the sale of a Note to or through the United States office of a broker, the payment is subject to information reporting and backup withholding unless you certify as to your non-United States status, under penalties of perjury, or otherwise establish an exemption.

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

                                     ERISA

     This section is only relevant to you if you are an insurance company, or the fiduciary of a pension plan or an employee benefit plan proposing to invest in the Notes.

     GS Inc. and certain of its affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" within the meaning of the Code with respect to many employee benefit plans. Prohibited transactions within the meaning of ERISA or the Code may arise, for example, if the Notes are acquired by or with the assets of a pension or other employee benefit plan for which GS Inc. or any of its affiliates is a service provider, unless those Notes are acquired pursuant to an exemption for transactions effected on behalf of that plan by a "qualified professional asset manager" or an "in-house asset manager" or pursuant to any other available exemption. The assets of a pension or other employee benefit plan may include assets held in the general account of an insurance company that are deemed to be "plan assets" under ERISA.

 If you are an insurance company, or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the Notes, you should consult your legal counsel.

                             VALIDITY OF THE NOTES

     The validity of the Notes offered and sold in the Offering will be passed upon for the Company by Sullivan & Cromwell, New York, New York and for the Underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York. Certain legal matters will be passed upon for the Company by one of the Company's General Counsel, Robert J. Katz or Gregory K. Palm. Sullivan & Cromwell has in the past represented, and continues to represent, one or more of the Underwriters and their affiliates in a variety of matters.

     Cleary, Gottlieb, Steen & Hamilton has in the past represented, and continues to represent, the Company in a variety of matters.

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

                                    EXPERTS

     The financial statements of the Firm as of November 28, 1997 and November 27, 1998 and for each of the three fiscal years in the fiscal period ended November 27, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The income statement data and balance sheet data (other than adjusted assets) set forth in "Selected Consolidated Financial Data" for each of the five fiscal years ended November 27, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     Except as otherwise indicated, all amounts with respect to the volume, number and market share of mergers and acquisitions and underwriting transactions and related ranking information included in this prospectus have been derived from information compiled and classified by Securities Data Company and have been so included in reliance on Securities Data Company's authority as experts in compiling and classifying information as to securities transactions.

                             AVAILABLE INFORMATION

     As a result of the Common Stock Offering, GS Inc. will be required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by GS Inc. at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. GS Inc.'s filings with the SEC will also be available to the public through the SEC's Internet site at http://www.sec.gov and through the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     GS Inc. has filed with the SEC a registration statement on Form S-1 relating to the Notes. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, please be aware that the reference is not necessarily complete and that you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC's public reference room in Washington, D.C. as well as through the SEC's Internet site noted above.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................  F-2
Consolidated Statements of Earnings.........................  F-3
Consolidated Statements of Financial Condition..............  F-4
Consolidated Statements of Changes in Partners' Capital.....  F-5
Consolidated Statements of Cash Flows.......................  F-6
Notes to Consolidated Financial Statements..................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners,
The Goldman Sachs Group, L.P.:

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of earnings, changes in partners' capital and cash flows (included on pages F-3 to F-23 of this Prospectus) present fairly, in all material respects, the consolidated financial position of The Goldman Sachs Group, L.P. and Subsidiaries (the "Firm") as of November 27, 1998 and November 28, 1997, and the results of their consolidated operations and their consolidated cash flows for the three fiscal years in the period ended November 27, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Firm's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

We have also previously audited, in accordance with generally accepted auditing standards, the consolidated statements of financial condition as of November 29, 1996, November 24, 1995 and November 25, 1994, and the related consolidated statements of earnings, changes in partners' capital and cash flows for the fiscal years ended November 24, 1995 and November 25, 1994 (none of which are presented herein); and we expressed unqualified opinions on those consolidated financial statements. In our opinion, the information set forth in the selected historical consolidated income statement and balance sheet data (other than adjusted assets) for each of the five fiscal years in the period ended November 27, 1998 (included on pages 31 and 32 of this Prospectus) is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

/s/ PricewaterhouseCoopers LLP

New York, New York
January 22, 1999.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS

                                                                    YEAR ENDED NOVEMBER
                                                            -----------------------------------
                                                             1996          1997          1998
                                                             ----          ----          ----
                                                                       (in millions)
REVENUES:
Investment banking........................................  $ 2,113       $ 2,587       $ 3,368
Trading and principal investments.........................    2,496         2,303         2,015
Asset management and securities services..................      981         1,456         2,085
Interest income...........................................   11,699        14,087        15,010
                                                            -------       -------       -------
          Total revenues..................................   17,289        20,433        22,478
Interest expense, principally on short-term funding.......   11,160        12,986        13,958
                                                            -------       -------       -------
          Revenues, net of interest expense...............    6,129         7,447         8,520
OPERATING EXPENSES:
Compensation and benefits.................................    2,421         3,097         3,838
Brokerage, clearing and exchange fees.....................      278           357           424
Market development........................................      137           206           287
Communications and technology.............................      173           208           265
Depreciation and amortization.............................      172           178           242
Occupancy.................................................      154           168           207
Professional services and other...........................      188           219           336
                                                            -------       -------       -------
          Total operating expenses........................    3,523         4,433         5,599
Pre-tax earnings..........................................    2,606         3,014         2,921
Provision for taxes.......................................      207           268           493
                                                            -------       -------       -------
Net earnings..............................................  $ 2,399       $ 2,746       $ 2,428
                                                            =======       =======       =======

  The accompanying notes are an integral part of these consolidated financial statements.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                 AS OF NOVEMBER
                                                              --------------------
                                                                1997        1998
                                                                ----        ----
                                                                 (in millions)
ASSETS:
Cash and cash equivalents...................................  $  1,328    $  2,836
Cash and securities segregated in compliance with U.S.
  federal and other regulations (principally U.S. government
  obligations)..............................................     4,903       7,887
Receivables from brokers, dealers and clearing
  organizations.............................................     3,754       4,321
Receivables from customers and counterparties...............    10,060      14,953
Securities borrowed.........................................    51,058      69,158
Securities purchased under agreements to resell.............    39,376      37,484
Right to receive securities.................................        --       7,564
Financial instruments owned, at fair value:
  Commercial paper, certificates of deposit and time
     deposits...............................................     1,477       1,382
  U.S. government, federal agency and sovereign
     obligations............................................    25,736      24,789
  Corporate debt............................................    11,321      10,744
  Equities and convertible debentures.......................    11,870      11,066
  State, municipal and provincial obligations...............     1,105         918
  Derivative contracts......................................    13,788      21,299
  Physical commodities......................................     1,092         481
Other assets................................................     1,533       2,498
                                                              --------    --------
                                                              $178,401    $217,380
                                                              ========    ========
LIABILITIES AND NET WORTH:
Short-term borrowings, including commercial paper...........  $ 21,008    $ 27,430
Payables to brokers, dealers and clearing organizations.....       952         730
Payables to customers and counterparties....................    22,995      36,179
Securities loaned...........................................    17,627      21,117
Securities sold under agreements to repurchase..............    44,057      36,257
Obligation to return securities.............................        --       9,783
Financial instruments sold, but not yet purchased, at fair
  value:
  U.S. government, federal agency and sovereign
     obligations............................................    22,371      22,360
  Corporate debt............................................     1,708       1,441
  Equities and convertible debentures.......................     6,357       6,406
  Derivative contracts......................................    15,964      24,722
  Physical commodities......................................        78         966
Other liabilities and accrued expenses......................     3,080       3,699
Long-term borrowings........................................    15,667      19,906
                                                              --------    --------
                                                               171,864     210,996
Commitments and contingencies
Partners' capital allocated for income taxes and potential
  withdrawals...............................................       430          74
Partners' capital...........................................     6,107       6,310
                                                              --------    --------
                                                              $178,401    $217,380
                                                              ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

                                                                   YEAR ENDED NOVEMBER
                                                              -----------------------------
                                                               1996       1997       1998
                                                               ----       ----       ----
                                                                      (in millions)
Partners' capital, beginning of year........................  $ 4,905    $ 5,309    $ 6,107
Additions:
  Net earnings..............................................    2,399      2,746      2,428
  Capital contributions.....................................        4         89          9
                                                              -------    -------    -------
          Total additions...................................    2,403      2,835      2,437
Deductions:
  Returns on capital and certain distributions to
     partners...............................................     (473)      (557)      (619)
  Termination of the Profit Participation Plans.............       --         --       (368)
  Transfers to partners' capital allocated for income taxes
     and potential withdrawals, net.........................   (1,526)    (1,480)    (1,247)
                                                              -------    -------    -------
          Total deductions..................................   (1,999)    (2,037)    (2,234)
                                                              -------    -------    -------
Partners' capital, end of year..............................  $ 5,309    $ 6,107    $ 6,310
                                                              =======    =======    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    YEAR ENDED NOVEMBER
                                                              -------------------------------
                                                                1996       1997        1998
                                                                ----       ----        ----
                                                                       (in millions)
Cash flows from operating activities:
  Net earnings..............................................  $  2,399    $ 2,746    $  2,428
  Non-cash items included in net earnings:
    Depreciation and amortization...........................       172        178         242
    Deferred income taxes...................................        85         32          23
  Changes in operating assets and liabilities:
    Cash and securities segregated in compliance with U.S.
     federal and other regulations..........................    (1,445)      (670)     (2,984)
    Net receivables from brokers, dealers and clearing
     organizations..........................................       169     (1,599)       (789)
    Net payables to customers and counterparties............     4,279      2,339       8,116
    Securities borrowed, net................................   (17,075)    (8,124)    (14,610)
    Financial instruments owned, at fair value..............    (9,415)    (7,439)        148
    Financial instruments sold, but not yet purchased, at
     fair value.............................................     5,276     11,702       7,559
    Other, net..............................................       926        905         (71)
                                                              --------    -------    --------
      Net cash (used for)/provided by operating
       activities...........................................   (14,629)        70          62
                                                              --------    -------    --------
Cash flows from investing activities:
  Property, leasehold improvements and equipment............      (258)      (259)       (476)
  Financial instruments owned, at fair value................       115       (360)       (180)
  Acquisitions, net of cash acquired........................       (75)       (74)         --
                                                              --------    -------    --------
      Net cash used for investing activities................      (218)      (693)       (656)
                                                              --------    -------    --------
Cash flows from financing activities:
  Short-term borrowings, net................................       391      1,082       2,193
  Securities sold under agreements to repurchase, net.......    16,012     (4,717)     (5,909)
  Issuance of long-term borrowings..........................     5,172      7,734      10,527
  Repayment of long-term borrowings.........................    (3,986)    (1,855)     (2,058)
  Capital contributions.....................................         4         89           9
  Returns on capital and certain distributions to
    partners................................................      (473)      (557)       (619)
  Termination of the Profit Participation Plans.............        --         --        (368)
  Partners' capital allocated for income taxes and potential
    withdrawals.............................................    (1,017)    (2,034)     (1,673)
                                                              --------    -------    --------
      Net cash provided by/(used for) financing
       activities...........................................    16,103       (258)      2,102
                                                              --------    -------    --------
  Net increase/(decrease) in cash and cash equivalents......     1,256       (881)      1,508
Cash and cash equivalents, beginning of year................       953      2,209       1,328
                                                              --------    -------    --------
Cash and cash equivalents, end of year......................  $  2,209    $ 1,328    $  2,836
                                                              ========    =======    ========

SUPPLEMENTAL DISCLOSURES:

Cash payments for interest approximated the related expense for each of the fiscal periods presented. Payments of income taxes were not material.

A zero coupon bond of $32 million representing a portion of the acquisition price of CIN Management Limited was recorded on the consolidated statement of financial condition as of November 1996 and was excluded from the consolidated statement of cash flows as it represented a non-cash item.

An increase in total assets and liabilities of $11.64 billion related to the provisions of SFAS No. 125 that were deferred under SFAS No. 127 was excluded from the consolidated statement of cash flows for the year ended November 1998 as it represented a non-cash item.

  The accompanying notes are an integral part of these consolidated financial statements.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  DESCRIPTION OF BUSINESS

     The Goldman Sachs Group, L.P., a Delaware limited partnership ("Group L.P."), together with its consolidated subsidiaries (collectively, the "Firm"), is a global investment banking and securities firm that provides a wide range of services worldwide to a substantial and diversified client base.

     The Firm's activities are divided into three principal business lines:

     - Investment Banking, which includes financial advisory services and underwriting;

     - Trading and Principal Investments, which includes fixed income, currency and commodities ("FICC"), equities and principal investments (principal investments reflect primarily the Firm's investments in its merchant banking funds); and

     - Asset Management and Securities Services, which includes asset management, securities services and commissions.

NOTE 2.  SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Group L.P. and its U.S. and international subsidiaries including Goldman, Sachs & Co. ("GS&Co.") and J. Aron & Company in New York, Goldman Sachs International ("GSI") in London and Goldman Sachs (Japan) Ltd. ("GSJL") in Tokyo. Certain reclassifications have been made to prior year amounts to conform to the current presentation.

     These consolidated financial statements have been prepared in accordance with generally accepted accounting principles that require management to make estimates and assumptions regarding trading inventory valuations, partner retirements, the outcome of pending litigation and other matters that affect the consolidated financial statements and related disclosures. These estimates and assumptions are based on judgment and available information and, consequently, actual results could be materially different from these estimates.

     Unless otherwise stated herein, all references to 1996, 1997 and 1998 refer to the Firm's fiscal year ended, or the date, as the context requires, November 29, 1996, November 28, 1997 and November 27, 1998, respectively.

  CASH AND CASH EQUIVALENTS

     The Firm defines cash equivalents as highly liquid overnight deposits held in the ordinary course of business.

  REPURCHASE AGREEMENTS AND COLLATERALIZED FINANCING ARRANGEMENTS

     Securities purchased under agreements to resell and securities sold under agreements to repurchase, principally U.S. government, federal agency and investment-grade foreign sovereign obligations, represent short-term collateralized financing transactions and are carried at their contractual amounts plus accrued interest. These amounts are presented on a net-by-counterparty basis, where management believes a legal right of setoff exists under an enforceable master netting agreement. The Firm takes possession of securities purchased under agreements to resell, monitors the market value of the underlying securities on a daily basis and obtains additional collateral as appropriate.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

     Securities borrowed and loaned are recorded on the statements of financial condition based on the amount of cash collateral advanced or received. These transactions are generally collateralized by either cash, securities or letters of credit. The Firm takes possession of securities borrowed, monitors the market value of securities loaned and obtains additional collateral as appropriate. Income or expense is recognized as interest over the life of the transaction.

  FINANCIAL INSTRUMENTS

     Gains and losses on financial instruments and commission income and related expenses are recorded on a trade date basis in the consolidated statements of earnings. For purposes of the consolidated statements of financial condition only, purchases and sales of financial instruments, including agency transactions, are generally recorded on a settlement date basis. Recording such transactions on a trade date basis would not result in a material adjustment to the consolidated statements of financial condition.

     Substantially all financial instruments used in the Firm's trading and non-trading activities are carried at fair value or amounts that approximate fair value and unrealized gains and losses are recognized in earnings. Fair value is based generally on listed market prices or broker or dealer price quotations. To the extent that prices are not readily available, fair value is based on either internal valuation models or management's estimate of amounts that could be realized under current market conditions, assuming an orderly liquidation over a reasonable period of time. Certain over-the-counter ("OTC") derivative instruments are valued using pricing models that consider, among other factors, current and contractual market prices, time value, and yield curve and/or volatility factors of the underlying positions. The fair value of the Firm's trading and non-trading assets and liabilities is discussed further in Notes 3, 4 and 5.

  PRINCIPAL INVESTMENTS

     Principal investments are carried at fair value, generally as evidenced by quoted market prices or by comparable substantial third-party transactions. Where fair value is not readily ascertainable, principal investments are recorded at cost or management's estimate of the realizable value.

     The Firm is entitled to receive merchant banking overrides (i.e., an increased share of a fund's income and gains) when the return on the fund's investments exceeds certain threshold returns. Overrides are based on investment performance over the life of each merchant banking fund, and future investment underperformance may require amounts previously distributed to the Firm to be returned to the funds. Accordingly, overrides are recognized in earnings only when management determines that the probability of return is remote. Overrides are included in "Asset Management and Securities Services" on the consolidated statements of earnings.

  DERIVATIVE CONTRACTS

     Derivatives used for trading purposes are reported at fair value and are included in "Derivative contracts" on the consolidated statements of financial condition. Gains and losses on derivatives used for trading purposes are included in "Trading and Principal Investments" on the consolidated statements of earnings.

     Derivatives used for non-trading purposes include interest rate futures contracts and interest rate and currency swap agreements, which are primarily utilized to convert a substantial portion of the Firm's fixed rate debt into U.S. dollar-based floating rate obligations. Gains and losses on

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES these transactions are generally deferred and recognized as adjustments to interest expense over the life of the derivative contract. Gains and losses resulting from the early termination of derivatives used for non-trading purposes are generally deferred and recognized over the remaining life of the underlying debt. If the underlying debt is terminated prior to its stated maturity, gains and losses on these transactions, including the associated hedges, are recognized in earnings immediately.

     Derivatives are reported on a net-by-counterparty basis on the consolidated statements of financial condition where management believes a legal right of setoff exists under an enforceable master netting agreement.

  PROPERTY, LEASEHOLD IMPROVEMENTS AND EQUIPMENT

     Depreciation and amortization generally are computed using accelerated cost recovery methods for all property and equipment and for leasehold improvements where the term of the lease is greater than the economic useful life of the asset. All other leasehold improvements are amortized on a straight-line basis over the term of the lease.

  GOODWILL

     The cost of acquired companies in excess of the fair value of net assets acquired at acquisition date is recorded as goodwill and amortized over periods of 15 to 25 years on a straight-line basis.

  PROVISION FOR TAXES

     The Firm accounts for income taxes incurred by its corporate subsidiaries in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". The consolidated statements of earnings for the periods presented include a provision for, or benefit from, income taxes on income earned, or losses incurred, by Group L.P. and its subsidiaries including a provision for, or benefit from, unincorporated business tax on income earned, or losses incurred, by Group L.P. and its subsidiaries conducting business in New York City. No additional income tax provision is required in the consolidated statements of earnings because Group L.P. is a partnership and the remaining tax effects accrue directly to its partners.

  FOREIGN CURRENCY TRANSLATION

     Assets and liabilities of subsidiaries whose functional currency is other than the U.S. dollar are translated using currency exchange rates prevailing at the end of the period presented, while revenues and expenses are translated using average exchange rates during the period. Gains or losses resulting from the translation of foreign currency financial statements are recorded as cumulative translation adjustments, and are included as a component of "Partners' capital allocated for income taxes and potential withdrawals" on the consolidated statements of financial condition. Gains or losses resulting from foreign exchange transactions are recorded in earnings.

  INVESTMENT BANKING

     Underwriting revenues and fees from mergers and acquisitions and other corporate finance advisory assignments are recorded when the underlying transaction is completed under the terms of the engagement. Syndicate expenses related to securities offerings in which the Firm acts as an underwriter or agent are deferred until the related revenue is recognized.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

  ACCOUNTING DEVELOPMENTS

     In June 1996, the Financial Accounting Standards Board ("FASB") issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", effective for transactions occurring after December 31, 1996. SFAS No. 125 establishes standards for distinguishing transfers of financial assets that are accounted for as sales from transfers that are accounted for as secured borrowings.

     The provisions of SFAS No. 125 relating to repurchase agreements, securities lending transactions and other similar transactions were deferred by the provisions of SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125", and became effective for transactions entered into after December 31, 1997. This Statement requires that the collateral obtained in certain types of secured lending transactions be recorded on the balance sheet with a corresponding liability reflecting the obligation to return such collateral to its owner. Effective January 1, 1998, the Firm adopted the provisions of SFAS No. 125 that were deferred by SFAS No. 127. The adoption of this standard increased the Firm's total assets and liabilities by $11.64 billion as of November 1998.

     In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share" ("EPS"), effective for periods ending after December 15, 1997, with restatement required for all prior periods. SFAS No. 128 establishes new standards for computing and presenting EPS. This Statement replaces primary and fully diluted EPS with "basic EPS", which excludes dilution, and "diluted EPS", which includes the effect of all potentially dilutive common shares and other dilutive securities. Because the Firm has not historically reported EPS, this Statement will have no impact on the Firm's historical financial statements. This Statement will, however, apply to financial statements of the Firm prepared after the Common Stock Offering.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income", effective for fiscal years beginning after December 15, 1997, with reclassification of earlier periods required for comparative purposes. SFAS No. 130 establishes standards for the reporting and presentation of comprehensive income and its components in the financial statements. The Firm intends to adopt this standard in the first quarter of fiscal 1999. This Statement is limited to issues of reporting and presentation and, therefore, will not affect the Firm's results of operations or financial condition.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", effective for fiscal years beginning after December 15, 1997, with reclassification of earlier periods required for comparative purposes. SFAS No. 131 establishes the criteria for determining an operating segment and establishes the disclosure requirements for reporting information about operating segments. The Firm intends to adopt this standard at the end of fiscal 1999. This Statement is limited to issues of reporting and presentation and, therefore, will not affect the Firm's results of operations or financial condition.

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits", effective for fiscal years beginning after December 15, 1997, with restatement of disclosures for earlier periods required for comparative purposes. SFAS No. 132 revises certain employers' disclosures about pension and other post-retirement benefit plans. The Firm intends to adopt this standard at the end of fiscal 1999. This Statement is limited to issues of reporting and presentation and, therefore, will not affect the Firm's results of operations or financial condition.

     In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Accounting for

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES the Costs of Computer Software Developed or Obtained for Internal Use", effective for fiscal years beginning after December 15, 1998. SOP No. 98-1 requires that certain costs of computer software developed or obtained for internal use be capitalized and amortized over the useful life of the related software. The Firm currently expenses the cost of all software development in the period in which it is incurred. The Firm intends to adopt this Statement in fiscal 2000 and is currently assessing its effect.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", effective for fiscal years beginning after June 15, 1999. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. This Statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. The accounting for changes in the fair value of a derivative instrument depends on its intended use and the resulting designation. The Firm intends to adopt this standard in fiscal 2000 and is currently assessing its effect.

NOTE 3.  FINANCIAL INSTRUMENTS

     Financial instruments, including both cash instruments and derivatives, are used to manage market risk, facilitate customer transactions, engage in trading transactions and meet financing objectives. These instruments can be either executed on an exchange or negotiated in the OTC market.

     Transactions involving financial instruments sold, but not yet purchased, entail an obligation to purchase a financial instrument at a future date. The Firm may incur a loss if the market value of the financial instrument subsequently increases prior to the purchase of the instrument.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     Substantially all of the Firm's assets and liabilities are carried at fair value or amounts that approximate fair value.

     Trading assets and liabilities, including derivative contracts used for trading purposes, are carried at fair value and reported as financial instruments owned and financial instruments sold, but not yet purchased on the consolidated statements of financial condition. Non-trading assets and liabilities are carried at fair value or amounts that approximate fair value.

     Non-trading assets include cash and cash equivalents, cash and securities segregated in compliance with U.S. federal and other regulations, receivables from brokers, dealers and clearing organizations, receivables from customers and counterparties, securities borrowed, securities purchased under agreements to resell, right to receive securities and certain investments, primarily those made in connection with the Firm's merchant banking activities.

     Non-trading liabilities include short-term borrowings, payables to brokers, dealers and clearing organizations, payables to customers and counterparties, securities loaned, securities sold under agreements to repurchase, obligation to return securities, other liabilities and accrued expenses and long-term borrowings. Fair value of the Firm's long-term borrowings and associated hedges is discussed in Note 5.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

  TRADING AND PRINCIPAL INVESTMENTS

     The Firm's Trading and Principal Investments business facilitates customer transactions and takes proprietary positions through market making in and trading of securities, currencies, commodities and swaps and other derivatives. Derivative financial instruments are often used to hedge cash instruments or other derivative financial instruments as an integral part of the Firm's strategies. As a result, it is necessary to view the results of any activity on a fully-integrated basis, including cash positions, the effect of related derivatives and the financing of the underlying positions.

     Net revenues represent total revenues less allocations of interest expense to specific securities, commodities and other positions in relation to the level of financing incurred by each. The following table sets forth the net revenues of the Firm's Trading and Principal Investments business:

                                                            YEAR ENDED NOVEMBER
                                                         --------------------------
                                                          1996      1997      1998
                                                          ----      ----      ----
                                                               (in millions)
FICC...................................................  $1,749    $2,055    $1,438
Equities...............................................     730       573       795
Principal investments..................................     214       298       146
                                                         ------    ------    ------
Total Trading and Principal Investments................  $2,693    $2,926    $2,379
                                                         ======    ======    ======

  RISK MANAGEMENT

     The Firm seeks to monitor and control its risk exposure through a variety of separate but complementary financial, credit, operational and legal reporting systems for individual entities and the Firm as a whole. Management believes that it has effective procedures for evaluating and managing the market, credit and other risks to which it is exposed. The Management Committee, the Firm's primary decision-making body, determines (both directly and through delegated authority) the types of business in which the Firm engages, approves guidelines for accepting customers for all product lines, outlines the terms under which customer business is conducted and establishes the parameters for the risks that the Firm is willing to undertake in its business.

     MARKET RISK. The Firmwide Risk Committee, which reports to senior management and meets weekly, is responsible for managing and monitoring all of the Firm's risk exposures. In addition, the Firm maintains segregation of duties, with credit review and risk-monitoring functions performed by groups that are independent from revenue-producing departments.

     The potential for changes in the market value of the Firm's trading positions is referred to as "market risk". The Firm's trading positions result from underwriting, market making and proprietary trading activities.

     The broadly defined categories of market risk include exposures to interest rates, currency rates, equity prices and commodity prices.

- Interest rate risks primarily result from exposures to changes in the level, slope and curvature of the yield curve, the volatility of interest rates, mortgage prepayment speeds and credit spreads.

- Currency rate risks result from exposures to changes in spot prices, forward prices and volatilities of currency rates.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

- Equity price risks result from exposures to changes in prices and volatilities of individual equities, equity baskets and equity indices.

- Commodity price risks result from exposures to changes in spot prices, forward prices and volatilities of commodities, such as electricity, natural gas, crude oil, petroleum products and precious and base metals.

     These risk exposures are managed through diversification, by controlling position sizes and by establishing offsetting hedges in related securities or derivatives. For example, the Firm may hedge a portfolio of common stock by taking an offsetting position in a related equity-index futures contract. The ability to manage these exposures may, however, be limited by adverse changes in the liquidity of the security or the related hedge instrument and in the correlation of price movements between the security and the related hedge instrument.

     CREDIT RISK. Credit risk represents the loss that the Firm would incur if a counterparty or issuer of securities or other instruments it holds fails to perform its contractual obligations to the Firm. To reduce its credit exposures, the Firm seeks to enter into netting agreements with counterparties that permit the Firm to offset receivables and payables with such counterparties. The Firm does not take into account any such agreements when calculating credit risk, however, unless management believes a legal right of setoff exists under an enforceable master netting agreement.

     Credit concentrations may arise from trading, underwriting and securities borrowing activities and may be impacted by changes in economic, industry or political factors. The Firm's concentration of credit risk is monitored actively by the Credit Policy Committee. As of November 1998, U.S. government and federal agency obligations represented 7% of the Firm's total assets. In addition, most of the Firm's securities purchased under agreements to resell are collateralized by U.S. government, federal agency and sovereign obligations.

  DERIVATIVE ACTIVITIES

     Most of the Firm's derivative transactions are entered into for trading purposes. The Firm uses derivatives in its trading activities to facilitate customer transactions, to take proprietary positions and as a means of risk management. The Firm also enters into non-trading derivative contracts to manage the interest rate and currency exposure on its long-term borrowings. Non-trading derivatives related to the Firm's long-term borrowings are discussed in
Note 5.

     Derivative contracts are financial instruments, such as futures, forwards, swaps or option contracts, that derive their value from underlying assets, indices, reference rates or a combination of these factors. Derivatives may involve future commitments to purchase or sell financial instruments or commodities, or to exchange currency or interest payment streams. The amounts exchanged are based on the specific terms of the contract with reference to specified rates, securities, commodities or indices.

     Derivative contracts exclude certain cash instruments, such as mortgage-backed securities, interest-only and principal-only obligations and indexed debt instruments, that derive their values or contractually required cash flows from the price of some other security or index. Derivatives also exclude option features that are embedded in cash instruments, such as the conversion features and call provisions embedded in bonds. The Firm has elected to include commodity-related contracts in its derivative disclosure, although not required to do so, as these contracts may be settled in cash or are readily convertible into cash.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

     The gross notional (or contractual) amounts of derivative financial instruments represent the volume of these transactions and not the amounts potentially subject to market risk. In addition, measurement of market risk is meaningful only when all related and offsetting transactions are taken into consideration. Gross notional (or contractual) amounts of derivative financial instruments used for trading purposes with off-balance-sheet market risk are set forth below:

                                                                 AS OF NOVEMBER
                                                             ----------------------
                                                               1997         1998
                                                               ----         ----
                                                                 (in millions)
INTEREST RATE RISK:
Financial futures and forward settlement contracts.........  $334,916    $  406,302
Swap agreements............................................   918,067     1,848,977
Written option contracts...................................   351,359       423,561

EQUITY PRICE RISK:
Financial futures and forward settlement contracts.........     7,457         7,405
Swap agreements............................................     1,993         2,752
Written option contracts...................................    51,916        54,856

CURRENCY AND COMMODITY PRICE RISK:
Financial futures and forward settlement contracts.........   355,882       420,138
Swap agreements............................................    32,355        51,502
Written option contracts...................................   179,481       183,929

     Market risk on purchased option contracts is limited to the market value of the option; therefore, purchased option contracts have no off-balance-sheet market risk. The gross notional (or contractual) amounts of purchased option contracts used for trading purposes are set forth below:

                                                                 AS OF NOVEMBER
                                                              --------------------
                                                                1997        1998
                                                                ----        ----
                                                                 (in millions)
PURCHASED OPTION CONTRACTS:
Interest rate...............................................  $301,685    $509,770
Equity......................................................    24,021      59,571
Currency and commodity......................................   180,859     186,748

     The Firm utilizes replacement cost as its measure of derivative credit risk. Replacement cost, as reported in financial instruments owned, at fair value on the consolidated statements of financial condition, represents amounts receivable from various counterparties, net of any unrealized losses owed where management believes a legal right of setoff exists under an enforceable master netting agreement. Replacement cost for purchased option contracts is the market value of the contract. The Firm controls its credit risk through an established credit approval process, by monitoring counterparty limits, obtaining collateral where appropriate and, in some cases, using legally enforceable master netting agreements.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

     The fair value of derivative financial instruments used for trading purposes, computed in accordance with the Firm's netting policy, is set forth below:

                                                                            AS OF NOVEMBER
                                                           ------------------------------------------------
                                                                    1997                      1998
                                                           ----------------------    ----------------------
                                                           ASSETS     LIABILITIES    ASSETS     LIABILITIES
                                                           -------    -----------    -------    -----------
                                                                            (in millions)
PERIOD END:
Forward settlement contracts.............................  $ 3,634      $ 3,436      $ 4,061      $ 4,201
Swap agreements..........................................    4,269        5,358       10,000       11,475
Option contracts.........................................    5,787        7,166        7,140        9,038
                                                           -------      -------      -------      -------
Total....................................................  $13,690      $15,960      $21,201      $24,714
                                                           =======      =======      =======      =======
MONTHLY AVERAGE:
Forward settlement contracts.............................  $ 3,351      $ 3,162      $ 4,326      $ 3,979
Swap agreements..........................................    3,397        4,020        7,340        8,158
Option contracts.........................................    4,511        5,059        6,696        8,958
                                                           -------      -------      -------      -------
Total....................................................  $11,259      $12,241      $18,362      $21,095
                                                           =======      =======      =======      =======

NOTE 4.  SHORT-TERM BORROWINGS

     The Firm obtains secured short-term financing principally through the use of repurchase agreements and securities lending agreements, collateralized mainly by U.S. government, federal agency, investment grade foreign sovereign obligations and equity securities. The Firm obtains unsecured short-term borrowings through issuance of commercial paper, promissory notes and bank loans. The carrying value of these short-term obligations approximates fair value due to their short-term nature.

     Short-term borrowings are set forth below:

                                                           AS OF NOVEMBER
                                                         ------------------
                                                          1997       1998
                                                          ----       ----
                                                           (in millions)
Commercial paper.......................................  $ 4,468    $10,008
Promissory notes(1)....................................   10,411     10,763
Bank loans and other(1)................................    6,129      6,659
                                                         -------    -------
Total(2)...............................................  $21,008    $27,430
                                                         =======    =======

---------------
(1) As of November 1997 and November 1998, short-term borrowings included $2,454 million and $2,955 million of long-term borrowings maturing within one year, respectively.

(2) Weighted average interest rates for total short-term borrowings, including commercial paper, were 5.43% as of November 1997 and 5.19% as of November 1998.

     The Firm maintains unencumbered securities with a market value in excess of all uncollateralized short-term borrowings.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

NOTE 5.  LONG-TERM BORROWINGS

     The Firm's long-term borrowings are set forth below:

                                                           AS OF NOVEMBER
                                                         -------------------
                                                           1997       1998
                                                           ----       ----
                                                            (in millions)
Fixed-rate obligations(1)
  U.S. dollar denominated..............................  $ 5,217     $ 5,260
  Non-U.S. dollar denominated..........................    1,556       2,066
Floating-rate obligations(2)
  U.S. dollar denominated..............................    8,342      11,858
  Non-U.S. dollar denominated..........................      552         722
                                                         -------     -------
Total long-term borrowings(3)..........................  $15,667     $19,906
                                                         =======     =======

---------------
(1) Interest rate ranges for U.S. dollar and non-U.S. dollar fixed rate obligations are set forth below:

                                                                   AS OF
                                                                 NOVEMBER
                                                              ---------------
                                                               1997     1998
                                                               ----     ----
U.S. dollar denominated
  High......................................................   10.10%   10.10%
  Low.......................................................    5.82     5.74
Non-U.S. dollar denominated
  High......................................................    9.51     9.51
  Low.......................................................    1.90     1.90

(2) Floating interest rates generally are based on LIBOR, the U.S. treasury bill rate or the federal funds rate. Certain equity-linked and indexed instruments are included in floating rate obligations.
(3) Long-term borrowings bear fixed or floating interest rates and have maturities that range from 1 to 30 years from the date of issue.

     Long-term borrowings by maturity date are set forth below:

                            AS OF NOVEMBER 1997               AS OF NOVEMBER 1998
                       ------------------------------    ------------------------------
                        U.S.      NON-U.S.                U.S.      NON-U.S.
                       DOLLAR      DOLLAR      TOTAL     DOLLAR      DOLLAR      TOTAL
                       ------     --------     -----     ------     --------     -----
                                                (in millions)
MATURITY DATES:
1998.................  $ 1,159     $  135     $ 1,294    $    --     $   --     $    --
1999.................    2,436        451       2,887      2,443        199       2,642
2000.................    2,544        263       2,807      4,293        272       4,565
2001.................      971        142       1,113      2,261        148       2,409
2002.................    1,376        281       1,657      1,669        265       1,934
2003.................      941        109       1,050      1,409        412       1,821
2004-24..............    4,132        727       4,859      5,043      1,492       6,535
                       -------     ------     -------    -------     ------     -------
Total................  $13,559     $2,108     $15,667    $17,118     $2,788     $19,906
                       =======     ======     =======    =======     ======     =======

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

     The Firm enters into non-trading derivative contracts, such as interest rate and currency swap agreements, to effectively convert a substantial portion of its fixed rate long-term borrowings into U.S. dollar-based floating rate obligations. Accordingly, the aggregate carrying value of these long-term borrowings and related hedges approximates fair value. The effective weighted average interest rates for long-term borrowings, after hedging activities, are set forth below:

                                             AS OF              AS OF
                                         NOVEMBER 1997      NOVEMBER 1998
                                        ---------------    ----------------
                                        AMOUNT     RATE    AMOUNT     RATE
                                        ------     ----    ------     ----
                                                  ($ in millions)
Long-term borrowings:
Fixed-rate obligations................  $   291    7.76%   $   222     8.09%
Floating-rate obligations.............   15,376    5.84     19,684     5.63
                                        -------            -------
          Total long-term
            borrowings................  $15,667    5.88    $19,906     5.66
                                        =======            =======

     The notional amounts, fair value and carrying value of the related swap agreements used for non-trading purposes are set forth below:

                                                           AS OF NOVEMBER
                                                           --------------
                                                           1997       1998
                                                           ----       ----
                                                            (in millions)
Notional amount........................................   $8,708     $10,206

                                                      AS OF NOVEMBER
                                      -----------------------------------------------
                                               1997                     1998
                                      ----------------------    ---------------------
                                      ASSETS     LIABILITIES    ASSETS    LIABILITIES
                                      ------     -----------    ------    -----------
                                                       (in millions)
Fair value..........................   $212          $4          $519         $7
Carrying value......................     98           4            98          8

NOTE 6.  COMMITMENTS AND CONTINGENCIES

  LITIGATION

     The Firm is involved in a number of judicial, regulatory and arbitration proceedings concerning matters arising in connection with the conduct of its businesses. Management believes, based on currently available information, that the results of such proceedings, in the aggregate, will not have a material adverse effect on the Firm's financial condition, but might be material to the Firm's operating results for any particular period, depending, in part, upon the operating results for such period.

  LEASES

     The Firm has obligations under long-term non-cancelable lease agreements, principally for office space, expiring on various dates through 2016. Certain agreements are subject to periodic escalation charges for increases in real estate taxes and other charges. Minimum rental

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES commitments, net of minimum sublease rentals, under non-cancelable leases for 1999 and the succeeding four years and rent charged to operating expense for the last three years are set forth below:

                                                  (in millions)
MINIMUM RENTAL COMMITMENTS:
1999..........................................       $  142
2000..........................................          139
2001..........................................          139
2002..........................................          136
2003..........................................          128
Thereafter....................................          860
                                                     ------
          Total...............................       $1,544
                                                     ======

NET RENT EXPENSE:
1996..........................................       $   83
1997..........................................           87
1998..........................................          104

  OTHER COMMITMENTS

     The Firm acts as an investor in merchant banking transactions which includes making long-term investments in equity and debt securities in privately negotiated transactions, corporate acquisitions and real estate transactions, and in connection with a bridge loan fund. In connection with these activities, the Firm had commitments to invest up to $670 million and $1.39 billion in corporate and real estate merchant banking investment and bridge loan funds as of November 1997 and November 1998, respectively.

     In connection with loan origination and participation, the Firm had loan commitments of $5.23 billion and $1.51 billion as of November 1997 and November 1998, respectively. These commitments are agreements to lend to counterparties, have fixed termination dates and are contingent on all conditions to borrowing set forth in the contract having been met. Since these commitments may expire unused, the total commitment amount does not necessarily reflect the actual future cash flow requirements.

     The Firm also had outstanding guarantees of $786 million and $790 million relating to its fund management activities as of November 1997 and November 1998, respectively.

     The Firm had pledged securities of $23.60 billion and $22.88 billion as collateral for securities borrowed of approximately equivalent value as of November 1997 and November 1998, respectively.

     The Firm obtains letters of credit issued to counterparties by various banks that are used in lieu of securities or cash to satisfy various collateral and margin deposit requirements. Letters of credit outstanding were $10.13 billion and $8.81 billion as of November 1997 and November 1998, respectively.

NOTE 7.  EMPLOYEE BENEFIT PLANS

     The Firm sponsors various pension plans and certain other post-retirement benefit plans, primarily health care and life insurance, which cover most employees worldwide. The Firm also provides certain benefits to former or inactive employees prior to retirement. Plan benefits are

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES primarily based on the employee's compensation and years of service. Pension costs are determined actuarially and are funded in accordance with the Internal Revenue Code. Plan assets are held in a trust and consist primarily of listed stocks and U.S. bonds. A summary of these plans is set forth below:

  DEFINED BENEFIT PENSION PLANS

     The components of pension expense/(income) are set forth below:

                                                              YEAR ENDED NOVEMBER
                                                              --------------------
                                                              1996    1997    1998
                                                              ----    ----    ----
                                                                 (in millions)
Service cost, benefits earned during the period.............  $ 15    $ 15    $ 14
Interest cost on projected benefit obligation...............     8      10      11
Return on plan assets.......................................   (24)    (18)    (14)
Net amortization............................................    14       4      (1)
                                                              ----    ----    ----
          Total pension expense.............................  $ 13    $ 11    $ 10
                                                              ====    ====    ====
U.S. plans..................................................  $ (1)   $ (3)   $ (3)
International plans.........................................    14      14      13
                                                              ----    ----    ----
          Total pension expense.............................  $ 13    $ 11    $ 10
                                                              ====    ====    ====

     The weighted average assumptions used to develop net periodic pension cost and the actuarial present value of the projected benefit obligation are set forth below. The assumptions represent a weighted average of the assumptions used for the U.S. and international plans and are based on the economic environment of each applicable country.

                                                              YEAR ENDED NOVEMBER
                                                              --------------------
                                                              1996    1997    1998
                                                              ----    ----    ----
U.S. PLANS:
Discount rate...............................................  7.50%   7.50%   7.00%
Rate of increase in future compensation levels..............  5.00    5.00    5.00
Expected long-term rate of return on plan assets............  7.50    7.50    7.50
INTERNATIONAL PLANS:
Discount rate...............................................  5.70    5.70    5.00
Rate of increase in future compensation levels..............  5.30    5.30    4.75
Expected long-term rate of return on plan assets............  7.00    7.00    6.00

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

     The funded status of the qualified plans is set forth below:

                                                                YEAR ENDED
                                                                 NOVEMBER
                                                              --------------
                                                              1997     1998
                                                              ----     ----
                                                              (in millions)
Actuarial present value of vested benefit obligation........  $(149)   $(203)
                                                              -----    -----
Accumulated benefit obligation..............................   (151)    (207)
Effect of future salary increases...........................    (16)     (21)
                                                              -----    -----
Projected benefit obligation................................   (167)    (228)
Plan assets at fair market value............................    187      208
                                                              -----    -----
Projected benefit obligation less than/(greater than) plan
  assets....................................................     20      (20)
Unrecognized net loss.......................................      2       43
Unrecognized net transition gain............................    (20)     (18)
                                                              -----    -----
Prepaid pension cost, end of year...........................  $   2    $   5
                                                              =====    =====
PREPAID PENSION COST:
U.S. plans..................................................  $   2    $   5
International plans.........................................     --       --
                                                              -----    -----
Prepaid pension cost, end of year...........................  $   2    $   5
                                                              =====    =====

  POST-RETIREMENT PLANS

     The Firm has unfunded post-retirement benefit plans that provide medical and life insurance for eligible retirees, employees and dependents. The Firm's accrued post-retirement benefit liability was $50 million and $53 million as of November 1997 and November 1998, respectively. The Firm's expense for these plans was $6 million, $7 million and $6 million in the years ended 1996, 1997 and 1998, respectively.

  POST-EMPLOYMENT PLANS

     Post-employment benefits include, but are not limited to, salary continuation, supplemental unemployment benefits, severance benefits, disability-related benefits, and continuation of health care and life insurance coverage provided to former or inactive employees after employment but before retirement. The accrued but unfunded liability under the plans was $12 million and $10 million as of November 1997 and November 1998, respectively. The Firm's expense for these plans was $2 million in each of the fiscal years ended 1996, 1997 and 1998.

  DEFINED CONTRIBUTION PLANS

     The Firm contributes to employer sponsored U.S. and international defined contribution plans. The Firm's contribution to the U.S. plans was $39 million, $44 million and $48 million for the years ended 1996, 1997 and 1998, respectively. The Firm's contribution to the international plans was $7 million, $14 million and $10 million for the years ended 1996, 1997 and 1998, respectively.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

NOTE 8.  CAPITAL

  PARTNERS' CAPITAL

     Partners' capital includes both the general partner's and limited partners' capital and is subject to certain withdrawal restrictions. As of November 1998, the Firm had $6.31 billion in partners' capital. Managing directors that are participating limited partners in Group L.P. ("PLPs") who elect to retire are entitled to redeem their capital over a period of not less than five years following retirement, but often reinvest a significant portion of their capital as limited partners for longer periods. Partners' capital was reduced by $368 million in 1998 due to the termination of the Profit Participation Plans under which certain employees received payments based on the earnings of the Firm. Partners' capital allocated for income taxes and potential withdrawals represents management's estimate of net amounts currently distributable, primarily to the PLPs, under the Partnership Agreement, for items including, among other things, income taxes and capital withdrawals.

     Sumitomo Bank Capital Markets, Inc. ("SBCM"), a limited partner that had capital invested of approximately $834 million as of November 1998, may require Group L.P. to redeem its capital over a five-year period beginning no earlier than 2007. Kamehameha Activities Association ("KAA"), a limited partner that had capital invested of approximately $757 million as of November 1998, may require Group L.P. to redeem $391 million of its capital over a five-year period beginning no earlier than 2010 and $366 million of its capital over a five-year period beginning no earlier than 2013.

     Institutional Limited Partners (other than SBCM and KAA) had aggregate capital invested of $755 million as of November 1998. Group L.P. must repay these Institutional Limited Partners' capital as follows: $270 million in six equal annual installments commencing in December 2001, $257 million in March 2005, $146 million in November 2013 and $82 million in November 2023.

     Group L.P. may defer any required redemption of capital if the redemption would cause a subsidiary subject to regulatory authority to be in violation of the rules of such authority or if the withdrawal of funds to satisfy the redemption from an unregulated subsidiary would have a material effect on such subsidiary.

  REGULATED SUBSIDIARIES

     GS&Co. is a registered U.S. broker-dealer subsidiary, which is subject to the Securities and Exchange Commission's "Uniform Net Capital Rule", and has elected to compute its net capital in accordance with the "Alternative Net Capital Requirement" of that rule. As of November 1997 and November 1998, GS&Co. had regulatory net capital, as defined, of $1.77 billion and $3.25 billion, respectively, which exceeded the amounts required by $1.37 billion and $2.70 billion, respectively.

     GSI, a registered U.K. broker-dealer and subsidiary of Group L.P., is subject to the capital requirements of the Securities and Futures Authority Limited and GSJL, a Tokyo-based broker-dealer, is subject to the capital requirements of the Japanese Ministry of Finance and the Financial Supervisory Agency. As of November 1997 and November 1998, GSI and GSJL were in compliance with their local capital adequacy requirements.

     Certain other subsidiaries of the Firm are also subject to capital adequacy requirements promulgated by authorities of the countries in which they operate. As of November 1997 and November 1998, these subsidiaries were in compliance with their local capital adequacy requirements.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

NOTE 9.  GEOGRAPHIC DATA

     The Firm's activities as an investment banking and securities firm constitute a single business segment pursuant to SFAS No. 14 "Financial Reporting for Segments of a Business Enterprise".

     Due to the highly integrated nature of international financial markets, the Firm manages its business based on the profitability of the enterprise as a whole, not by geographic region. Accordingly, management believes that profitability by geographic region is not necessarily meaningful.

     The total revenues, net revenues, pre-tax earnings and identifiable assets of Group L.P. and its consolidated subsidiaries by geographic region are summarized below:

                                                           YEAR ENDED NOVEMBER
                                                      -----------------------------
                                                       1996       1997       1998
                                                       ----       ----       ----
                                                              (in millions)
TOTAL REVENUES:
Americas(1).........................................  $12,864    $15,091    $15,972
Europe..............................................    3,762      4,463      5,156
Asia................................................      663        879      1,350
                                                      -------    -------    -------
Total...............................................  $17,289    $20,433    $22,478
                                                      =======    =======    =======

NET REVENUES:
Americas(1).........................................  $ 4,397    $ 5,104    $ 5,436
Europe..............................................    1,355      1,739      2,180
Asia................................................      377        604        904
                                                      -------    -------    -------
Total...............................................  $ 6,129    $ 7,447    $ 8,520
                                                      =======    =======    =======

PRE-TAX EARNINGS:
Americas(1).........................................  $ 1,963    $ 2,061    $ 1,527
Europe..............................................      536        683        913
Asia................................................      107        270        481
                                                      -------    -------    -------
Total...............................................  $ 2,606    $ 3,014    $ 2,921
                                                      =======    =======    =======

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

                                                                 AS OF NOVEMBER
                                                       -----------------------------------
                                                         1996         1997         1998
                                                         ----         ----         ----
                                                                  (in millions)
IDENTIFIABLE ASSETS:
Americas(1)..........................................  $ 171,345    $ 206,312    $ 229,412
Europe...............................................     62,172       80,551      106,721
Asia.................................................      6,894       13,240       19,883
Eliminations.........................................    (88,365)    (121,702)    (138,636)
                                                       ---------    ---------    ---------
Total................................................  $ 152,046    $ 178,401    $ 217,380
                                                       =========    =========    =========

---------------
(1) Americas principally represents the United States.

NOTE 10.  QUARTERLY RESULTS (UNAUDITED)

                                                             YEAR ENDED NOVEMBER 1996
                                                       ------------------------------------
                                                        1ST       2ND       3RD       4TH
                                                        ---       ---       ---       ---
                                                                  (in millions)
Total revenues.......................................  $4,030    $4,656    $4,313    $4,290
Interest expense, principally on short-term
  funding............................................   2,566     2,986     2,845     2,763
                                                       ------    ------    ------    ------
Revenues, net of interest expense....................   1,464     1,670     1,468     1,527
Operating expenses...................................     899       961       879       784
                                                       ------    ------    ------    ------
Pre-tax earnings.....................................     565       709       589       743
Provision for taxes..................................      21        23        31       132
                                                       ------    ------    ------    ------
     Net earnings....................................  $  544    $  686    $  558    $  611
                                                       ======    ======    ======    ======

                                                             YEAR ENDED NOVEMBER 1997
                                                       ------------------------------------
                                                        1ST       2ND       3RD       4TH
                                                        ---       ---       ---       ---
                                                                  (in millions)
Total revenues.......................................  $4,932    $4,608    $5,957    $4,936
Interest expense, principally on short-term
  funding............................................   2,975     2,934     3,727     3,350
                                                       ------    ------    ------    ------
Revenues, net of interest expense....................   1,957     1,674     2,230     1,586
Operating expenses...................................   1,052     1,064     1,298     1,019
                                                       ------    ------    ------    ------
Pre-tax earnings.....................................     905       610       932       567
Provision for taxes..................................      44        99        60        65
                                                       ------    ------    ------    ------
     Net earnings....................................  $  861    $  511    $  872    $  502
                                                       ======    ======    ======    ======

                                                             YEAR ENDED NOVEMBER 1998
                                                       ------------------------------------
                                                        1ST       2ND       3RD       4TH
                                                        ---       ---       ---       ---
                                                                  (in millions)
Total revenues.......................................  $5,903    $6,563    $5,735    $4,277
Interest expense, principally on short-term
  funding............................................   3,431     3,574     3,591     3,362
                                                       ------    ------    ------    ------
Revenues, net of interest expense....................   2,472     2,989     2,144       915
Operating expenses...................................   1,450     1,952     1,389       808
                                                       ------    ------    ------    ------
Pre-tax earnings.....................................   1,022     1,037       755       107
Provision for taxes..................................     138       190       102        63
                                                       ------    ------    ------    ------
     Net earnings....................................  $  884    $  847    $  653    $   44
                                                       ======    ======    ======    ======

                                  UNDERWRITING

     Goldman Sachs and the underwriters for this Offering (the "Underwriters") named below have entered into an underwriting agreement with respect to the Notes. Subject to certain conditions, each Underwriter has severally agreed to purchase the number of Notes indicated in the following table. GS&Co. is the representative of the Underwriters.

                 Underwriters                      Principal Amount of Notes
                 ------------                      -------------------------
Goldman, Sachs & Co............................

                                                        --------------
          Total................................         $1,000,000,000
                                                        ==============

                            ------------------------

     Notes sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any Notes sold by the Underwriters to securities dealers may be sold at a discount
of up to $     per Note from the initial public offering price. Any such
securities dealers may resell any Notes purchased from the Underwriters to other brokers or dealers at a discount of up to $ per Note from the initial public offering price. If all the Notes are not sold at the initial offering price, the representative may change the offering price and the other selling terms.

     The Notes are a new issue of securities with no established trading market. Goldman Sachs does not plan to list the Notes on a securities exchange. Goldman Sachs has been advised by GS&Co. that GS&Co. intends to make a market in the Notes. Other affiliates of Goldman Sachs may also do so. Neither GS&Co. nor any other affiliate, however, is obligated to do so and any of them may discontinue market-making at any time without notice. No assurance can be given as to the liquidity or the trading market for the Notes.

     In connection with this Offering, the Underwriters may purchase and sell Notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater principal amount of Notes than they are required to purchase in this Offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Notes while this Offering is in progress.

     The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representative has repurchased Notes sold by or for the account of that Underwriter in stabilizing or short-covering transactions.

     These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the Notes. As a result, the price of the Notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may occur in the over-the-counter market or otherwise.

     GS&Co. has also informed Goldman Sachs that it does not expect sales made by the Underwriters in this Offering to accounts over which they exercise discretionary authority to exceed five percent of the aggregate initial offering price of the Notes. No such sales will be made without the prior written approval of the customer to which such account relates.

     Goldman Sachs estimates that its share of the total expenses of this Offering, exclud-
ing underwriting discounts and commissions, whether paid to GS&Co. or any other
Underwriter, will be approximately $          .

     Goldman Sachs has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     GS&Co. is a subsidiary of Goldman Sachs. Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. imposes certain requirements when an NASD member such as GS&Co. distributes an affiliated company's debt securities. GS&Co. has advised Goldman Sachs that this Offering will comply with the applicable requirements of Rule 2720.

-------------------------------------------------------
-------------------------------------------------------

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell or a solicitation of an offer to buy the securities it describes, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               ------------------

                               TABLE OF CONTENTS

                                        Page
                                        ----
Our Business Principles...............     2
Prospectus Summary....................     3
Risk Factors..........................    12
Use of Proceeds.......................    23
Pro Forma Consolidated Financial
  Information.........................    24
Capitalization........................    29
Selected Consolidated Financial
  Data................................    31
Recent Developments...................    33
Management's Discussion And Analysis
  of Financial Condition And Results
  of Operations.......................    34
Industry and Economic Outlook.........    57
Business..............................    60
Management............................    84
Principal Shareholders................    95
Certain Relationships and Related
  Transactions........................    96
Description of Notes We Are
  Offering............................   100
United States Taxation................   112
ERISA.................................   115
Validity of the Notes.................   115
Experts...............................   116
Available Information.................   116
Index to Consolidated Financial
  Statements..........................   F-1
Underwriting..........................   U-1

                               ------------------
     Through and including                , 1999 (the 40th day after the date of
this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

-------------------------------------------------------
-------------------------------------------------------
-------------------------------------------------------
-------------------------------------------------------

                                 $1,000,000,000

                               THE GOLDMAN SACHS
                                  GROUP, INC.

                                  % Notes due 200
                               ------------------

                              [GOLDMAN SACHS LOGO]

                               ------------------
                              GOLDMAN, SACHS & CO.
                       Representative of the Underwriters
            -------------------------------------------------------
            -------------------------------------------------------

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                       [Alternate Front Cover Page for Market-Making Prospectus]

                  Subject to Completion. Dated March 29, 1999.

                         THE GOLDMAN SACHS GROUP, INC.
[GOLDMAN SACHS LOGO]
                                    % Notes due 200

                            ------------------------

     The Goldman Sachs Group, Inc. will pay interest on the Notes on May 15 and November 15 of each year, beginning on November 15, 1999.

     Goldman Sachs will not be permitted to redeem the Notes before they mature, unless the principal amount of all outstanding Notes falls below $100,000,000. In that event, Goldman Sachs may redeem the remaining Notes in whole at any time, at a price equal to 100% of their principal amount plus accrued interest to the redemption date.

     The Notes are not listed for trading on any securities exchange.

     See "Risk Factors" beginning on page 12 to read about certain factors you should consider before investing in the Notes.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

     Goldman, Sachs & Co., a subsidiary of Goldman Sachs, will use this prospectus in connection with offers and sales of the Notes in market-making transactions. These transactions may occur in the open market or may be privately negotiated, at prices related to prevailing market prices at the time of sale or at negotiated prices. Goldman, Sachs & Co. may act as principal or agent in these transactions.

                              GOLDMAN, SACHS & CO.

                            ------------------------

                      Prospectus dated             , 1999.

                                   [Alternate Page for Market-Making Prospectus]

                              PLAN OF DISTRIBUTION

     GS&Co., a subsidiary of Goldman Sachs, will use this prospectus in connection with offers and sales of the Notes in market-making transactions from time to time. These transactions may occur in the open market or may be privately negotiated, at prices related to prevailing market prices at the time of sale or at negotiated prices. In these transactions, GS&Co. may act as principal or agent, including as agent for the counterparty in a transaction in which GS&Co. acts as principal or as agent for both counterparties in a transaction in which GS&Co. does not act as principal. GS&Co. may receive compensation in the form of discounts and commissions, including from both counterparties in some transactions.

     Other affiliates of Goldman Sachs may also engage in transactions of this kind and may use this prospectus for this purpose. Neither GS&Co. nor any other affiliate of Goldman Sachs, however, is obligated to make a market in the Notes and may stop doing so at any time without notice.

     Goldman Sachs does not expect to receive the proceeds from market-making transactions. Goldman Sachs does not expect GS&Co. or any other affiliate that engages in these transactions to pay the proceeds from their market-making resales to Goldman Sachs.

     GS&Co. does not expect the amount of Notes held, as a result of market-making resales, by accounts over which it exercises discretionary authority to exceed, at any time, five percent of the aggregate initial offering price of the Notes.

     GS&Co. acted as the lead underwriter in connection with the original Offering and sale of the Notes and received underwriting compensation in the
form of a discount totaling approximately $          .

     In this prospectus the term "Offering" means the initial offering of the Notes, which occurred in connection with their original issuance on
               , 1999. This term does not refer to any subsequent resale of the Notes by GS&Co. or other affiliates in market-making transactions.

-------------------------------------------------------
-------------------------------------------------------

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell or a solicitation of an offer to buy the securities it describes, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               ------------------

                               TABLE OF CONTENTS

                                        Page
                                        ----
Our Business Principles...............     2
Prospectus Summary....................     3
Risk Factors..........................    12
Use of Proceeds.......................    23
Pro Forma Consolidated Financial
  Information.........................    24
Capitalization........................    29
Selected Consolidated Financial
  Data................................    31
Recent Developments...................    33
Management's Discussion And Analysis
  of Financial Condition And Results
  of Operations.......................    34
Industry and Economic Outlook.........    57
Business..............................    60
Management............................    84
Principal Shareholders................    95
Certain Relationships and Related
  Transactions........................    96
Description of Notes We Are
  Offering............................   100
United States Taxation................   112
ERISA.................................   115
Validity of the Notes.................   115
Experts...............................   116
Available Information.................   116
Index to Consolidated Financial
  Statements..........................   F-1
Plan of Distribution..................   U-1

                               ------------------

     Through and including           , 1999 (the 40th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

-------------------------------------------------------
-------------------------------------------------------
                                                      [Alternate Back Cover Page
                                                   for Market-Making Prospectus]
-------------------------------------------------------
-------------------------------------------------------

                               THE GOLDMAN SACHS
                                  GROUP, INC.

                                % Notes due 200

                               ------------------

                              [GOLDMAN SACHS LOGO]

                               ------------------

                              GOLDMAN, SACHS & CO.

            -------------------------------------------------------

            -------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is a statement of the expenses (all of which are estimated other than the SEC registration fee and the NASD fees), other than underwriting discounts and commissions, to be incurred in connection with the distribution of the securities registered under this registration statement.

                                                                AMOUNT
                                                              TO BE PAID
                                                              ----------
Securities and Exchange Commission registration fee.........   $278,000
NASD fees...................................................     30,500
Legal fees and expenses.....................................      *
Fees and expenses of qualification under state securities
  laws (including legal fees)...............................     10,000
Accounting fees and expenses................................      *
Printing and engraving fees.................................      *
Rating agency fees..........................................      *
Trustee's fees and expenses.................................      *
Miscellaneous...............................................      *
                                                               --------
     Total..................................................   $  *
                                                               ========

---------------
* To be completed by amendment.

  ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the registrant. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. Section 6.4 of the registrant's By-Laws provides for indemnification by the registrant of any director or officer (as such term is defined in the By-Laws) of the registrant, or who is or was a director of any of its Subsidiaries, is or was a member of the Shareholders' Committee acting pursuant to the Shareholders' Agreement (as defined in the prospectus included in this registration statement) or, at the request of the registrant, is or was serving as a director or officer of, or in any other capacity for, any other enterprise, to the fullest extent permitted by law. The By-Laws also provide that the registrant shall advance expenses to a director or officer and, if reimbursement of such expenses is demanded in advance of the final disposition of the matter with respect to which such demand is being made, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the registrant. To the extent authorized from time to time by the Board of Directors of the registrant, the registrant may provide to any one or more employees of the registrant one or more officers, employees and other agents of any subsidiary or one or more directors, officers, employees and other agents of any other enterprise, rights of indemnification and to receive payment or reimbursement of expenses, including attorneys' fees, that are similar to the rights conferred in the By-Laws of the registrant on directors and officers of the registrant or any subsidiary or other enterprise. The By-Laws do not limit the power of the registrant or its Board of Directors to provide other indemnification and expense reimbursement rights to directors, officers, employees, agents and other persons otherwise than pursuant to the By-Laws. The registrant intends to enter into agreements with certain directors, officers and employees who are asked to serve in specified capacities at subsidiaries and other entities.

     The registrant will enter into agreements to provide indemnification to its directors and certain officers. These agreements are in addition to the registrant's indemnification obligations under its By-Laws. These agreements, among other things, will indemnify the registrant's directors and certain officers to the fullest extent permitted by law for certain expenses (including attorneys' fees) and all losses, claims, liabilities, judgments, fines and settlement amounts incurred by such person arising out of or in connection with such person's service as a director or officer of the registrant with respect to the Incorporation Transactions (as defined in the prospectus included in this registration statement) and the Common Stock Offering (as defined in the prospectus included in the registration statement).

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or
(iv) for any transaction from which the director derived an improper personal benefit. The registrant's Amended and Restated Certificate of Incorporation provides for such limitation of liability.

     Policies of insurance are maintained by the registrant under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

     Reference is also made to Section 9 of the Underwriting Agreement filed as
Exhibit 1.1 to the registration statement for information concerning the Underwriters' obligation to indemnify the registrant and its officers and directors in certain circumstances.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     As part of the Incorporation Transactions, the registrant will enter into definitive binding agreements to issue: (i) shares of the registrant's common stock, par value $.01 per share (the "Common Stock"), to certain profit participating limited partners (the "PLPs") of The Goldman Sachs Group, L.P. ("Group L.P.") in exchange for all of the PLPs' interests in Group L.P. and certain other entities; (ii) shares of Common Stock and 12% junior subordinated debentures (the "Junior Subordinated Debentures") of the registrant to certain retired limited partners (the "RLPs") of Group L.P. in exchange for all of such limited partners' interests in Group L.P. and certain other entities; (iii) shares of Common Stock and shares of the registrant's nonvoting common stock, par value $.01 per share ("Nonvoting Common Stock") to Sumitomo Bank Capital Markets, Inc. ("SBCM"); and (iv) shares of Common Stock to Kamehameha Activities Association ("KAA"). Also simultaneously with the Common Stock Offering (as defined in the prospectus included in this registration statement), the registrant will make awards of restricted stock units and/or stock options to substantially all of its employees and will make an irrevocable contribution of Common Stock to a nonqualified defined contribution plan. The offering and sale of the shares of Common Stock, Junior Subordinated Debentures and Nonvoting Common Stock to the PLPs, RLPs, SBCM and KAA will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), because they will have been offered and sold in transactions either exempt from registration under the Securities Act pursuant to Section 4(2) and Rule 506 thereunder or outside the United States to persons who are not citizens or residents of the United States in reliance upon Regulation S under the Securities Act. The foregoing employee awards and contribution of Common Stock will not be registered under the Securities Act because the awards and contribution either will not involve an offer or sale for purposes of Section 2(a)(3) of the Securities Act or will be offered and sold in transactions exempt from registration under the Securities Act pursuant to Section 4(2) and Rule 506 thereunder.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS

  1.1  Form of Underwriting Agreement.*
  2.1  Plan of Incorporation.*
  3.1  Form of Amended and Restated Certificate of Incorporation of
       the registrant.*
  3.2  By-Laws of the registrant.*
  4.1  Form of Indenture between the registrant and
                      .
  4.2  Form of debt securities of the registrant (included in
       Exhibit 4.1).
  5.1  Opinion of Sullivan & Cromwell, counsel to the registrant.*
 10.1  Lease, dated June 11, 1985, between Metropolitan Life
       Insurance Company and Goldman, Sachs & Co.**
 10.2  Lease, dated April 5, 1994, between The Chase Manhattan Bank
       (National Association) and The Goldman Sachs Group, L.P.
       ("Group L.P."), as amended.**
 10.3  Lease, dated as of August 22, 1997, between Ten Hanover LLC and Group L.P.**
 10.4  Lease, dated as of July 16, 1998, between TCC Acquisition
       Corp. and Group L.P.**
 10.5  Agreement for Lease, dated April 2, 1998, among (i) JC No. 3
       (UK) Limited and Fleet Street Square Management Limited
       trading as Fleet Street Partnership, (ii) Goldman Sachs
       International ("GSI"), (iii) Restamove Limited, (iv) Group
       L.P. and (v) Itochu Corporation.**
 10.6  Annexure 1 to Agreement for Lease, dated April 2, 1998, among (i) JC No. 3 (UK) Limited and Fleet Street Square
       Management Limited trading as Fleet Street Partnership, (ii)
       GSI, (iii) Restamove Limited, (iv) Group L.P. and (v) Itochu
       Corporation (Form of Occupational Lease among (i) JC No. 3
       (UK) Limited and Fleet Street Square Management Limited
       trading as Fleet Street Partnership, (ii) GSI and (iii)
       Group L.P.).**
 10.7  Agreement relating to Developer's Fit Out Works to be carried out at 120 Fleet Street, London, dated April 2,
       1998, among (i) JC No. 3 (UK) Limited and Fleet Street
       Square Management Limited, (ii) Goldman Sachs Property
       Management, (iii) Itochu Corporation and (iv) Group L.P.**
 10.8  Agreement relating to One Carter Lane, London EC4, dated
       March 25, 1998, among Britel Fund Trustees Limited, GSI,
       Group L.P., English Property Corporation plc and MEPC plc.**
 10.9  Fit Out Works Agreement relating to One Carter Lane, London
       EC4, dated March 25, 1998, among Britel Fund Trustees
       Limited, GSI, Goldman Sachs Property Management, Group L.P.,
       English Property Corporation plc and MEPC plc.**
10.10  Underlease of premises known as One Carter Lane, London EC4, dated September 9, 1998, among Britel Fund Trustees Limited,
       GSI and Group L.P.**

10.11  Lease, dated March 5, 1994, among Shine Hill Development
       Limited, Shine Belt Limited, Fair Page Limited, Panhy
       Limited, Maple Court Limited and Goldman Sachs (Asia)
       Finance, as amended.**
10.12  Guarantee, dated November 17, 1993, between Shine Hill
       Development Limited and Group L.P.**
10.13  Agreement for Lease, dated November 29, 1998, between Turbo
       Top Limited and Goldman Sachs (Asia) Finance.**
10.14  Summary of Tokyo Leases.*
10.15  The Goldman Sachs 1999 Stock Incentive Plan.*
10.16  The Goldman Sachs Defined Contribution Plan.*
10.17  Trust Agreement.*
10.18  The Goldman Sachs Partner Compensation Plan.*
10.19  Form of Employment Agreement.*
10.20  Form of Agreement Relating to Noncompetition and Other
       Covenants.*
10.21  Form of Pledge Agreement.*
10.22  Award Agreement (Formula RSUs).*
10.23  Award Agreement (Discretionary RSUs).*
10.24  Form of Option Agreement (Discretionary Options).*
10.25  Form of Tax Indemnification Agreement, dated as of
                 , 1999, by and among GS Inc. and various parties.*
10.26  Shareholders' Agreement, dated as of           , 1999, among
       GS Inc. and various parties.*
10.27  Instrument of Indemnification.*
10.28  Form of Indemnification Agreement.*
 12.1  Statement re computation of ratios of earnings to fixed charges.
 21.1  List of subsidiaries of Group L.P.**
 23.1  Consent of PricewaterhouseCoopers LLP.
 23.2  Consent of Sullivan & Cromwell, counsel to the registrant
       (included in Exhibit 5.1 above).*
 23.3  Consent of Securities Data Company.
 24.1  Powers of Attorney (included on signature page).
 25.1  Statement of Eligibility of Trustee.*
 27.1  Financial Data Schedule.

---------------
 *  To be filed by amendment.

** Incorporated herein by reference to the corresponding exhibit to the registrant's registration statement on Form S-1 (No. 333-74449).

     (B) FINANCIAL STATEMENT SCHEDULES

     Condensed financial information of Group L.P. and report of PricewaterhouseCoopers LLP thereon.

ITEM 17.  UNDERTAKINGS

     (A) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (B) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (C) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on the 29th day of March, 1999.

                                          THE GOLDMAN SACHS GROUP, INC.

                                          By: /s/   DAVID A. VINIAR
                                            ------------------------------------
                                          Name: David A. Viniar
                                          Title:  Chief Financial Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Thain, Robert J. Katz, Gregory K. Palm and David A. Viniar and each of them severally, his true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the U.S. Securities Act of 1933 (the "Securities Act"), and any rules, regulations and requirements of the U.S. Securities and Exchange Commission (the "Commission") in connection with the registration under the Securities Act of the debt securities of the registrant, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name in his respective capacity as a member of the Board of Directors or officer of the registrant, this registration statement and/or such other form or forms as may be appropriate to be filed with the Commission as any of them may deem appropriate in respect of the debt securities of the registrant, to any and all amendments thereto (including post-effective amendments) to this registration statement, to any related Rule 462(b) registration statement and to any other documents filed with the Commission, as fully for all intents and purposes as he might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting alone, and his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 29, 1999:

                        TITLE                                              SIGNATURE
                        -----                                              ---------

Director and Co-Chairman of the Board
                                                         ----------------------------------------------
                                                                         Jon S. Corzine

Director, Co-Chairman of the Board and
  Chief Executive Officer
  (Principal Executive Officer)                                    /s/ HENRY M. PAULSON, JR.
                                                         ----------------------------------------------
                                                                     Henry M. Paulson, Jr.


                        TITLE                                              SIGNATURE
                        -----                                              ---------
Director and Vice Chairman                                            /s/ ROBERT J. HURST
                                                         ----------------------------------------------
                                                                        Robert J. Hurst

Director, President and Chief Operating Officer                        /s/ JOHN A. THAIN
                                                         ----------------------------------------------
                                                                         John A. Thain

Director, President and Chief Operating Officer                       /s/ JOHN L. THORNTON
                                                         ----------------------------------------------
                                                                        John L. Thornton

Director                                                              /s/ JOHN L. WEINBERG
                                                         ----------------------------------------------
                                                                        John L. Weinberg

Chief Financial Officer
  (Principal Financial Officer)                                       /s/ DAVID A. VINIAR
                                                         ----------------------------------------------
                                                                        David A. Viniar

Principal Accounting Officer                                           /s/ SARAH G. SMITH
                                                         ----------------------------------------------
                                                                         Sarah G. Smith

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners,
The Goldman Sachs Group, L.P.:

In connection with our audits of the consolidated financial statements of The Goldman Sachs Group, L.P. and Subsidiaries as of November 27, 1998 and November 28, 1997, and the three fiscal years in the period ended November 27, 1998, which financial statements are included on pages F-3 to F-23 of this Form S-1, we have also audited the financial statement schedule listed in Item 16(b) herein.

In our opinion, the financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

/s/ PricewaterhouseCoopers LLP

New York, New York
January 22, 1999.

                                                                     SCHEDULE IV

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                         THE GOLDMAN SACHS GROUP, L.P.
             CONDENSED STATEMENTS OF EARNINGS (PARENT COMPANY ONLY)

                                                                   YEAR ENDED NOVEMBER
                                                              -----------------------------
                                                               1996       1997       1998
                                                               ----       ----       ----
                                                                      (in millions)
REVENUES:
Equity earnings of subsidiaries.............................  $ 2,184    $ 2,378    $ 1,780
Principal investments.......................................      208        339        540
Interest income, principally from affiliates................    2,602      2,943      4,369
                                                              -------    -------    -------
     Total revenues.........................................    4,994      5,660      6,689
Interest expense, principally on short-term funding.........    2,547      2,858      4,201
                                                              -------    -------    -------
     Revenues, net of interest expense......................    2,447      2,802      2,488
OPERATING EXPENSES:
Compensation and benefits...................................       13         12          9
Other.......................................................       33         29         43
                                                              -------    -------    -------
     Total operating expenses...............................       46         41         52
Pre-tax earnings............................................    2,401      2,761      2,436
Provision for unincorporated business taxes.................        2         15          8
                                                              -------    -------    -------
Net earnings................................................  $ 2,399    $ 2,746    $ 2,428
                                                              =======    =======    =======

                  See note to condensed financial statements.

                                                                     SCHEDULE IV

                         THE GOLDMAN SACHS GROUP, L.P.

       CONDENSED STATEMENTS OF FINANCIAL CONDITION (PARENT COMPANY ONLY)

                                                                AS OF NOVEMBER
                                                              ------------------
                                                               1997       1998
                                                               ----       ----
                                                                (in millions)
ASSETS:
Cash and cash equivalents...................................  $     4    $    11
Financial instruments owned, at fair value..................    1,896      2,147
Receivables from affiliates.................................   23,767     33,562
Subordinated loan receivables from affiliates...............    6,889      8,668
Investment in subsidiaries..................................    5,005      5,077
Other.......................................................      434      1,123
                                                              -------    -------
                                                              $37,995    $50,588
                                                              =======    =======
LIABILITIES AND NET WORTH:
Short-term borrowings, including commercial paper...........  $16,597    $23,364
Payables to affiliates......................................      119      1,679
Other.......................................................      137        147
Long-term borrowings:
  With third parties........................................   14,290     18,584
  With affiliates...........................................      315        430
                                                              -------    -------
                                                               31,458     44,204
Partners' capital allocated for income taxes and potential
  withdrawals...............................................      430         74
Partners' capital...........................................    6,107      6,310
                                                              -------    -------
                                                              $37,995    $50,588
                                                              =======    =======

                  See note to condensed financial statements.

                                                                     SCHEDULE IV

                         THE GOLDMAN SACHS GROUP, L.P.

            CONDENSED STATEMENTS OF CASH FLOWS (PARENT COMPANY ONLY)

                                                                   YEAR ENDED NOVEMBER
                                                              -----------------------------
                                                               1996       1997       1998
                                                               ----       ----       ----
                                                                      (in millions)
Cash flows from operating activities:
  Net earnings..............................................  $ 2,399    $ 2,746    $ 2,428
  Non-cash items included in net earnings:
    Equity in earnings of subsidiaries......................   (2,184)    (2,378)    (1,780)
    Depreciation and amortization...........................       25         19         35
  Changes in operating assets and liabilities:
  Financial instruments owned, at fair value................     (110)      (395)        (8)
  Other, net................................................      (43)       (98)      (501)
                                                              -------    -------    -------
    Net cash provided by/(used for) operating activities....       87       (106)       174
                                                              -------    -------    -------
Cash flows from investing activities:
  Financial instruments owned, at fair value................      126       (331)      (243)
  Receivables from affiliates, net..........................   (1,476)    (4,320)    (8,235)
  Subordinated loan receivables from affiliates.............     (480)    (1,528)    (1,779)
  Investment in subsidiaries................................    2,031      2,147      1,362
  Property, leasehold improvements and equipment............       (1)        (4)      (145)
                                                              -------    -------    -------
    Net cash provided by/(used for) investing activities....      200     (4,036)    (9,040)
                                                              -------    -------    -------
Cash flows from financing activities:
  Short-term borrowings, net................................      496         39      2,586
  Issuance of long-term borrowings..........................    4,636      7,498     10,289
  Repayment of long-term borrowings.........................   (3,886)    (1,005)    (1,698)
  Capital contributions.....................................        4         89          9
  Returns on capital and certain distributions to
    partners................................................     (473)      (557)      (619)
  Termination of the Profit Participation Plan..............       --         --        (21)
  Partners' capital allocated for income taxes and potential
    withdrawals, net........................................   (1,017)    (2,034)    (1,673)
                                                              -------    -------    -------
    Net cash (used for)/provided by financing activities....     (240)     4,030      8,873
                                                              -------    -------    -------
  Net increase/(decrease) in cash and cash equivalents......       47       (112)         7
Cash and cash equivalents, beginning of year................       69        116          4
                                                              -------    -------    -------
Cash and cash equivalents, end of year......................  $   116    $     4    $    11
                                                              =======    =======    =======

SUPPLEMENTAL DISCLOSURES:

Cash payments for interest approximated the related expense for each of the fiscal periods presented. Payments of unincorporated business taxes were not material.

Cash payments of $347 million related to the termination of the Profit Participation Plans in 1998 were paid by Group L.P.'s subsidiaries and were excluded from the condensed statement of cash flows above as these payments represented non-cash items to Group L.P.

                  See note to condensed financial statements.

                                                                     SCHEDULE IV

                         THE GOLDMAN SACHS GROUP, L.P.

          NOTE TO CONDENSED FINANCIAL STATEMENTS (PARENT COMPANY ONLY)

NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

     The condensed unconsolidated financial statements of The Goldman Sachs Group, L.P. ("Group L.P.") should be read in conjunction with the consolidated financial statements of The Goldman Sachs Group, L.P. and Subsidiaries and the footnotes thereto. Certain reclassifications have been made to prior year amounts to conform to the current presentation.

     Investment in subsidiaries is accounted for using the equity method.

     The condensed unconsolidated financial statements have been prepared in accordance with generally accepted accounting principles that require management to make estimates and assumptions regarding investment valuations, partner retirements, the outcome of pending litigation and other matters that affect the condensed unconsolidated financial statements and related disclosures. These estimates and assumptions are based on judgment and available information and, consequently, actual results could be materially different from these estimates.

                               INDEX TO EXHIBITS

                                                                        SEQUENTIALLY
EXHIBIT                                                                   NUMBERED
  NO.                             DESCRIPTION                               PAGE
-------   ------------------------------------------------------------  ------------
  1.1     Form of Underwriting Agreement.*
  2.1     Plan of Incorporation.*
  3.1     Form of Amended and Restated Certificate of Incorporation of
          the registrant.*
  3.2     By-Laws of the registrant.*
  4.1     Form of Indenture between the registrant and
                         .
  4.2     Form of debt securities of the registrant (included in
          Exhibit 4.1).
  5.1     Opinion of Sullivan & Cromwell, counsel to the registrant.*
 10.1     Lease, dated June 11, 1985, between Metropolitan Life
          Insurance Company and Goldman, Sachs & Co.**
 10.2     Lease, dated April 5, 1994, between The Chase Manhattan Bank
          (National Association) and The Goldman Sachs Group, L.P.
          ("Group L.P."), as amended.**
 10.3     Lease, dated as of August 22, 1997, between Ten Hanover LLC and Group L.P.**
 10.4     Lease, dated as of July 16, 1998, between TCC Acquisition
          Corp. and Group L.P.**
 10.5     Agreement for Lease, dated April 2, 1998, among (i) JC No. 3
          (UK) Limited and Fleet Street Square Management Limited
          trading as Fleet Street Partnership, (ii) Goldman Sachs
          International ("GSI"), (iii) Restamove Limited, (iv) Group
          L.P. and (v) Itochu Corporation.**
 10.6     Annexure 1 to Agreement for Lease, dated April 2, 1998,
          among (i) JC No. 3 (UK) Limited and Fleet Street Square
          Management Limited trading as Fleet Street Partnership, (ii)
          GSI, (iii) Restamove Limited, (iv) Group L.P. and (v) Itochu
          Corporation (Form of Occupational Lease among (i) JC No. 3
          (UK) Limited and Fleet Street Square Management Limited
          trading as Fleet Street Partnership, (ii) GSI and (iii)
          Group L.P.).**
 10.7     Agreement relating to Developer's Fit Out Works to be
          carried out at 120 Fleet Street, London, dated April 2,
          1998, among (i) JC No. 3 (UK) Limited and Fleet Street
          Square Management Limited, (ii) Goldman Sachs Property
          Management, (iii) Itochu Corporation and (iv) Group L.P.**
 10.8     Agreement relating to One Carter Lane, London EC4, dated
          March 25, 1998, among Britel Fund Trustees Limited, GSI,
          Group L.P., English Property Corporation plc and MEPC plc.**
 10.9     Fit Out Works Agreement relating to One Carter Lane, London
          EC4, dated March 25, 1998, among Britel Fund Trustees
          Limited, GSI, Goldman Sachs Property Management, Group L.P.,
          English Property Corporation plc and MEPC plc.**
 10.10    Underlease of premises known as One Carter Lane, London EC4, dated September 9, 1998, among Britel Fund Trustees Limited,
          GSI and Group L.P.**
 10.11    Lease, dated March 5, 1994, among Shine Hill Development
          Limited, Shine Belt Limited, Fair Page Limited, Panhy
          Limited, Maple Court Limited and Goldman Sachs (Asia)
          Finance, as amended.**
 10.12    Guarantee, dated November 17, 1993, between Shine Hill
          Development Limited and Group L.P.**
 10.13    Agreement for Lease, dated November 29, 1998, between Turbo
          Top Limited and Goldman Sachs (Asia) Finance.**
 10.14    Summary of Tokyo Leases.*
 10.15    The Goldman Sachs 1999 Stock Incentive Plan.*
 10.16    The Goldman Sachs Defined Contribution Plan.*

                                                                        SEQUENTIALLY
EXHIBIT                                                                   NUMBERED
  NO.                             DESCRIPTION                               PAGE
-------   ------------------------------------------------------------  ------------
 10.17    Trust Agreement.*
 10.18    The Goldman Sachs Partner Compensation Plan.*
 10.19    Form of Employment Agreement.*
 10.20    Form of Agreement Relating to Noncompetition and Other
          Covenants.*
 10.21    Form of Pledge Agreement.*
 10.22    Award Agreement (Formula RSUs).*
 10.23    Award Agreement (Discretionary RSUs).*
 10.24    Form of Option Agreement (Discretionary Options).*
 10.25    Form of Tax Indemnification Agreement, dated as of
                      , 1999, by and among GS Inc. and various
          parties.*
 10.26    Shareholders' Agreement, dated as of             , 1999,
          among GS Inc. and various parties.*
 10.27    Instrument of Indemnification.*
 10.28    Form of Indemnification Agreement.*
 12.1     Statement re computation of ratios of earnings to fixed
          charges.
 21.1     List of subsidiaries of Group L.P.**
 23.1     Consent of PricewaterhouseCoopers LLP.
 23.2     Consent of Sullivan & Cromwell, counsel to the registrant
          (included in Exhibit 5.1 above).*
 23.3     Consent of Securities Data Company.
 24.1     Powers of Attorney (included on signature page).
 25.1     Statement of Eligibility of Trustee.*
 27.1     Financial Data Schedule.

---------------

*  To be filed by amendment.

** Incorporated herein by reference to the corresponding exhibit to the registrant's registration statement on Form S-1 (No. 333-74449).